                       $776,373,000 CLASS A CERTIFICATES

               HOUSEHOLD REVOLVING HOME EQUITY LOAN TRUST 1996-2
      REVOLVING HOME EQUITY LOAN ASSET BACKED CERTIFICATES, SERIES 1996-2

                         HOUSEHOLD FINANCE CORPORATION
                                MASTER SERVICER
                            ------------------------


    The Revolving Home Equity Loan Asset Backed Certificates, Series 1996-2 represent undivided interests in the Household Revolving Home Equity Loan Trust 1996-2 (the "Trust") consisting of, among other things, a pool of home equity revolving credit line loans made or to be made in the future (the "Mortgage Loans") under certain revolving home equity credit line loan agreements. See "Prospectus Summary -- Trust". The Initial Mortgage Loans (as defined herein) are secured by mortgages (the "Mortgages") (of which approximately 29.62% by principal balance are first mortgages, 70.02% by principal balance are second mortgages and the remainder are third mortgages) on residential properties that are primarily one- to four-family properties. Only a single class of Series 1996-2 certificates is being offered hereby (the "Class A Certificates", also referred to herein as the "Certificates"). The aggregate undivided interest in the Trust represented by the Certificates will initially be equal to $776,373,000, which is 97.50% of the sum of the Cut-Off Balances of the Initial Mortgage Loans (as defined herein) and will decline as principal is paid to the Certificateholders, except as otherwise provided herein. Since principal payments to the Certificateholders will vary depending upon the amount of principal collected on the Mortgage Loans as well as other factors, the Certificates do not have a stated maturity date. See "Maturity and Prepayment Considerations". The Trust, however, will terminate on the Distribution Date (as defined herein) in February 2018 even if the Certificateholders have not been paid in full in which event the Certificateholders will suffer a loss. See "Description of the Certificates -- Termination; Retirement of the Certificates". The remaining undivided interest in the Trust not represented by the Certificates (the "Seller Interest") will initially be equal to $19,907,720.37, which is 2.50% of the sum of the Cut-Off Balances of the Initial Mortgage Loans.

    The Trust will be created pursuant to a pooling and servicing agreement dated as of November 1, 1996 (the "Agreement") among HFC Revolving Corporation, as seller (the "Seller"), Household Finance Corporation, as master servicer (the "Master Servicer" or "HFC"), and The First National Bank of Chicago, as trustee (the "Trustee").
    Distributions of principal and interest on the Certificates will be made to the extent described herein on the 20th day of each month or, if such day is not a Business Day, on the next succeeding Business Day (the "Distribution Date") beginning December 20, 1996. On each Distribution Date, holders of the Certificates will be entitled to receive, from and to the limited extent of funds available in the Collection Account (as defined herein), distributions with respect to interest and principal paid on the Mortgage Loans calculated as set forth herein. The Certificates are not guaranteed by HFC or any affiliate thereof. However, the Certificates will have the benefit of an irrevocable and unconditional financial guaranty insurance policy (the "Policy") in the initial amount of $450,000,000 issued by Capital Markets Assurance Corporation (the "Certificate Insurer"). The Policy will be available to protect Certificateholders against shortfalls in amounts to be distributed at the times and to the extent described herein. See "Description of the Certificates -- The Policy" herein.
    There is currently no secondary market for the Certificates. The Underwriters intend to make a secondary market in the Certificates but have no obligation to do so. See "Risk Factors" and "Underwriting" herein.
    Application will be made to list the Certificates on the Luxembourg Stock Exchange.
                            ------------------------

     FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE
              CERTIFICATES, SEE "RISK FACTORS" ON PAGE 24 HEREIN.
                            ------------------------
THE CERTIFICATES REPRESENT BENEFICIAL INTERESTS IN THE TRUST ONLY AND DO NOT REPRESENT INTERESTS IN OR OBLIGATIONS OF HFC REVOLVING CORPORATION,
     HOUSEHOLD FINANCE CORPORATION OR ANY AFFILIATE THEREOF, EXCEPT TO
        THE EXTENT DESCRIBED HEREIN. NEITHER THE CERTIFICATES NOR
            THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY
                GOVERNMENTAL AGENCY.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SUCH
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------


                                                     PRICE TO         UNDERWRITING        PROCEEDS TO
                                                     PUBLIC(1)         DISCOUNT(2)       SELLER(2)(3)
                                                 -----------------  -----------------  -----------------
Per Certificate................................        100%               0.25%             99.75%
Total..........................................    $776,373,000        $1,940,933        $774,432,067


------------

    (1) Plus accrued interest, if any, from November 26, 1996.

    (2) The Seller and HFC have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
    (3) Before deducting expenses estimated to be $800,000.
                            ------------------------


    The Certificates are offered subject to prior sale and subject to the Underwriters' right to reject orders in whole or in part. It is expected that delivery of such Certificates will be made in book-entry form only through the facilities of The Depository Trust Company, Cedel Bank, societe anonyme, and the Euroclear System on or about November 26, 1996.

                            ------------------------
MORGAN STANLEY & CO.
           Incorporated
                  GOLDMAN, SACHS & CO.
                                   LEHMAN BROTHERS
                                                MERRILL LYNCH & CO.
                            ------------------------

The date of this Prospectus is November 20, 1996.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE SELLER, HFC OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE SELLER, HFC OR THE TRUST SINCE SUCH DATE.

     UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL DEALERS EFFECTING TRANSACTIONS IN THE CERTIFICATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CERTIFICATES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     The address and telephone number of the Seller, the originator of the Trust, is 2700 Sanders Road, Prospect Heights, Illinois 60070, (847) 564-6335.

                             AVAILABLE INFORMATION

     The Seller, as originator of the Trust, has filed a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") with respect to the Certificates offered pursuant to this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement and the exhibits thereto. For further information, reference is made to the Registration Statement and amendments thereof and to exhibits thereto, which are available for inspection without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at Seven World Trade Center, New York, New York 10048 and at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, or through the Web site maintained by the Commission at (http://www.sec.gov). Copies of the Registration Statement, the amendments thereof and the exhibits thereto, may be obtained from the Commission at prescribed rates.

     The Certificate Insurer is regulated by the Superintendent of Insurance of the State of New York. Copies of the Certificate Insurer's financial statements prepared in accordance with statutory accounting standards, which differ from generally accepted accounting principles, are filed with and available from the Insurance Department of the State of New York at prescribed rates. See "Description of the Certificate Insurer."

                             FINANCIAL INFORMATION
     The Seller has determined that its financial statements are not material to the offering made hereby.
     The Trust will be formed to hold the Mortgage Loans and to issue the Certificates. The Trust will have no assets or obligations prior to the issuance of the Certificates and will engage in no activities other than those described herein. Accordingly, no financial statements with respect to the Trust are included in this Prospectus.

                       REPORTS TO THE CERTIFICATEHOLDERS
     Unless and until Replacement Certificates (as defined herein) are issued, the Trust will provide to CEDE & Co., as nominee of The Depository Trust Company ("DTC") and registered holder of the Certificates, the Luxembourg Paying Agent, if any, and, upon request, to Participants (as defined herein), monthly and annual reports concerning the Certificates pursuant to the Pooling and Servicing Agreement. See "Description of the Certificates -- Reports to Certificateholders" and "-- Evidence as to Compliance" herein. Such reports may be made available to the owners of the Certificates (the "Certificate Owners") upon request to their Participants. Such reports will not constitute financial statements prepared in accordance with generally accepted accounting principles. The Trust does not intend to provide any financial information to any holder of the Certificates which has been examined and reported upon, with an opinion expressed, by an independent public accountant. The Master Servicer, on behalf of the Trust, intends to register the Certificates under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and will file with the Commission such periodic reports with respect to the Trust as are required by the 1934 Act, and the rules, regulations or orders of the Commission thereunder.

                               TABLE OF CONTENTS

                        CAPTION                         PAGE
------------------------------------------------------------
Prospectus Summary......................................    4
Risk Factors............................................   24
  Limited Liquidity.....................................   24
  Difficulty in Pledging................................   24
  Potential Delays in Receipt of Distributions..........   24
  Borrower's Ability to Repay; Nature of Security;
    Property Values.....................................   24
  Cash Flow Variances; Collection Issues................   24
  Prepayment Considerations.............................   25
  Certificate Rating....................................   25
  Ability to Change Terms of the Mortgage Loans.........   25
  Collateral Position; Legal Considerations.............   26
  Insolvency Considerations; Treatment of Transaction;
    Perfection Issues...................................   27
  No Gross-Up for Withholding Tax.......................   28
The Seller and Subservicers.............................   28
The Master Servicer.....................................   28
Use of Proceeds.........................................   29
The HFC Revolving Home Equity Lending Program...........   29
  General...............................................   29
  Underwriting Procedures Relating to Home Equity
    Revolving Credit Line Loans.........................   29
  Home Equity Revolving Credit Line Loan Terms..........   30
  Servicing of Home Equity Revolving Credit Line
    Loans...............................................   32
Mortgage Loan Delinquency and Loss Experience...........   32
The Revolving Home Equity Credit Lines..................   34
  Conveyance of Subsequent Funding Mortgage Loans.......   41
Description of the Certificate Insurer..................   41
Maturity and Prepayment Considerations..................   42
Pool Factor and Trading Information.....................   46
Description of the Certificates.........................   46
  General...............................................   46
  Assignment of Mortgage Loans..........................   47
  Amendments to Credit Line Agreements..................   49
  Consent to Senior Liens...............................   50
  Optional Retransfers of Mortgage Loans to the
    Seller..............................................   50
  Payments on Mortgage Loans; Deposits to Collection
    Account; Deposits to Funding Account................   51
  Allocations and Collections...........................   53
  Distributions on the Certificates.....................   54
    Distributions of Interest Collections...............   54
    Seller Collections..................................   56
    Required Overcollateralization Amount...............   56
    Distributions of Principal Collections..............   56
    Distribution of Interest and Principal on the
      Certificates......................................   56
    Calculation of Certificate Rate; Limitation on
      Interest Payments on Certificates.................   57
    The Paying Agent....................................   57
  Rapid Amortization Period.............................   57
  Rapid Amortization Events.............................   58
  The Policy............................................   58
  Reports to Certificateholders.........................   59
  Collection and Other Servicing Procedures.............   60
  Hazard Insurance......................................   61
  Realization Upon Defaulted Mortgage Loans.............   62
  Servicing Compensation and Payment of Expenses........   62

                        CAPTION                         PAGE
------------------------------------------------------------
  Evidence as to Compliance.............................   63
  Certain Matters Regarding the Master Servicer
    and the Seller......................................   63
  Servicing Termination Events..........................   64
  Rights Upon a Servicing Termination Event.............   65
  Amendment.............................................   65
  Termination; Retirement of the Certificates...........   66
  The Trustee...........................................   66
  Registration of Certificates..........................   66
  Certain Activities....................................   69
Description of the Receivables Purchase Agreement.......   70
  Sale of Mortgage Loans................................   70
  Representations and Warranties........................   70
  Certain Covenants.....................................   71
  Amendments............................................   71
  Sale of Credit Line Agreements........................   71
  Termination...........................................   72
Certain Legal Aspects of the Mortgage Loans.............   72
  General...............................................   72
  Foreclosure...........................................   72
  Rights of Redemption..................................   73
  Rights of Senior Mortgagees or Beneficiaries..........   74
  Bankruptcy, Anti-Deficiency Legislation and Other
    Limitations on Lenders..............................   75
  "Due-on-Sale" Clauses.................................   76
  Applicability of Usury Laws...........................   77
  Environmental Legislation.............................   77
Income Tax Consequences.................................   77
  General...............................................   77
  Treatment of the Certificates as Indebtedness.........   78
  Interest Income to Certificateholders.................   79
  Disposition of Certificates...........................   80
  Possible Characterization of the Arrangement as a
    Partnership or Association Taxable as a
    Corporation.........................................   80
  Possible Classification as a Taxable Mortgage Pool....   81
  Foreign Investors.....................................   81
  Information Reporting and Backup Withholding..........   82
  State and Local Tax Consequences......................   82
ERISA Considerations....................................   83
  General...............................................   83
  Availability of Exemptions for Certificates...........   84
  Review by Benefit Plan Fiduciaries....................   84
Legal Investment Considerations.........................   84
Underwriting............................................   85
Experts.................................................   85
Legal Matters...........................................   85
Additional Information..................................   86
Index of Defined Terms..................................   87
Global Clearance, Settlement and Tax Documentation
  Procedures............................................  A-1
  Initial Settlement....................................  A-1
  Secondary Market Trading..............................  A-1
  Certain U.S. Federal Income Tax Documentation
    Requirements........................................  A-3
Financial Statements of the Certificate Insurer.........  F-1

                               PROSPECTUS SUMMARY

     The following summary of certain pertinent information is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus. Reference is made to the Index of Defined Terms for the location herein of the definitions of certain capitalized terms.

TRUST............................    The Household Revolving Home Equity Loan
                                       Trust 1996-2 (the "Trust") will be formed pursuant to a pooling and servicing agreement to be dated as of November 1, 1996 (the "Agreement") among HFC Revolving Corporation, as seller (the "Seller"), Household Finance Corporation, as master servicer (the "Master Servicer" or "HFC") and The First National Bank of Chicago, as trustee (the "Trustee"). The property of the Trust will include: certain existing home equity revolving credit line loans that have been made from time to time by the Subservicers (as defined herein) and conveyed to the Trust on the Closing Date (as defined herein)(the "Initial Mortgage Loans") and, to the extent of the availability thereof, newly originated home equity revolving credit line loans to be conveyed to the Trust from time-to-time on or before the last Distribution Date (as defined herein) of the Funding Period (as defined herein) (the "Subsequent Funding Mortgage Loans") (the Subsequent Funding Mortgage Loans and the Initial Mortgage Loans and any replacements for any such loans, collectively the "Mortgage Loans") evidenced by certain revolving term home equity loan notes (the "Credit Line Agreements") secured primarily by first and second mortgages on residential properties that are primarily one- to four-family properties (the "Mortgaged Property"); the collections in respect of such Mortgage Loans; property that secured a Mortgage Loan which has been acquired by foreclosure or deed in lieu of foreclosure; the funds on deposit in the Collection Account (as defined herein), excluding investment earnings thereon; the funds on deposit in the account maintained with the Trustee to purchase the Subsequent Funding Mortgage Loans (the "Funding Account"); the funds on deposit in the Spread Account (as defined herein); an irrevocable and unconditional financial guaranty insurance policy (the "Policy"); and rights under certain hazard insurance policies covering the Mortgaged Properties and certain other property, as described more fully herein. Only the unpaid principal balance of each Mortgage Loan at the close of the last billing cycle thereof prior to November 1, 1996 in the case of an Initial Mortgage Loan, and prior to the date upon which each Subsequent Funding Mortgage Loan and any Eligible Substitute Mortgage Loan (as defined herein) is conveyed to the Trust (in each case the "Cut-Off Balance" and the "Cut-Off Date"), and any additions to each Mortgage Loan as a result of new advances made pursuant to the applicable Credit Line Agreements (collectively, the "Additional Balances") during the life of the Trust shall be property of the Trust.

                                     The Mortgage Loans and any Additional
                                       Balances have been or will be funded by
                                       the appropriate Subservicer (as defined
                                       herein) pursuant to the Credit Line
                                       Agreements and sold to the Seller in
                                       accordance with the Receivables Purchase
                                       Agreement (as defined herein) and then
                                       transferred by the Seller to the Trust
                                       pursuant to the Agreement. The obligation to fund any of the Mortgage Loans and any Additional Balances pursuant to the Credit Line Agreements will not be transferred to the Trust or the Seller. With respect to any date, the Pool Balance will be equal to the sum of the aggregate of the Trust Balances (as defined below) of all Mortgage Loans in the Trust. The Trust Balance of a Mortgage Loan (other than a Liquidated Mortgage Loan) on any day is equal to the Cut-Off Balance of such Mortgage Loan plus (i) any Additional Balances in respect of such Mortgage Loan, minus (ii) all Principal Collections (as defined herein) credited against the Trust Balance prior to such day minus (iii) all related Charge Off Amounts. The Trust Balance of a Liquidated Mortgage Loan (as defined herein) after final recovery of related Liquidation Proceeds (as defined herein) shall be zero. A Charge Off Amount is equal to the amount of the principal balance of a Charged Off Mortgage Loan (as defined below) that the Master Servicer has charged off on its servicing records in such Collection Period. A Charged Off Mortgage Loan is a defaulted Mortgage Loan that is not a Liquidated Mortgage Loan and as to which
                                       (i) collection procedures are ongoing and
                                       (ii) the Master Servicer has charged off all or a portion of the related Mortgage Loan principal balance. A Liquidated Mortgage Loan is, as of any Distribution Date, any Mortgage Loan in respect of which the Master Servicer has determined, in accordance with its servicing policies, that all Liquidation Proceeds have been recovered.

SECURITIES OFFERED...............    The Trust will offer one class of Revolving
                                       Home Equity Loan Asset Backed
                                       Certificates, Series 1996-2 pursuant to
                                       this Prospectus (the "Class A
                                       Certificates" or "Certificates"). Each
                                       Certificate represents the right to
                                       receive payments of interest at the
                                       variable rate described below (the
                                       "Certificate Rate") payable monthly and
                                       payments of principal at such time and to the extent provided below. As of the Closing Date, the principal amount of the Certificates will be $776,373,000 (the "Original Certificate Principal Balance" or the "Original Invested Amount"), representing an undivided ownership interest in 97.50% of the Pool Balance on the Closing Date. Thereafter, the Invested Amount with respect to any date will be an amount equal to the Original Invested Amount less the sum of (a) all payments made in reduction of the principal of the Certificate Principal Balance including amounts distributed to Certificateholders from amounts on deposit in the Funding Account except (i) Accelerated Principal

                                       Distribution Amounts (as defined below)
                                       and (ii) payments of the Guaranteed
                                       Principal Distribution Amount (as defined below) under the Policy, (b) all principal payments that would be made but for the Master Servicer's legal inability to deposit Collections in the Collection Account due to a final determination of a court of competent jurisdiction in any Master Servicer's, Subservicer's or Seller's insolvency proceeding and (c) an aggregate amount equal to the product of the Certificateholders' Floating
                                       Allocation Percentage and Liquidation
                                       Loss Amounts (each as defined herein)
                                       that have not been paid from Interest
                                       Collections (as defined herein). The
                                       principal amount of the outstanding
                                       Certificates (the "Certificate Principal
                                       Balance" or "Investor Certificate
                                       Principal Balance") on any date is equal to the Original Certificate Principal Balance less the aggregate of amounts actually distributed as principal on the Certificates (including Accelerated
                                       Principal Distribution Amounts and any
                                       Guaranteed Principal Distribution Amounts drawn under the Policy) to the Certificateholders. On any Distribution Date the Seller will hold the remaining undivided interest in the Pool Balance (the "Seller Interest"), which is equal to the percentage interest in the Trust determined by dividing (a) the Pool Balance as of the end of the related Collection Period minus the Invested Amount reduced by Principal Collections on deposit in the Funding Account in each case immediately following such Distribution Date, by (b) the Pool Balance as of the end of the related Collection Period.

                                     The Certificates represent interests in the
                                       Trust and do not represent interests in
                                       or obligations of the Seller, HFC or any affiliate thereof. Neither the Certificates nor the Mortgage Loans are insured or guaranteed by the Federal Deposit Insurance Corporation (the "FDIC") or any other governmental agency.

SELLER...........................    HFC Revolving Corporation is a corporation
                                       organized under the laws of the State of Delaware and is a wholly-owned special purpose subsidiary of HFC. The Seller intends to transfer the Cut-Off Balances and Additional Balances purchased from the Subservicers to the Trust pursuant to the Agreement.

SUBSERVICERS.....................    Household Realty Corporation, Household
                                       Finance Corporation of California,
                                       Household Finance Corporation II,
                                       Household Finance Corporation III,
                                       Household Finance Industrial Loan
                                       Company, Household Finance Realty
                                       Corporation of New York, Household
                                       Financial Center Inc., Household Finance
                                       Realty Corporation of Nevada, Household
                                       Industrial Loan Company of Kentucky,
                                       Household Finance Industrial Loan Company of Iowa, Household Finance Consumer Discount Company, Household Industrial Finance Company and Mortgage One Corporation (collectively, the
                                       "Subservicers" and each individually, a
                                       "Subservicer"), are wholly-owned
                                       subsidiaries of HFC,
                                       licensed to make home equity loans in the states in which the Mortgage Loans were originated. The Subservicers will sell the Cut-Off Balances with respect to the Initial Mortgage Loans on the Closing Date and intend to sell the Cut-Off Balances with respect to the Subsequent Funding Mortgage Loans, any Eligible Substitute Mortgage Loans and any Additional Balances funded pursuant to the Credit Line Agreements to the Seller pursuant to the Receivables Purchase Agreement. The Subservicers will also assign all right, title and interest in the Related Documents, other than the right or obligation to fund additional draws, to the Trustee. The Credit Line Agreements will remain in the possession of the Subservicers, except as provided herein.

MASTER SERVICER..................    Household Finance Corporation, a subsidiary
                                       of Household International, Inc., will be the master servicer of the Mortgage Loans and the related notes, mortgages and other related documents (collectively, the "Related Documents"). Each Mortgage Loan will be subserviced by the appropriate Subservicer on behalf of HFC as Master Servicer.

TRUSTEE..........................    The First National Bank of Chicago, a
                                       national banking association ("Trustee").

CERTIFICATE INSURER..............    Capital Markets Assurance Corporation, a
                                       monoline stock insurance corporation
                                       organized under the laws of the State of New York ("CapMAC" or the "Certificate Insurer").

THE MORTGAGE LOANS...............    Unless otherwise noted in this Prospectus,
                                       all statistical information included
                                       herein with respect to the Initial
                                       Mortgage Loans is as of the close of the last billing cycle for each such Mortgage Loan on or before November 1, 1996 (the "Pool Date").

                                     The Credit Line Agreements, pursuant to
                                       which the Initial Mortgage Loans are
                                       funded were originated by a Subservicer
                                       in HFC's revolving home equity credit
                                       line program. The Initial Mortgage Loans will meet the criteria specified in the Agreement as of their Cut-Off Date. The Initial Mortgage Loans are secured by mortgages (of which, approximately 29.62% by principal balance are first mortgages, approximately 70.02% by principal balance are second mortgages, and the remainder are third mortgages) on residential properties which are primarily one- to four-family properties located in 38 states. As of the Pool Date, the aggregate of the Trust Balances of the Initial Mortgage Loans was
                                       $796,280,720.37 with approximately 61.97%
                                       by principal balance being adjustable
                                       rate mortgages (the "Adjustable Rate
                                       Mortgages") and the remainder being fixed rate mortgages (the "Fixed Rate Mortgages"). The combined loan-to-value ratio of a Mortgage Loan is computed at the maximum amount the borrower was permitted to draw down under the Credit Line Agreement (the

                                       "Credit Limit") and taking into account
                                       the amounts of any related senior
                                       mortgage loans (the "Combined Loan-
                                       to-Value Ratio"). Generally the Combined
                                       Loan-to-Value Ratio of the Initial
                                       Mortgage Loans did not exceed 100%, based upon an appraisal of the Mortgaged Property obtained by the Subservicer which originated the Mortgage Loan at the time of execution of the Credit Line Agreement governing such Mortgage Loan. The weighted average Combined
                                       Loan-to-Value Ratio of the Initial
                                       Mortgage Loans was approximately 79.97%
                                       as of the Pool Date. The term to maturity for most Initial Mortgage Loans at origination was fifteen years or, in some cases, ten years (with a portion of such Mortgage Loans being subject to call at the option of the related Subservicer commencing not earlier than six years or, in some cases, twelve years after such date of origination). The weighted average credit limit utilization rate of the Initial Mortgage Loans was approximately 96.02% as of the Pool Date. See "The HFC Revolving Home Equity Lending Program" herein.

                                     Each Initial Mortgage Loan falls within one
                                       of fourteen monthly billing cycles of the Master Servicer, ending on the 4th, 5th, 6th, 8th, 10th, 11th, 12th, 16th, 17th,
                                       18th, 19th, 20th, 25th and 26th days,
                                       respectively, of each calendar month
                                       (each a "Cycle Date"). The Collection
                                       Period for any Mortgage Loan for any
                                       Distribution Date will be the one month
                                       period ending on the Cycle Date for such Mortgage Loan in the month preceding the month of the related Distribution Date.

                                     Under the terms of the Credit Line
                                       Agreements, borrowers generally may
                                       obtain advances of principal (up to the
                                       respective Credit Limits, and in certain cases in excess of the Credit Limit) and repay such principal from time to time. Billing statements are generally produced as of the related Cycle Date reflecting all payment activity and any additional borrowings by the borrower since the last Cycle Date. Minimum monthly payments are required to be made on each Mortgage Loan. The minimum monthly payment (the "Minimum Monthly Payment") for a Mortgage Loan is generally equal to the greatest of (x) a specified percentage (which ranges between 0.85% and 2.10% depending on the date the loan was originated, the related interest rate and certain factors in the borrower's credit profile) of the Loan Balance (plus any late charge fee or bad check fee ("Administrative Charges") and credit insurance charges), (y) a designated minimum dollar amount, which is generally $50, plus any Administrative Charges and credit insurance charges and
                                       (z) the amount of interest accrued during the related billing cycle plus any Administrative Charges and credit insurance charges. However, in the case of Adjustable Rate Mortgages in Illinois which were originated prior to November 6, 1989, the Minimum Monthly Payment is generally computed solely pursuant to clause (z) above. Except for any principal amortization which may result from such Minimum Monthly Payments, there are no required payments of principal, except that the entire outstanding principal amount for most of the Mortgage Loans is due fifteen years, or, in some cases, ten years from the date of origination (unless the related Subservicer has and exercises an option to call, as described above, which option the Subservicers currently have no intention of exercising). The Subservicers intend to enforce the scheduled principal repayment date of all Mortgage Loans. However, the Subservicers may extend such date in their sole discretion. See "The HFC Revolving Home Equity Lending Program -- Home Equity Revolving Credit Line Loan Terms".

                                     The individual principal balances of the
                                       Initial Mortgage Loans at the Pool Date
                                       ranged from approximately $250 to
                                       $336,293, and averaged approximately
                                       $32,648. As of the Pool Date, the highest
                                       Credit Limit of any Initial Mortgage Loan was $340,000, and their average Credit Limit was approximately $34,787. The weighted average remaining term to stated maturity at the Pool Date of the Initial Mortgage Loans was approximately 146 months (excluding certain loans comprising .03% of the aggregate of all Trust Balances for which the stated maturity date has been extended). The latest scheduled maturity of any Initial Mortgage Loan, except as noted herein, is October 18, 2011. See "The HFC Revolving Home Equity Lending Program" herein.

                                     All of the Initial Mortgage Loans are
                                       covered by standard hazard insurance
                                       policies insuring against losses due to
                                       fire and various other causes. See
                                       "Description of the Certificates --
                                       Hazard Insurance" herein.

                                     The Subsequent Funding Mortgage Loans will
                                       (subject to the availability thereof and to certain limitations and conditions) be conveyed to the Trust and be originated by one or more of the Subservicers. The Subsequent Funding Mortgage Loans will meet the criteria specified in the Agreement as of their Cut-Off Date. The Trust intends to purchase the Subsequent Funding Mortgage Loans, if available from time-to-time on any Distribution Date during the Funding Period. The Subsequent Funding Mortgage Loans will be purchased with amounts on deposit in the Funding Account.

                                     The Seller has entered into a Receivables
                                       Purchase Agreement dated as of November
                                       1, 1996, between the Seller, as
                                       purchaser, and each Subservicer, as a
                                       seller (together with any supplements
                                       thereto, the "Receivables Purchase
                                       Agreement"). Pursuant to the Receivables
                                       Purchase Agreement, the Subservicers have sold to the Seller all of their right, title and interest in and to the Cut-Off Balances and all proceeds thereof including from hazard insurance policies, if any, and any title insurance relating thereto, and are obligated to sell to the Seller any Additional Balances arising under the Credit Line Agreements from time to time after the respective Cut-Off Dates. Pursuant to the Agreement, the Seller has also assigned to the Trust its rights under the Receivables Purchase Agreement. See "Description of the Receivables Purchase Agreement".

                                     Subject to certain conditions, if on any
                                       Retransfer Notification Date (as defined herein) the percentage of the Pool Balance allocable to the Seller Interest exceeds 2%, the Seller may, but shall not be obligated to, remove from the Trust certain Mortgage Loans, without notice to the Certificateholders (the "Removed Balances"). The Seller is permitted to designate which Mortgage Loans will be Removed Balances only upon satisfaction of certain conditions, including the following: (i) the Seller shall have delivered to the Trustee a computer file containing a list of all Mortgage Loans in the Trust after such removal; (ii) the Seller shall have represented that no selection procedures reasonably believed by the Seller to be adverse to the interests of the Certificateholders or the Certificate Insurer were utilized in selecting the Removed Balances; (iii) the Rating Agencies (as defined herein) shall have been notified of the proposed retransfer and prior to the date of retransfer shall not have notified the Seller in writing that such retransfer would result in a reduction or withdrawal of the then-current ratings assigned to the Certificates; (iv) the proposed retransfer shall not, in the reasonable belief of the Seller, cause a Rapid Amortization Event (as defined herein) to occur; (v) the Rapid Amortization Period (as defined herein) shall not have commenced; (vi) the percentage of the Pool Balance allocated to the Seller Interest (after giving effect to such removal) shall be at least equal to 2% and (vii) the Seller shall have delivered to the Trustee an officer's certificate confirming the items set forth in (i) through (vi) above. In addition, the Mortgage Loans remaining in the Trust must meet certain delinquency requirements. Notwithstanding the foregoing however, the Seller may, at its sole discretion, remove Mortgage Loans from the Trust at any time, provided (x) the percentage of the Pool Balance allocated to the Seller Interest (after giving effect to such removal) shall be at least equal to 2%, (y) the Seller shall have delivered a certificate to the Trustee identifying the Mortgage Loan to be retransferred as well as confirming the satisfaction of certain other conditions, and (z) the Mortgage Loan is being removed to facilitate the servicing of the Mortgage Loan, including modifications to the Credit Line Agreement.

                                     In addition to the ability of the Seller to
                                       remove the Removed Balances from the
                                       Trust as described above, the

                                       Seller shall, to the extent set forth in the Agreement, remove all Defective Mortgage Loans (as defined herein) from the Trust. In the event that such removal causes the Seller Interest to be reduced below 2% of the Pool Balance (after giving effect to any substitutions as described herein), the Seller will be obligated to make a deposit into the Collection Account in an amount equal to the amount by which the Seller Interest would have been, but for such deposit, reduced below 2% of such Pool Balance (the "Retransfer Deposit Amount"). See "Description of the Certificates -- Assignment of Mortgage Loans" herein.

                                     During the term of the Trust, the Mortgage
                                       Loans and all Additional Balances will be transferred to and become property of the Trust in accordance with the terms of the Agreement. The aggregate amount of the Pool Balance at any time will fluctuate from day to day because the amount of the draws and the amount of principal payments by borrowers will usually differ on each day. Because the Seller Interest represents the interest in the Trust not represented by the Invested Amount and the aggregate undivided interest in the Mortgage Loans of the Trust evidenced by the Certificates will never exceed the Original Invested Amount regardless of the amount of the Pool Balance at any time, the amount of the Seller Interest will fluctuate from day to day as draws are made and principal is paid under the Credit Line Agreements.

                                     The Seller Interest will represent the
                                       right to the assets of the Trust not
                                       represented by the Invested Amount. The
                                       Seller has the right to sell, or borrow
                                       against, the Seller Interest at any time, provided (i) the Rating Agencies have notified the Seller and the Trustee in writing that such action will not result in the reduction or withdrawal of the ratings assigned to the Certificates and
                                       (ii) certain other conditions are
                                       satisfied. The Subservicers have the
                                       right to transfer their respective
                                       interests in the Credit Line Agreements
                                       and transfer their obligations under the Receivables Purchase Agreement at any time, provided (i) the transferee agrees in writing to assume all obligations of the affected Subservicer contained in the Receivables Purchase Agreement, (ii) the Rating Agencies have notified the Seller and the Trustee in writing that such transfer will not result in the reduction or withdrawal of the ratings assigned to the Certificates and (iii) certain other conditions are satisfied.

DENOMINATIONS....................    The Certificates will be issued in the
                                       aggregate principal amount set forth on
                                       the cover page hereof, in fully
                                       registered denominations of $100,000 and integral multiples of $1,000 in excess thereof. The Certificates, at the Closing Date, represent an undivided ownership interest in 97.50% of the Mortgage Loans.

REGISTRATION OF CERTIFICATES.....    Holders of the Certificates may elect to
                                       hold their Certificate interests through
                                       DTC, in the United States, or Cedel Bank, societe anonyme ("CEDEL") or the Euroclear System ("Euroclear"), in Europe. Transfers within DTC, CEDEL or Euroclear, as the case may be, will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and counterparties holding directly or indirectly through CEDEL or Euroclear, on the other, will be effected in DTC through Citibank, N.A. ("Citibank") or The Chase Manhattan Bank ("Chase"), the relevant depositaries (collectively, the "Depositaries") of CEDEL or Euroclear, respectively, and each a participating member of DTC. The Certificates will initially be registered in the name of CEDE & Co., the nominee of DTC. The interests of the Certificateholders will be represented by book-entries on the records of DTC and participating members thereof. Certificates will be available in definitive form only under the limited circumstances described herein. All references in this Prospectus to "holders", "Certificateholders" or
                                       "Investor Certificateholders" shall be
                                       deemed, unless the context clearly
                                       requires otherwise, to refer to the
                                       Certificateholders. See "Risk Factors"
                                       and "Description of the
                                       Certificates -- Registration of
                                       Certificates" herein.


INTEREST.........................    Interest on the Certificates will be
                                       distributed monthly on the 20th day of
                                       each month or, if such day is not a
                                       Business Day (as defined herein), on the next succeeding Business Day (each, a "Distribution Date"), commencing on December 20, 1996, at the Certificate Rate for the related Interest Period (as defined below). The Certificate Rate for each Distribution Date will equal the London interbank offered rate for one-month United States dollar deposits ("LIBOR"), determined as specified herein, as of the second LIBOR Business Day prior to the immediately preceding Distribution Date (or as of November 22, 1996, in the case of the first Distribution Date) plus 0.14% per annum, subject to a maximum rate as described under "Description of the Certificates" herein. In addition, if the Certificate Rate exceeds the weighted average of the Net Loan Rates, then the
                                       Certificateholders will receive such
                                       difference (the "Carryover Amount") only from Interest Collections allocable to Certificateholders as described under "Payments of Interest Collections" herein. "Net Loan Rate" with respect to any Mortgage Loan means the Loan Rate (as defined herein) of a Mortgage Loan minus the Servicing Fee (as defined herein). The Carryover Amount will not bear interest and will not be paid out of funds on deposit in the Spread Account or draws under the Policy. See "Description of the Certificates -- Distributions on the Certificates -- Calculation of Certificate Rate; Limitation on Interest Payments on Certificates". Interest on the Certificates in respect of any Distribution Date will accrue from the preceding Distribution Date (or in the case of the first Distribution Date, from the date of the initial issuance of the Certificates (the "Closing Date")) through the day preceding such Distribution Date (each such period, an "Interest Period") on the basis of a 360-day year and the actual number of days in such Interest Period. Interest for any Distribution Date due but not paid on such Distribution Date (other than any Carryover Amounts) will be due on the next succeeding Distribution Date together with additional interest on such amount at a rate equal to the Certificate Rate. Interest payments will be funded from the portion of the
                                       Certificateholders' Floating Allocation
                                       Percentage of Interest Collections
                                       collected during the related Collection
                                       Period (as defined herein) and, if
                                       necessary, from transfers from the Spread
                                       Account and draws on the Policy. See
                                       "Description of the Certificates".

COLLECTIONS......................    All collections on the Mortgage Loans will
                                       be allocated in accordance with the
                                       Credit Line Agreements between amounts
                                       collected in respect of interest,
                                       including Net Liquidation Proceeds (as
                                       defined below) constituting interest and
                                       Recovered Charge Off Amounts (as defined herein) (together with any earnings received on the amounts deposited in the Funding Account, the "Interest Collections"), and amounts collected in respect of principal, including Retransfer Deposit Amounts (as defined herein) and Net Liquidation Proceeds constituting principal (exclusive of Recovered Charge Off Amounts) (the "Principal Collections"). Net Liquidation Proceeds with respect to a Mortgage Loan are equal to the aggregate of all amounts received upon liquidation of such Mortgage Loan reduced by related expenses, but not including the portion, if any, of such amount that exceeds the sum of the Trust Balance of the Mortgage Loan at the end of the Collection Period immediately preceding the Collection Period in which such Mortgage Loan became a Liquidated Mortgage Loan plus accrued and unpaid interest thereon plus any Charge Off Amounts related thereto. See "Description of the
                                       Certificates -- Allocations and
                                       Collections."

                                     During the Funding Period, the Scheduled
                                       Principal Distribution Amount (as defined herein) will be deposited in the Funding Account. However, in the event that the amount of Principal Collections deposited in the Funding Account on any Distribution Date during the Funding Period prior to the last Distribution Date thereof exceeds 17% of the sum of the Cut-Off Balances of the Initial Mortgage Loans, the amount of such excess (after giving effect to the acquisition of any Additional Balances on or prior to such Distribution Date) will be distributed to the Certificateholders on such Distribution Date as payment of principal. In the event that not all of the Principal Collections on deposit in the Funding Account have been used to acquire Subsequent Funding Mortgage Loans on the last Distribution Date of the Funding Period, then such Principal Collections will be used to acquire any remaining Additional Balances on such Distribution Date and any remaining Principal Collections on deposit thereafter will be distributed to the Certificateholders on such Distribution Date as payment of principal. Following the expiration of the Funding Period and prior to the commencement of the Rapid Amortization Period, Principal
                                       Collections from the Mortgage Loans will be allocated as follows: (a) to the Certificateholders, the Scheduled
                                       Principal Distribution Amount, and (b) to the Seller, all Principal Collections not distributed to the Certificateholders. Upon the commencement of the Rapid Amortization Period, the
                                       Certificateholders will receive Principal
                                       Collections in accordance with the Fixed
                                       Allocation Percentage as described below under "Payments of Principal
                                       Collections." Payments of principal to
                                       Certificateholders over the term of the
                                       Trust will not exceed the Original
                                       Certificate Principal Balance.

                                     Principal Collections distributed to
                                       Certificateholders will reduce both the
                                       Invested Amount and the Certificate
                                       Principal Balance by the amount so
                                       distributed. Payments of the Guaranteed
                                       Principal Distribution Amount from
                                       amounts drawn under the Policy and
                                       Accelerated Principal Distribution
                                       Amounts paid from Interest Collections
                                       allocable to the Certificateholders will reduce only the Certificate Principal Balance. In addition, the Invested Amount and the Certificate Principal Balance will be reduced by Interest Collections used to pay losses allocable to the Certificateholders' interest as described below. If the Invested Amount has been reduced below the Certificate Principal Balance, the Certificateholders will be protected either by funds in the Spread Account or draws under the Policy.

                                     The Master Servicer will, except as
                                       otherwise described herein, generally
                                       deposit Interest Collections and
                                       Principal Collections on the Mortgage
                                       Loans allocable and distributable to the Certificateholders in an account established for such purpose under the Agreement (the "Collection Account"). See "Description of the Certificates -- Payments on Mortgage Loans; Deposits to Collection Account; Deposits to Funding Account".

FUNDING ACCOUNT; FUNDING
PERIOD...........................    The Funding Account will be an Eligible
                                       Account (as defined herein) established
                                       with the Trustee on the Closing Date. On each Distribution Date during the Funding Period the Scheduled Principal Distribution Amount for such Distribution Date will be deposited in the Funding Account and may be used by the Trustee to purchase up to an aggregate of $135,367,725 of Subsequent Funding

                                       Mortgage Loans, which is equal to 17% of the sum of the Cut-Off Balances of the Initial Mortgage Loans. On any Distribution Date during the Funding Period on which the aggregate amount deposited into the Funding Account exceeds $135,367,725, such excess will be distributed to the Certificateholders as principal. In the event that not all of the Principal Collections on deposit in the Funding Account have been used to acquire Subsequent Funding Mortgage Loans on the last Distribution Date of the Funding Period, then such Principal Collections will be used to acquire any remaining Additional Balances on such Distribution Date and any remaining Principal Collections on deposit thereafter will be distributed to the Certificateholders as payment of principal.

                                     The Funding Period is the period commencing
                                       on the Closing Date and ending on the
                                       earlier of (i) the Distribution Date on
                                       which the Trustee has purchased an
                                       aggregate of $135,367,725 of Subsequent
                                       Funding Mortgage Loans from funds on
                                       deposit in the Funding Account but in no event later than the 15th Distribution Date after the Closing Date and (ii) the commencement of the Rapid Amortization Period.

PAYMENTS OF INTEREST
COLLECTIONS......................    The portion of Interest Collections
                                       allocable to the Certificates will equal the aggregate amount of such collections multiplied by the Certificateholders Floating Allocation Percentage. For each Distribution Date, the
                                       "Certificateholders Floating Allocation
                                       Percentage" shall mean the percentage
                                       equivalent determined by dividing the
                                       Invested Amount at the end of the related
                                       Collection Period by the sum of (a) the
                                       Pool Balance as of the end of the
                                       preceding Collection Period (adjusted for such Subsequent Funding Mortgage Loans acquired or Removed Balances removed for the preceding Distribution Date and Additional Balances added for the related Collection Period) and (b) the amount on deposit in the Funding Account as of the end of the related Collection Period. The remaining amount of Interest Collections shall be allocated to the Seller Interest as more fully described herein.

                                     Interest Collections allocated to the
                                       Certificates, will be applied in the
                                       following order of priority: (i) as
                                       payment of the Servicing Fee for the
                                       related Collection Period and any accrued and unpaid Servicing Fee; (ii) as payment of the accrued interest due and any overdue accrued interest (other than the Carryover Amount) on the Certificates with interest thereon at the Certificate Rate; (iii) as payment to
                                       Certificateholders of the product of the Certificateholders Floating Allocation
                                       Percentage and the Liquidation Loss
                                       Amount for such Collection Period; (iv)
                                       as payment for any Liquidation Loss
                                       Amount allocable to the
                                       Certificateholders for a previous
                                       Collection Period that was not (a) funded by Interest Collections allocable to the Certificateholders, (b) absorbed by the Overcollateraliza-tion Amount (as defined below) or (c) funded by withdrawals from the Spread Account or by draws on the Policy; (v) as payment of the premium for the Policy if not paid directly by the Master Servicer;
                                       (vi) to reimburse the Certificate Insurer for prior draws made from the Policy and other amounts due under the Insurance Agreement (as defined herein); (vii) to the extent of excess Interest Collections remaining after payment of (i) through
                                       (vi) as a principal payment to
                                       Certificateholders of an amount as
                                       principal such that the Invested Amount
                                       exceeds the Certificate Principal Balance by the Required Overcollateralization Amount, as defined herein (the aggregate of amounts, if any, paid pursuant to this clause (vii) being referred to herein as the "Accelerated Principal Distribution Amount"); (viii) to the Spread Account in accordance with the Insurance Agreement;
                                       (ix) as payment to the Certificateholders of the Carryover Amount for any prior Distribution Dates that has not previously been paid; (x) fees due to the Trustee, to the extent not paid by the Master Servicer; and (xi) to the Seller.

                                     Interest Collections allocated pursuant to
                                       clauses (iii), (iv), (vi) and (vii) above shall be referred to herein as the "Certificateholders Excess Interest".
                                       Interest Collections in the amount
                                       described in clause (viii) above shall be referred to herein as "Certificateholders Remaining Excess Interest." The Overcollateralization Amount on any date of determination is the amount, if any, by which the Invested Amount exceeds the Certificate Principal Balance on such day.

                                     Payments to Certificateholders pursuant to
                                       clause (ii) will be interest payments on the Certificates. Payments to
                                       Certificateholders pursuant to clause
                                       (iii) will be principal payments on the
                                       Certificates and will therefore reduce
                                       the Invested Amount and the Certificate
                                       Principal Balance. Although payments to
                                       Certificateholders of previously
                                       unreimbursed Liquidation Loss Amounts and the Accelerated Principal Distribution Amount pursuant to clauses (iv) and
                                       (vii), respectively, will reduce the
                                       Certificate Principal Balance, such
                                       payments will not reduce the Invested
                                       Amount. The Accelerated Principal
                                       Distribution Amount is not guaranteed by the Policy.

                                     The "Required Overcollateralization Amount"
                                       is $3,981,404. "Liquidation Loss Amount" means with respect to any (i) Charged Off Mortgage Loan, the Charge Off Amount for the Collection Period in which all or a portion of the unpaid principal balance of the Mortgage Loan was charged off by the Master Servicer, excluding the Collection Period in which such Charged Off Mortgage Loan becomes a Liquidated Mortgage Loan, and (ii) Liquidated Mortgage Loan, the unrecovered Trust Balance thereof at the end of the Collection Period in which such Liquidated

                                       Mortgage Loan became a Liquidated
                                       Mortgage Loan, after giving effect to the Net Liquidation Proceeds in connection therewith. See "Description of the Certificates -- Distributions on the Certificates."

PAYMENTS OF PRINCIPAL
COLLECTIONS......................    Except as described below, if the aggregate
                                       amount deposited into the Funding Account exceeds $135,367,725 (17% of the sum of the Cut-Off Balances of the Initial Mortgage Loans), such excess will be distributed to the Certificateholders as principal. In the event that not all of the Principal Collections on deposit in the Funding Account have been used to acquire Subsequent Funding Mortgage Loans on the last Distribution Date of the Funding Period, then such Principal Collections will be used to acquire any remaining Additional Balances on such Distribution Date and any remaining Principal Collections on deposit thereafter will be distributed to the Certificateholders as payment of principal. Following the expiration of the Funding Period and prior to the commencement of the Rapid Amortization Period, the amount of Principal Collections payable to Certificateholders as of each Distribution Date will equal, to the extent funds are available therefor, the Scheduled Principal Distribution Amount for such Distribution Date. See "Description of the
                                       Certificates -- Distributions of
                                       Principal Collections." The Scheduled
                                       Principal Distribution Amount is equal to the lesser of (i) the Maximum Principal Distribution Amount and (ii) the Alternative Principal Distribution
                                       Amount, which is the amount, but not less than zero, of Principal Collections for the related Collection Period less the aggregate of principal amounts drawn down under the Credit Line Agreements during such Collection Period. On any Distribution Date, the Seller will then be entitled to receive as a payment of principal the Principal Collections for such Distribution Date that are not distributed to the Certificateholders or deposited into the Funding Account. With respect to any Distribution Date, the Maximum Principal Distribution Amount will equal the Fixed Allocation Percentage of Principal Collections for the related Collection Period. The Fixed Allocation Percentage is initially 97.50% and for each Distribution Date will be reset to the extent that Subsequent Funding Mortgage Loans were acquired or Removed Balances were removed with respect to the immediately preceding Distribution Date. With respect to such reset, the Fixed Allocation Percentage shall be the percentage equivalent determined by dividing the Invested Amount at the end of the related Collection Period by the sum of (a) the Pool Balance as of the end of the preceding Collection Period (adjusted for such Subsequent Funding Mortgage Loans acquired or Removed Balances removed for the preceding Distribution Date and Additional Balances added for the related Collection Period) and (b) the amount on deposit in the Funding Account as of the end of the related Collection Period. With respect to any Distribution Date to occur after a Rapid Amortization Event, the Fixed

                                       Allocation Percentage will be the Fixed
                                       Allocation Percentage immediately prior
                                       to such Rapid Amortization Event.

                                     Distributions of Principal Collections
                                       based upon the Fixed Allocation
                                       Percentage may result in distributions of Principal Collections to
                                       Certificateholders in amounts that are
                                       greater relative to the declining balance of the Pool Balance than would be the case if the Certificateholders Floating Allocation Percentage were used to determine the percentage of Principal Collections distributed in respect of the Invested Amount.

                                     Upon the commencement of the Rapid
                                       Amortization Period, the Scheduled
                                       Principal Distribution Amount will no
                                       longer apply, but instead, the amount of Principal Collections payable to the Certificateholders will be equal to the Maximum Principal Distribution Amount. The Rapid Amortization Period will commence on the earlier of (x) the Distribution Date in April 2005 and (y) the day, if any, upon which a Rapid Amortization Event occurs. See "Description of the Certificates -- Rapid Amortization Period" and "-- Rapid Amortization Events."

POLICY...........................    On or before the Closing Date, the Policy
                                       will be issued by the Certificate Insurer pursuant to the provisions of the Agreement and the Insurance and Reimbursement Agreement (the "Insurance Agreement") to be dated as of November 1, 1996 among the Seller, HFC, as Master Servicer, the Certificate Insurer and the Trustee. The Policy will unconditionally and irrevocably guarantee payment of the Deficiency Amount up to $450,000,000 in principal payments plus, until such time as the Certificate Insurer has made payments in respect of principal under the Policy in an amount equal to $450,000,000, accrued and unpaid interest on the Certificates. The Deficiency Amount is equal to the sum of the following two amounts: (a) any shortfall in the amount available from Interest Collections allocable to the Certificates and amounts on deposit in the Spread Account to pay interest accrued at the Certificate Rate (other than the Carryover Amounts) on the outstanding principal amounts of the Certificates after payments of all amounts, if any, due from the Collection Account relating to unpaid Servicing Fees and (b) after applying any amounts available in the Spread Account, the amount, if any, (the "Guaranteed Principal Distribution
                                       Amount") which is required to reduce the current Certificate Principal Balance to an amount equal to the Invested Amount after giving effect to (i) the distributions, if any, to the
                                       Certificateholders of principal on such
                                       Distribution Date, and (ii) the
                                       allocation of any Liquidation Loss
                                       Amounts to the Invested Amount on such
                                       Distribution Date.

                                     In accordance with the Insurance Agreement,
                                       the Trust will be required to establish
                                       and maintain an account (the

                                       "Spread Account") for the benefit of the Certificate Insurer and the
                                       Certificateholders, to be used prior to
                                       any draws upon the Policy. Any amounts on deposit in the Spread Account will be available to the Trustee to be transferred to the Collection Account to pay any Deficiency Amount prior to a draw under the Policy. The Insurance Agreement will require that the Certificateholders' Remaining Excess Interest be deposited into the Spread Account until funds in the Spread Account are equal to an amount specified by such agreement. Such amount may be reduced or eliminated by agreement between the Seller and the Certificate Insurer and without the consent of the Certificateholders. Any amounts on deposit in the Spread Account upon termination of the Trust and after reimbursement of amounts drawn under the Policy to the Certificate Insurer together with interest thereon and the payment of all other amounts owing to the Certificate Insurer pursuant to the Insurance Agreement will be distributed to the Seller as provided in the Insurance Agreement.

                                     In the absence of payments from the Spread
                                       Account or under the Policy,
                                       Certificateholders will directly bear the credit and other risks associated with their undivided interest in the Trust. See "Description of the Certificate Insurer -- The Policy".

                                     In the event that the Certificate Insurer's
                                       claims paying ratings have been lowered
                                       by any of the Rating Agencies, the Master
                                       Servicer may, but is not obligated to,
                                       upon payment of all amounts due the
                                       Certificate Insurer, replace the Policy
                                       with a financial guaranty insurance
                                       policy or policies issued by another
                                       insurer or arrange for any other form of credit enhancement, provided that the ratings on the claims paying ability of such replacement insurer are higher than those of the certificate insurer sought to be replaced (after giving effect to such downgrade). In the event of such downgrading, the Master Servicer also may, but is not obligated to, restructure the credit enhancement provided to the Certificates, including eliminating the Policy without replacement; provided that the Rating Agencies consent to such restructuring and the Rating Agencies confirm that the ratings of the Certificates will be increased from their current levels (after giving effect to such downgrading) as a result of such restructuring.

OVERCOLLATERALIZATION............    The distribution of Accelerated Principal
                                       Distribution Amounts, if any, to
                                       Certificateholders may result in the
                                       Invested Amount being greater than the
                                       Certificate Principal Balance, thereby
                                       creating overcollateralization. The
                                       amount, if any, of such
                                       overcollateralization would be available to absorb any Liquidation Loss Amount that is allocated to Certificateholders. Payments of Accelerated Principal Distribution Amounts are not covered by the

                                       Spread Account or the Policy. Any
                                       remaining Liquidation Loss Amounts
                                       allocable to the Certificateholders and
                                       not covered by such overcollateralization will be covered by funds in the Spread Account or by draws on the Policy to the extent provided herein.

RECORD DATE......................    The day immediately preceding a
                                       Distribution Date.

SERVICING........................    The Master Servicer will be responsible for
                                       servicing, managing and making
                                       collections on the Mortgage Loans and the Related Documents. Each Mortgage Loan and the Related Documents will be subserviced by the appropriate Subservicer on behalf of HFC, as Master Servicer. The Master Servicer will cause Interest Collections, together with investment earnings from the Funding Account, if any, and Principal Collections to be deposited into the Collection Account, except during the Funding Period when certain Principal Collections will be deposited into the Funding Account, as described herein. On the fifth Business Day prior to any Distribution Date (the
                                       "Determination Date"), the Master
                                       Servicer will calculate, and instruct the Trustee regarding the amounts to be paid, as described herein, with respect to the related Collection Period to the Certificateholders. See "Description of the Certificates -- Distributions on the Certificates."

                                     As long as HFC is the Master Servicer it
                                       will receive, or be entitled to retain
                                       from the Certificateholders' portion of
                                       Interest Collections, on behalf of itself and the Subservicers, a portion of the Interest Collections as a monthly servicing fee (the "Servicing Fee" or "Investor Servicing Fee") in the amount of 1.00% per annum of the Invested Amount (less any amount on deposit in the Funding Account, exclusive of any investment earnings thereon), as servicing compensation from the Trust. See "Description of the
                                       Certificates -- Servicing Compensation
                                       and Payment of Expenses." In certain
                                       limited circumstances, the Master
                                       Servicer may resign or be removed, in
                                       which event either the Trustee or a
                                       third-party servicer will be appointed as a successor Master Servicer. See "Description of the
                                       Certificates -- Certain Matters Regarding the Master Servicer and the Seller."

FINAL PAYMENT OF PRINCIPAL;
TERMINATION......................    The Trust will terminate on the earlier of
                                       (i) the Distribution Date immediately
                                       following the date on which the
                                       Certificate Principal Balance is reduced to zero and after which there are no unreimbursed Liquidation Loss Amounts allocable to the Certificateholders or any amount owing to the Certificate Insurer pursuant to the Insurance Agreement, (ii) the Distribution Date immediately following the final payment or other liquidation of the last Mortgage Loan in the Trust or the disposition of all property acquired upon foreclosure or grant of deed in lieu of foreclosure of any Mortgage Loan and (iii) the Distribution Date in February 2018. The Certificateholders' interest in the Mortgage Loans will be subject to optional retransfer to the Seller on any Distribution Date upon the reduction of the Certificate Principal Balance to an amount less than or equal to $77,637,300 (10% of the Original Certificate Principal Balance) and all amounts due and owing to the Certificate Insurer and unreimbursed draws on the Policy, together with interest thereon as provided under the Insurance Agreement, have been paid. The "Retransfer Price" will be equal to the sum of (a) the outstanding Certificate Principal
                                       Balance, (b) accrued and unpaid interest thereon at the applicable Certificate Rate through the day preceding the final Distribution Date and (c) any unreimbursed draws upon the Policy and other amounts due to the Certificate Insurer under the Insurance Agreement. See "Description of the
                                       Certificates -- Termination; Retirement
                                       of the Certificates."

MANDATORY RETRANSFER OF CERTAIN
MORTGAGE LOANS; SUBSTITUTION OF
MORTGAGE LOANS...................    The Seller will make certain
                                       representations and warranties in the
                                       Agreement with respect to the Mortgage
                                       Loans. If the Seller breaches certain of its representations and warranties with respect to any Mortgage Loan, then depending upon the representation or warranty breached, if such breach has a material adverse effect on the interests of the Certificateholders or the Certificate Insurer and is not cured within the specified period, the Mortgage Loan will be removed from the Trust after the expiration of a specified period from the date on which the Seller becomes aware or receives notice of such breach and will be reassigned to the Seller. In such event, the Seller will have the option of substituting a new Mortgage Loan for any Defective Mortgage Loan. Any Mortgage Loan so substituted (an "Eligible Substitute Mortgage Loan") must, among other things, have a principal balance that is not substantially greater or less than the Trust Balance of the Defective Mortgage Loan it is replacing and a Loan Rate of not less than the current Loan Rate of the Defective Mortgage Loan it replaces and not more than 500 basis points in excess thereof unless the Rating Agencies and the Certificate Insurer otherwise consent to such Eligible Substitute Mortgage Loan. See "Description of the Certificates -- Assignment of Mortgage Loans" herein. If the Seller breaches certain of its representations and warranties with respect to (a) the ownership of the Trust Balances and the ability to sell the same pursuant to the Agreement or (b) the status of the transfer of the amounts due under the Mortgage Loans to the Trust as either a valid transfer and assignment of such amounts to the Trust or the grant to the Trust of a security interest in such Mortgage Loans, which breach, in either case, materially and adversely affects the Certificateholders or the Certificate Insurer, then all of the amounts due under such Mortgage Loans will be reassigned to the Seller.

                                     If the Master Servicer fails to comply in
                                       all material respects with certain
                                       representations, warranties or covenants, and such noncompliance is not cured within a specified period after the Master Servicer becomes aware or receives notice thereof and such noncompliance has a material adverse effect on the Certificateholders or the Certificate Insurer, or certain events of insolvency occur with respect to the Master Servicer, the Trustee may appoint a successor Master Servicer with the consent of the Certificate Insurer or under certain circumstances, the Certificate Insurer and
                                       Certificateholders holding not less than
                                       51% of the principal amount of the
                                       outstanding Certificates, by written
                                       notice to the Master Servicer and the
                                       Trustee, may appoint a successor Master
                                       Servicer. In the event of a transfer of
                                       servicing obligations to a successor
                                       Master Servicer, such successor Master
                                       Servicer, rather than HFC, will be
                                       responsible for any failure to comply
                                       with the Master Servicer's covenants
                                       arising thereafter. See "Description of
                                       the Certificates -- Assignment of
                                       Mortgage Loans."

TAX STATUS.......................    Special tax counsel to the Seller is of the
                                       opinion that, under existing law, the
                                       Certificates are properly characterized
                                       as indebtedness of the Seller for Federal income tax purposes and for Illinois income tax purposes. Under the Agreement, the Seller and the Certificateholders will agree to treat the Certificates as indebtedness of the Seller for Federal, state and local income and franchise tax purposes. See "Income Tax Consequences" for additional information concerning the application of Federal income tax laws.

INCOME TAX WITHHOLDING...........    Interest on the Certificates held by
                                       non-U.S. persons will be subject to the
                                       United States withholding tax unless the holder complies with applicable United States Internal Revenue Service (the "IRS") identification requirements.
                                       Interest on the Certificates held by U.S.
                                       persons will be subject to backup
                                       withholding unless such holder complies
                                       with applicable certification
                                       requirements of the IRS. If the law were to change and, as a result thereof, United States withholding tax were imposed on such payments even though the Certificateholder complied with the applicable identification requirements or certification requirements, the
                                       Certificateholder would receive payments net of such withholding tax, and none of the Certificate Insurer, Trust, Trustee, Seller, Master Servicer or any Subservicer would have any obligation to gross up such payments to account for such withholding tax.

LEGAL INVESTMENT
CONSIDERATIONS...................    Although, as a condition to their issuance,
                                       the Certificates will be rated in the
                                       highest rating category by the Rating
                                       Agencies, the Certificates will not
                                       constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984 ("SMMEA") because not all of the mortgages securing the Mortgage Loans are first mortgages. Accordingly, many institutions with legal authority to invest in comparably rated securities based on first mortgage loans (i.e., "mortgage related securities" (under SMMEA)) may not be legally authorized to invest in the Certificates. See "Legal Investment Considerations."

ERISA CONSIDERATIONS.............    As more fully described under "ERISA
                                       Considerations", an employee benefit plan
                                       (a "Plan") subject to the requirements of the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the provisions of Section 4975 of the Code, contemplating the purchase of the Certificates should consult its counsel before making a purchase and the fiduciary and such legal advisors should consider whether the Certificates will satisfy all of the requirements of the "publicly offered securities" exemption described herein or the possible application of other ERISA prohibited transaction exemptions described herein.

CERTIFICATE RATING...............    It is a condition to the issuance of the
                                       Certificates that they be rated in the
                                       highest long term rating category by at
                                       least two nationally recognized
                                       statistical rating organizations (the
                                       "Rating Agencies"). The ratings assigned by the Rating Agencies to the Certificates are not recommendations to purchase, hold or sell the Certificates, inasmuch as such ratings do not comment as to the market price, the marketability of the Certificates or suitability for a particular investor. The ratings of the Certificates do not address the possibility of the imposition of United States withholding tax with respect to non-U.S. persons, the likelihood of the payment of the Carryover Amount or that the principal of, or interest on, the Certificates will be paid on a scheduled date. See "Risk Factors -- Certificate Rating."

LISTING..........................    Application will be made to list the
                                       Certificates on the Luxembourg Stock
                                       Exchange.

                                  RISK FACTORS

     Limited Liquidity. There is currently no market for the Certificates. While the Underwriters currently intend to make a market in the Certificates, they are under no obligation to do so. There can be no assurance that a secondary market will develop or, if a secondary market does develop, that it will provide holders of the Certificates with liquidity of investment or that it will continue while the Certificates remain outstanding.

     Issuance of the Certificates in book-entry form may reduce the liquidity of such Certificates in the secondary trading market since investors may be unwilling to purchase Certificates for which they cannot obtain physical certificates. See "Description of the Certificates -- Registration of Certificates" herein.

     Difficulty in Pledging. Since transactions in the Certificates can be effected only through DTC, CEDEL, Euroclear, participating organizations, indirect participants and certain banks, the ability of a Certificate Owner to pledge a Certificate to persons or entities that do not participate in the DTC, CEDEL or Euroclear system, or otherwise to take actions in respect of such Certificates, may be limited due to lack of a physical certificate representing the Certificates. See "Description of the Certificates -- Registration of Certificates" herein.

     Potential Delays in Receipt of Distributions. Certificate Owners may experience some delay in their receipt of distributions of interest and principal on the Certificates since such distributions will be forwarded by the Trustee to DTC and DTC will credit such distributions to the accounts of its Participants (as defined herein) which will thereafter credit them to the accounts of Certificate Owners either directly or indirectly through indirect participants. See "Description of the Certificates -- Registration of Certificates" herein.

     Borrower's Ability to Repay; Nature of Security; Property Values. Required minimum monthly payments are not, in most instances, expected to be sufficient to fully amortize principal of a Mortgage Loan prior to maturity. As a result, a borrower will generally be required to pay the entire principal amount of the Mortgage Loan at its maturity. The ability of a borrower to make such a payment may be dependent on the ability to obtain refinancing of the balance due on the Mortgage Loan. An increase in interest rates over the Loan Rate applicable at the time the Mortgage Loan was originated may have an adverse effect on the borrower's ability to pay the required monthly payment. In addition, such an increase in interest rates may reduce the borrower's ability to obtain refinancing and to pay the balance of the Mortgage Loan at its maturity. A borrower's payments in any month may be as low as the interest payment for such month or as high as the entire outstanding principal balance (plus accrued interest). Since certain mortgages securing Mortgage Loans are junior liens subordinate to the rights of the mortgagee or beneficiary under any related senior mortgage or deed of trust, the proceeds from any liquidation, insurance or condemnation proceeding will be available to satisfy the outstanding balance of a Mortgage Loan only to the extent that the claims of such senior mortgagee or beneficiary have been satisfied in full (including any related foreclosure costs).

     An overall decline in the residential real estate market could adversely affect the values of the Mortgaged Properties such that the outstanding Mortgage Loans, together with any senior financing thereon, equal or exceed the value of the Mortgaged Properties. Such a decline would adversely affect the position of a junior mortgagee before having such an effect on any related senior mortgagee. A rise in interest rates over a period of time, the general condition of the Mortgaged Property as well as other factors may have the effect of reducing the value of the Mortgaged Property from the appraised value at the time the Mortgage Loan was originated. Because payments in reduction of the entire outstanding principal balance of a Mortgage Loan are generally not required prior to maturity, if there is a subsequent reduction in value of the Mortgaged Property the ratio of the amount of the Mortgage Loan to the value of the Mortgaged Property may increase over what it was at the time the Mortgage Loan was originated. Such an increase may reduce the likelihood of liquidation or other proceeds being sufficient to satisfy the Mortgage Loan after satisfaction of any senior liens.

     Cash Flow Variances; Collection Issues. Collections on the Mortgage Loans may vary because, among other things, borrowers may make payments during any month (other than the month in which the Mortgage Loan matures) as low as the interest payment for such month or as high as the outstanding balance plus accrued interest thereon. Collections on the Mortgage Loans may also vary due to seasonal purchasing and payment habits of borrowers.

     General credit risk may also be greater to Certificateholders than to holders of instruments representing interests in level payment first mortgage loans since, except where the Minimum Monthly Payment exceeds accrued interest on the Mortgage Loans or, for certain Fixed Rate Mortgages, an even monthly payment (which includes principal and interest), no payment of principal is required until final maturity. Generally, Minimum Monthly Payments will at least equal and may exceed accrued interest. Although most borrowers under home equity loans originated by the Subservicers historically pay down all or part of their outstanding principal balances prior to maturity, such borrowers are under no obligation to do so and, in the event such balances have not been substantially paid down prior to maturity, some borrowers may find themselves unable to make the required final payment. Even assuming that the Mortgaged Properties provide adequate security for the Mortgage Loans, substantial delay could be encountered in connection with the liquidation of Mortgage Loans that are delinquent and corresponding delays in the receipt of related proceeds by Certificateholders could occur if the Certificate Insurer were unable to perform on its obligations under the Policy. Further, liquidation expenses (such as legal fees, real estate taxes, and maintenance and preservation expenses) will reduce the proceeds payable to Certificateholders and thereby reduce the security for the Mortgage Loans. In the event any Mortgaged Properties fail to provide adequate security for the related Mortgage Loans, Certificateholders could experience a loss if the Certificate Insurer were unable to perform on its obligations under the Policy.

     Prepayment Considerations. All of the Mortgage Loans may be prepaid in whole or in part at any time. Neither the Seller nor HFC is aware of any publicly generated studies or statistics available on the rate of prepayment of such loans. Generally, home equity loans are not viewed by borrowers as permanent financing. Accordingly, the Mortgage Loans may experience a higher rate of prepayment than traditional mortgage loans. On the other hand, because most of the Mortgage Loans are not fully amortizing, in the absence of voluntary borrower prepayments, the Mortgage Loans could experience slower rates of principal payment than traditional fully amortizing mortgages. The Trust's prepayment experience may be affected by a wide variety of factors, including general economic conditions, interest rates, the availability of alternative financing, homeowner mobility and any prepayment penalty incurred in connection with the prepayment of a Mortgage Loan. In addition, substantially all of the Mortgage Loans contain due-on-sale provisions, and the related Subservicer intends to enforce such provisions unless (i) such enforcement is not permitted by applicable law or (ii) the related Subservicer, in a manner consistent with reasonable commercial practice, permits the purchaser of the related Mortgaged Property to assume the Mortgage Loan. To the extent permitted by applicable law, such assumption will not release the original borrower from its obligation under the Mortgage Loan. See "Maturity and Prepayment Considerations" and "Certain Legal Aspects of the Mortgage Loans -- 'Due-on-Sale' Clauses" for a description of certain provisions of the Credit Line Agreements that may affect the prepayment experience on the Mortgage Loans.

     Certificate Rating. The ratings of the Certificates will depend primarily on an assessment by the Rating Agencies of the underlying Mortgage Loans, and upon the claims-paying ability of the Certificate Insurer. Any reduction in a rating assigned to the claims-paying ability of the Certificate Insurer below the ratings initially given to the Certificates will likely result in a reduction in the ratings of the Certificates. The ratings assigned by the Rating Agencies to the Certificates are not recommendations to purchase, hold or sell the Certificates, inasmuch as such ratings do not comment as to the market price, the marketability of the Certificates or suitability for a particular investor. There is no assurance that the ratings will remain in place for any given period of time or that the ratings will not be lowered or withdrawn by the Rating Agencies. The ratings of the Certificates do not address the possibility of the imposition of United States withholding tax with respect to non-U.S. persons, the likelihood of the payment of the Carryover Amount or that the principal of, or interest on, the Certificates will be paid on a scheduled date.

     Ability to Change Terms of the Mortgage Loans. Without removing the Mortgage Loans from the Trust, the Master Servicer (or any Subservicer on behalf of the Master Servicer) shall have the right to modify the terms of the Credit Line Agreements so long as such modification (i) is permitted by the Certificate Insurer and (ii) does not have a material adverse effect on the interests of the Certificateholders, Certificate Insurer or the Trust. The Master Servicer (or any Subservicer on behalf of the Master Servicer) may agree to change the Loan Rate from a floating rate to a fixed rate, or from a fixed rate to a floating rate, or to changes in the terms of a Credit Line Agreement requested by the borrower which may have a material adverse effect on the interests of the Certificateholders, the Certificate Insurer or the Trust, provided that such changes are (i) in the opinion of the Master Servicer necessary to avoid prepayment of the Mortgage Loan and (ii) consistent with prudent business practice. In such an event the Mortgage Loan shall be retransferred to the Master Servicer (or the appropriate Subservicer) prior to the effectiveness of such change. See "Description of the Certificates -- Amendments to Credit Line Agreements". There can be no assurance that changes in applicable law, the marketplace for home equity loans or prudent business practice will not result in changes to the terms of the Credit Line Agreements. Changes made to the Credit Line Agreements may affect the utilization of this product by the borrower, principal payment patterns, the ability of the borrower to refinance the Mortgage Loan, or the lien position on the Mortgaged Property.

     Collateral Position; Legal Considerations. The Mortgage Loans will be primarily secured by first and second mortgages. With respect to Mortgage Loans that are secured by first mortgages, the related Subservicer will have the power under certain circumstances to consent to a new mortgage lien on the Mortgaged Property having priority over the Mortgage Loan owned by the Trust. Mortgage Loans secured by second and third mortgages will be entitled to proceeds that remain from the sale of the related Mortgaged Property after any related senior mortgage loans and prior statutory liens have been satisfied or, if such were satisfied by the Master Servicer, after the Master Servicer has been reimbursed. In the event that such proceeds are insufficient to satisfy such loans and prior liens in the aggregate and the Certificate Insurer is unable to perform its obligations under the Policy, the Trust and, accordingly, the Certificateholders, as the holders of interests in the Trust consisting primarily of junior mortgage loans, bear (i) the risk of delay in distributions while a deficiency judgment against the borrower is obtained and (ii) the risk of loss if a deficiency judgment cannot be obtained or is not realized upon to the extent of the Trust Balance. See "Certain Legal Aspects of the Mortgage Loans" herein.

     Applicable state laws generally regulate interest rates and other charges, require certain disclosures, and may require licensing of the Subservicers. In addition, many states have other laws, such as consumer protection laws, unfair and deceptive practices acts and debt collection practices acts which may apply to the origination or collection of the Mortgage Loans. Depending on the provisions of the applicable law, violations of these laws may limit the ability of the Subservicers and the Trust to collect all or part of the principal of or interest on the Mortgage Loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the Subservicers, Seller and possibly the Trust to damages and administrative enforcement.

     The Mortgage Loans are also subject to federal laws, including:

     (i) the Federal Truth in Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to the borrowers regarding the terms of the Mortgage Loans and related Credit Line Agreements;

     (ii) the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;

     (iii) the Fair Credit Reporting Act, which regulates the use and reporting of information related to the borrower's credit experience; and

     (iv) for Mortgage Loans that were originated or closed after November 7, 1989, the Home Equity Loan Consumer Protection Act of 1988, which requires additional application disclosures, limits changes that may be made to the loan documents without the borrower's consent and restricts a lender's ability to declare a default or to suspend or reduce a borrower's credit limit to certain enumerated events.

     Violations of certain provisions of these federal laws may limit the ability of the Subservicers and the Trust to collect all or part of the principal of or interest on the Mortgage Loans and in addition could subject the Subservicers to damages and administrative enforcement and possibly the Seller or the Trust.

     Numerous federal and state statutory provisions, including the federal bankruptcy laws, the Soldiers' and Sailors' Civil Relief Act of 1940 and state debtor relief laws, may adversely affect the Master Servicer's ability to collect on the Mortgage Loans and would also affect the interests of the Certificateholders in the Mortgage Loans if such laws result in Mortgage Loans being written off as uncollectible (to the extent the consequent losses are not paid pursuant to the Policy). See "Description of the Certificates" and "Certain Legal Aspects of the Mortgage Loans -- Bankruptcy, Anti-Deficiency Legislation and Other Limitations on Lenders".

     Insolvency Considerations; Treatment of Transaction; Perfection
Issues. Under the terms of the Agreement, so long as HFC's long-term senior unsecured debt is rated at least A- by Standard & Poor's Ratings Services ("Standard & Poor's") and A3 by Moody's Investors Service, Inc. ("Moody's"), each Subservicer will be entitled to maintain possession of the documentation relating to each Mortgage Loan sold by it, including the Credit Line Agreements and the Related Documents or other evidence of indebtedness signed by the borrower, and assignments of the related mortgages in favor of the Seller and subsequently the Trustee will not be required to be recorded. Failure to deliver the Related Documents to the Seller and the Trustee will have the result in most, if not all, of the states in which Related Documents will be held, and failure to record the assignments of the related mortgages in favor of the Seller and the Trustee will have the result in certain states in which the Mortgaged Properties are located, of making the sale of the Cut-Off Balances, Additional Balances and Related Documents potentially ineffective against (i) any creditors of the Subservicers, who may have been fraudulently or inadvertently induced to rely on the Mortgage Loans as assets of the Subservicers, or (ii) a purchaser, in the event a Subservicer fraudulently or inadvertently resells a Mortgage Loan to such purchaser who had no notice of the prior sale thereof to the Seller and subsequent conveyance to the Trust and such purchaser perfects his interest in the Mortgage Loan by taking possession of the Related Documents or other evidence of indebtedness or otherwise. The Agreement provides that if any loss is suffered in respect of a Mortgage Loan as a result of a Subservicer's retention of the Mortgage Loan and Related Documents or the failure to record the assignment of such Mortgage Loan, such Subservicer or HFC will purchase such Mortgage Loan from the Trust. In the event that HFC's long-term senior unsecured debt rating does not satisfy the above referenced standards, the Related Documents pertaining to each Mortgage Loan will be delivered to and maintained by the Trustee and assignments of the related mortgage in favor of the Trustee will be required to be recorded (unless satisfactory opinions of counsel are delivered to the Trustee and the Certificate Insurer to the effect that recordation of assignments is not required in the relevant jurisdiction to protect the interest of the Trustee in the Mortgage Loans and Related Documents).

     The Subservicers intend that the transfer of (a) the Cut-Off Balances and the Additional Balances to the Seller and (b) ownership of the Related Documents to the Trustee will be treated as sales. However, in the event of an insolvency of any Subservicer, the trustee in bankruptcy of such Subservicer may attempt to recharacterize such transactions as a borrowing by such Subservicer secured by a pledge of the Cut-Off Balances, the Additional Balances and the Related Documents. If the receiver decided to challenge such transfer, delays in payments of the Certificates and possible reductions in the amount thereof could occur. In connection with the transfer of the Cut-Off Balances, the Seller will have received an opinion of Sidley & Austin, special counsel to the Seller, to the effect that although it has found no case directly on point and the transaction includes some factors which are consistent with a different characterization, (a) the transfer by the Subservicers of (i) the Cut-Off Balances and the Additional Balances to the Seller and (ii) ownership of the Related Documents to the Trustee constitute sales under applicable Illinois law and (b) the transfer by the Seller to the Trustee of the Cut-Off Balances and the Additional Balances is either a sale or the grant of a security interest therein to the Trustee. Such opinion is limited to matters of Illinois and federal law, and is not binding on any court.

     The Seller will, in the event that HFC's long-term unsecured debt rating is at any time reduced below A-/A3, take certain actions that are required to perfect the Trust's interest in the Cut-Off Balances and the Additional Balances. Prior to taking such action, in the event of the insolvency of any Subservicer, if the bankruptcy court determined that the sales by such Subservicer to the Seller and to the Trust were each a secured loan, such security interest may be deemed unperfected and the Seller and the Trustee on behalf of the Certificateholders would each be an unsecured creditor of such Subservicer. Similarly, in the event of the insolvency of the Seller prior to taking such action, if the transfer by the Seller to the Trust was deemed by a bankruptcy court to be a secured loan, the security interest may be deemed unperfected and the Trustee on behalf of the Certificateholders would be an unsecured creditor of the Seller. The Seller will warrant that if the transfer by it to the Trust is deemed to be a grant to the Trust of a security interest in the Cut-Off Balances and the Additional Balances, the Trust will, after certain actions have been taken regarding perfection, have a first priority security interest therein.

     In the event of a bankruptcy or insolvency of the Master Servicer, the bankruptcy trustee or receiver may have the power to prevent the Trustee or the Certificateholders from appointing a successor Master Servicer. If a conservator, receiver or trustee were appointed by the Seller or a Subservicer, or if certain other events relating to the bankruptcy or insolvency of the Seller or Subservicers were to occur, Additional Balances (and Subsequent Funding Mortgage Loans if such events occurred during the Funding Period) would not be sold to the Seller by such Subservicer pursuant to the Receivables Purchase Agreement or transferred by the Seller to the Trust pursuant to the Agreement. In the event of any such occurrence with respect to the Seller, the Rapid Amortization Period would commence.

     The Seller does not and will not engage in any activities except the transactions described herein and other similar transactions (some of which have already been entered into by the Seller) and activities incidental to, or necessary or convenient to accomplish the foregoing. The Seller has no current intention of filing a voluntary petition under the Bankruptcy Code of 1984, as amended (the "Bankruptcy Code"), or any similar applicable state laws.

     No Gross-Up for Withholding Tax. A non-U.S. person who complies with the applicable identification requirements of the IRS should generally not be subject to United States withholding tax. See "Income Tax Consequences." If such law were to change and, as a result thereof, United States withholding tax were imposed on such payments, a non-U.S. person would receive such payments net of such withholding tax, and none of the Certificate Insurer, Trust, Trustee, Seller, Master Servicer or any Subservicer would have any obligation to gross up such payments to account for such withholding tax.

                          THE SELLER AND SUBSERVICERS

     The Seller was incorporated under the laws of the State of Delaware on May 5, 1994 and is a wholly-owned special purpose subsidiary of HFC. The Seller was organized for the limited purposes of engaging in the type of transactions described herein and other similar transactions (some of which have already been entered into by the Seller) and any activities incidental to and necessary or convenient for the accomplishment of such purposes. Neither HFC's nor the Seller's board of directors intends to change the business purpose of the Seller. The Seller's principal executive office is located at 2700 Sanders Road, Prospect Heights, Illinois 60070.

     The Subservicers are wholly-owned subsidiaries of HFC that are licensed to make home equity revolving credit line loans in the states in which the Mortgage Loans are originated and will transfer certain rights to the Mortgage Loans, the Cut-Off Balances and the Additional Balances to the Seller. These companies originate home equity revolving credit line loans and, in some cases, other types of consumer loans from branch offices located in the states in which they are licensed to do business.

     Each Cut-Off Balance will be sold to the Trust by the Seller at a price equal to its Cut-Off Balance and will be subserviced by the appropriate Subservicer on behalf of HFC as Master Servicer. The Master Servicer will be entitled to retain, on behalf of itself and the Subservicers, the Servicing Fee.

                              THE MASTER SERVICER

     Household Finance Corporation was incorporated in Delaware in 1925, as successor to an enterprise which traces its origin through the same ownership to an office established in 1878. HFC will be responsible for acting as the Master Servicer for the Mortgage Loans. HFC is a subsidiary of Household International, Inc. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070. Its telephone number is (847) 564-5000.

     HFC and its subsidiaries offer a diversified range of financial services. Their principal business is the making of cash loans, including home equity loans secured by first and second mortgages, directly to consumers in the United States. Loans are made through branch lending offices and by direct mail or telemarketing. HFC, through banking subsidiaries, also offers both VISA* and MasterCard* credit cards to residents throughout the United States.

     In conjunction with its consumer finance operations and where applicable laws permit, HFC makes available to customers credit life, credit accident and health, and household contents insurance. Credit life and credit accident and health insurance are generally directly written by or reinsured with HFC's insurance subsidiary, Household Life Insurance Company.

     As of September 30, 1996, HFC had approximately $20.3 billion in total assets, approximately $17.7 billion in total liabilities and approximately $2.6 billion in shareholder's equity.

                                USE OF PROCEEDS

     The net proceeds to be received from the sale of the Certificates will be used by the Seller to purchase the Initial Mortgage Loans from the Subservicers. The Subservicers will use the net proceeds received from the Seller for general corporate purposes.

                 THE HFC REVOLVING HOME EQUITY LENDING PROGRAM

GENERAL

     HFC and its subsidiaries have originated closed-end fixed-rate second mortgages since 1972 and have offered home equity revolving credit line loans since 1977. As of September 30, 1996, HFC and its subsidiaries had approximately $6.7 billion aggregate principal amount of outstanding home equity revolving credit line loans, including loans sold with servicing performed by HFC and its subsidiaries.

UNDERWRITING PROCEDURES RELATING TO HOME EQUITY REVOLVING CREDIT LINE LOANS

     All home equity revolving credit line loan applications received by HFC or its subsidiaries are subjected to a direct credit investigation by the related Subservicer. This investigation includes (i) obtaining and reviewing an independent credit bureau report, (ii) verifying any senior mortgage balance and payment history, which may be obtained from credit bureau information provided it has been updated within two months of the application or, if not, obtained in writing or by telephone from the holder of any senior mortgage, (iii) verification of employment, which normally includes obtaining a W-2 form or paystub, a minimum of two years of tax returns for self-employed individuals or other written or telephone verification with employers, (iv) obtaining a title search to ensure that all liens, except for any existing senior mortgage lien, are paid off prior to, or at the time of, the funding of the loan, and (v) obtaining an appraisal (which may be an appraisal prepared using a statistical data base) of the property, which must be substantiated by sales data on three comparable properties.

     After this investigation is conducted, a decision is made to accept or reject the loan application. A Credit Limit is assigned based on the borrower's ability to pay and an acceptable combined loan-to-value ratio. Generally, all prospective borrowers must have a debt-to-income ratio of no greater than 45%, but such requirement may be waived by senior management. In no event may the debt to income ratio exceed 60%. For purposes of calculating the debt to income ratio, debt is defined as the sum of the senior mortgage payment, including escrow payments for the hazard insurance premium, real estate taxes, mortgage insurance premium, owners association dues and ground rents, plus payments on installment and revolving debt that extend beyond 10 months (including payments on the home equity loan line of credit computed based on the Credit Limit applied for at the then current Loan Rate), and alimony, child support or maintenance payments, and income is defined as stable monthly gross income from the borrower's primary source of employment, plus acceptable secondary income. The determination of an acceptable combined loan-to-value ratio is based solely upon the Credit Limit and does not include certain fees which may be added to the principal balance of the loan. An acceptable combined loan-to-value ratio is also a function of the real estate's quality, condition, appreciation history, and prospective market conditions; however, the combined loan-to-value ratio generally may not exceed 100%.

---------------

*VISA and MasterCard are registered trademarks of VISA USA, Inc. and MasterCard International Incorporated, respectively.

     HFC and its subsidiaries will not make mortgages behind a negatively amortizing senior mortgage, except when the senior mortgage is subject to a maximum permitted indebtedness or the Credit Limit is $25,000 or less. Generally, title insurance is obtained for all Mortgage Loans that constitute a first mortgage or have a Credit Limit over $50,000.

HOME EQUITY REVOLVING CREDIT LINE LOAN TERMS

     The borrower may access the home equity revolving line of credit by writing a check and by certain other methods. The Minimum Monthly Payment for each Mortgage Loan is generally the greatest of (x) a specified percentage (which ranges between 0.85% and 2.10% depending upon the date the loan was originated, the related interest rate and certain factors in the borrower's credit profile) of the principal balance of the Mortgage Loan, plus late charge fees and bad check fees (the "Administrative Charges") and credit insurance charges, (y) a designated minimum dollar amount, which is generally $50 plus Administrative Charges and credit insurance charges and (z) the amount of accrued interest during the related billing cycle plus Administrative Charges and credit insurance charges. However, in the case of Adjustable Rate Mortgages in Illinois which were originated prior to November 6, 1989, generally, the Minimum Monthly Payment is computed only in accordance with clause (z) above. A borrower's Minimum Monthly Payment is due on a fixed date each month which is between 22 and 25 days after the Cycle Date for the borrower's particular Mortgage Loan. Cycle Dates for the Mortgage Loans are the 4th, 5th, 6th, 8th, 10th, 11th, 12th, 16th, 17th, 18th, 19th, 20th, 25th and 26th of every month. For example, if the Cycle Date for a Mortgage Loan is on the 5th day of the month, an update of the related account is completed at the close of business on the 5th. A detailed listing of all debits and credits along with the Minimum Monthly Payment and available line of credit is listed on the borrower's billing statement. The billing statement would be sent to the borrower on the 6th and payment would be due on the 27th of the month.

     Adjustable Rate Mortgages bear interest at rates which may change from month to month subject to maximum and minimum per annum rates, if any, specified in the Credit Line Agreement. The monthly periodic rate (the "Loan Rate") is one-twelfth of the sum of the Index Rate (as defined below) plus a certain spread (the "Margin"). Currently, the Margin range offered by a Subservicer is from 5.50% to 8.00%. Fixed Rate Mortgages currently offered by a Subservicer bear interest at rates generally ranging from 14.25% to 16.75%. The variable or fixed rates of interest charged on a revolving home equity line of credit are determined by the overall qualification of the borrower, the combined loan-to-value ratios or equity in the property and market conditions. Interest on the home equity revolving lines of credit is payable at the Loan Rate monthly in arrears on the average daily outstanding principal balance.

     For any Adjustable Rate Mortgage, except for Mortgage Loans originated in North Carolina prior to August 24, 1992, the "Index Rate" during a billing cycle is the "prime rate" published by The Wall Street Journal on the first publication date of the month in which the related billing cycle begins. If a prime rate range is published, then the average of that range will be used for Mortgage Loans originated prior to October 1, 1991 and for most other Mortgage Loans originated after October 1, 1991 the highest rate in such range will be used. When a change in the prime rate is published, a change in the Loan Rate will take effect on the first day of the first complete billing cycle following the date of the published change and the new Loan Rate will apply to new loans and charges, as well as to the existing Loan Balance. For Adjustable Rate Mortgages originated in North Carolina prior to August 24, 1992, the "Index Rate" is the rate for the auction average of six month U.S. Treasury Bills effective as of the fifteenth day of the prior month. Said rate can be found in the Federal Reserve Bulletin. Because the billing period regarding North Carolina Mortgage Loans between Cycle Dates contains portions of two calendar months, use of this Index Rate may cause two different daily periodic rates to be used to determine the monthly Loan Rate. The Credit Line Agreements further provide that in the event of a change in law or any court ruling that prohibits a Subservicer from using the Index Rate, or if the publication of the Index Rate is discontinued, the related Subservicer will change the Index Rate upon notification of such event in accordance with the Credit Line Agreement.

     Principal amounts may be drawn upon (up to the Credit Limit of the Mortgage Loan, and in certain cases in excess of the Credit Limit) or repaid under the Mortgage Loans from time to time. Except for any amortization of principal which may occur as a result of the required Minimum Monthly Payments, there are no required payments of principal, except that the outstanding principal amount of most Mortgage Loans will be due fifteen years or, in some cases, ten years from origination or, as described below in certain instances at any time after six years or, in some cases, twelve years from the date of the applicable Credit Line Agreement upon exercise of the related Subservicer's call option. The Loan Rate for an Adjustable Rate Mortgage will generally not exceed 24.9% or twelve percentage points over the initial Index Rate for such Mortgage Loan, depending on when or where the Mortgage Loan was originated or generally be less than 8% for a first mortgage and 10% for a second or third mortgage except for certain Adjustable Rate Mortgage Loans originated in Wisconsin or prior to 1987.

     The Subservicers will have the right under each Mortgage Loan, on prior notice, to change its terms, subject to complying with applicable law. Changes may apply to both new and outstanding balances unless prohibited by applicable law. However, termination of a borrower's Credit Limit generally will occur only as provided below. The Trust will not have the right to amend the Mortgage Loans.

     Most of the home equity revolving credit line loans must be repaid by the borrower fifteen years, or in some cases, ten years after the date of the Credit Line Agreement. The Subservicers intend to enforce this repayment date. However, in accordance with its current servicing procedures, the Subservicers may extend the principal repayment date of a Mortgage Loan if the borrower has an acceptable credit history and meets such other conditions, if any, required by the Subservicer. In addition, for a portion of such Mortgage Loans the Subservicers will have the right to call for the payment of the entire outstanding balance, plus all other accrued but unpaid charges, commencing not earlier than six years or, in some cases, twelve years after the date of the related Credit Line Agreement, upon at least 90 days' prior notice. The Subservicers do not currently intend to exercise this call right with respect to the Mortgage Loans. The Trust does not have the ability to require the Master Servicer or a Subservicer to enforce the scheduled repayment date, if such date has been extended, or to exercise the right to call the Mortgage Loans.

     The Subservicers will have the right to require the borrower to pay the entire balance plus all other accrued but unpaid charges immediately and to cancel any credit privileges under the Credit Line Agreement if, among other things, the borrower fails to make two or more payments when due under the Credit Line Agreement, the borrower has provided false, misleading or incorrect material information to the Subservicer, the borrower dies, a bankruptcy petition is filed by or against the borrower, the borrower sells any interest in the property securing the Credit Line Agreement (including the creation of a subordinate lien), foreclosure or condemnation proceedings are instituted on the property by any lienholder or governmental agency, the borrower incurs any lien on the property which adversely affects the property or the Subservicer's rights in the property or the borrower fails to maintain the property, fails to pay the real estate taxes on the property, fails to keep the property insured, abandons the property or defaults on the Credit Line Agreement. Additionally, the Subservicers will have the right to reduce or cancel the Credit Limit or prohibit additional advances under the Credit Line Agreement if, among other things, a material change in the financial condition of the borrower has occurred (including delinquency), the borrower fails to use or occupy the property as his primary residence, frequent advances are requested by the borrower over the Credit Limit, the maximum annual percentage rate under the Credit Line Agreement is attained, the contractual revolving period under the Credit Line Agreement expires, the scheduled repayment date is extended or any borrower so requests.

     In the event of a default on a mortgage that is senior to any Mortgage Loan, the related Subservicer will have the right in many states to satisfy the defaulted senior mortgage in full or cure such default and bring the defaulted senior mortgage current, in either event adding any amounts expended in connection with such satisfaction or cure to the then current loan balance for such Mortgage Loan. In such event, the Subservicers will either take the action described above or may refrain from taking any action based upon reasonable commercial practice in the home equity revolving credit line loan industry generally. See "Certain Legal Aspects of the Mortgage Loans -- Foreclosure" and "-- Rights of Senior Mortgagees or Beneficiaries" herein.

SERVICING OF HOME EQUITY REVOLVING CREDIT LINE LOANS

     HFC will be responsible for servicing the Mortgage Loans as agent for the Trust. The Subservicers will perform the servicing activities on behalf of HFC in accordance with HFC's policies and procedures for servicing real estate secured revolving loans.

     With respect to real estate secured loans, the general policy of HFC is to initiate foreclosure on the underlying property only after such loan is more than two months delinquent, any notices required by law have been sent to the borrower and the foreclosure is authorized by operating management. Foreclosure proceedings may be terminated if the delinquency is cured. However, under certain circumstances, the Subservicers may elect not to commence foreclosure if the borrower's default is due to special circumstances which are temporary and are not expected to last beyond a specified period. Similarly, the Subservicers may treat such loans as current if the borrower has made one standard payment, has, in the opinion of the Master Servicer, demonstrated an ability to pay in the future and met such other criteria, if any, established by the Master Servicer from time to time. All amounts delinquent, however, will remain due and owing by the borrower. The loans of borrowers in bankruptcy proceedings will be restructured in accordance with law and with a view to maximizing recovery of such loans, including any deficiencies.

     The operating policy of HFC with respect to charged-off amounts is to generally recognize losses on past due accounts that reach six months contractually overdue or when HFC obtains title to the property. The charge-off period may be extended from six months to forty-eight months after the loan has been written down to its net realizable value if it is clear that the principal balance thereof will be collected.

     Amounts of the principal balance of real estate secured loans which the Master Servicer may charge-off will generally be computed by comparing the estimated fair market value of the property securing such loan (the "Property Value") to the amount of any senior indebtedness thereon and any unpaid property taxes, realized or forecasted foreclosure expenses and other related expenses (the "Senior Indebtedness Expenses"). Property Value may be determined by (i) drive-by appraisals, (ii) a full interior/exterior appraisal, (iii) an opinion rendered by a local real estate broker chosen by the Master Servicer, or (iv) the Master Servicer's appraisal which may be prepared using a statistical database system.

     To the extent the Property Value less the Senior Indebtedness Expenses (the "Net Property Value") is less than the principal balance of such loan, the Master Servicer may, but is not required to, write down such principal balance to such Net Property Value. Further charge-offs may be taken from time-to-time based upon the Master Servicer's current estimate of Net Property Value.

     Once the Mortgaged Property has been foreclosed upon and sold by a Subservicer, generally any additional loss or recovery is recognized.

     Servicing and charge-off policies and collection practices may change over time in accordance with HFC's business judgment, changes in HFC's real estate secured revolving credit line loans and applicable laws and regulations, and other considerations.

                 MORTGAGE LOAN DELINQUENCY AND LOSS EXPERIENCE

     HFC and its subsidiaries have recently experienced an increase in delinquency due primarily to the seasoning of its portfolio and adverse economic conditions, particularly in California. Total losses relating to the portfolio have increased due to the acceleration of the disposition of property held as a result of prior foreclosures, an increase in personal bankruptcies and a decline in property values (particularly in California).

     The information in the tables below has not been adjusted to eliminate the effect of the unseasoned nature of the home equity revolving credit line loan portfolio during the periods shown. Accordingly, loss and delinquency as percentages of aggregate principal balance of Mortgage Loans serviced for each period would be higher than those shown if a group of Mortgage Loans were artificially isolated at a point in time and the information showed the activity only in that isolated group. However, since most of the mortgage loans in HFC's and its subsidiaries' home equity revolving credit line loan portfolio will not be fully seasoned and since the terms of most Mortgage Loans will not call for payment of principal in full prior to maturity, the delinquency and loss information for such an isolated group would also be distorted to some degree. The tables below present real estate revolving credit line loan data applicable to substantially all of the United States operations of HFC, including loans managed in states which are not represented in the mortgage pool consisting of the Mortgage Loans, and include loans sold with servicing performed by HFC and its subsidiaries, and real estate acquired through foreclosure.

                      MORTGAGE LOAN DELINQUENCY EXPERIENCE
                             (DOLLARS IN THOUSANDS)

                                                                                                                 NINE MONTHS
                                                         YEAR ENDED DECEMBER 31,                                    ENDED
                                --------------------------------------------------------------------------      SEPTEMBER 30,
                                   1991            1992            1993            1994          1995(3)           1996(3)
                                ----------      ----------      ----------      ----------      ----------      -------------
Number of mortgage loans
  managed(1)...................    153,027         149,796         151,513         148,964         147,448           139,660
Aggregate loan balance
  of mortgage
  loans managed................ $5,166,013      $5,198,702      $5,285,796      $5,169,786      $4,878,161       $ 4,514,140
Loan balance of mortgage loans
  2-3 payments past due(2)..... $   59,096      $   44,168      $   52,321      $   57,356      $   34,078       $    36,714
Loan balance of mortgage loans
  3+ payments
  past due(2).................. $  221,337      $  236,412      $  193,466      $  164,751      $  162,584       $   153,712
Loan balance of mortgage loans
  2+ payments
  past due(2).................. $  280,433      $  280,580      $  245,787      $  222,107      $  196,662       $   190,426
Loan balance of mortgage loans
  2+ payments
  past due as a
  percentage of
  aggregate loan
  balance of
  mortgage loans
  managed......................       5.43%           5.40%           4.65%           4.30%           4.03%             4.22%

---------------
(1) "loans managed" included loans owned and loans serviced with limited recourse.

(2)  Contractually past due.

(3) Prior to 1995, information was reported as of the end of the borrower's cycle date. Due to system enhancements, beginning in 1995 all payment activity from the end of the borrower's cycle date until the immediately succeeding month end are included and reported. If the previous reporting system had been utilized the "aggregate loan balance of mortgage loans managed" would have been $4,777,800 for December 31, 1995 and $4,420,419 for September 30, 1996. The percentage of loans 2+ payments delinquent would have been 4.84% for December 31, 1995 and 5.11% for September 30, 1996.

                         MORTGAGE LOAN LOSS EXPERIENCE
                             (DOLLARS IN THOUSANDS)

                                                                                                                  NINE MONTHS
                                                              YEAR ENDED DECEMBER 31,                                ENDED
                                       ----------------------------------------------------------------------    SEPTEMBER 30,
                                          1991           1992           1993           1994         1995(3)         1996(4)
                                       ----------     ----------     ----------     ----------     ----------    -------------
Number of mortgage loans managed(1)...    153,027        149,796        151,513        148,964        147,448         139,660
Aggregate loan balance of mortgage
  loans managed....................... $5,166,013     $5,198,702     $5,285,796     $5,169,786     $4,878,161     $ 4,514,140
Gross charge-offs..................... $   37,573     $   43,477     $   59,060     $   52,760     $   49,489     $    34,592
Percentage(2).........................       0.74%          0.85%          1.12%          1.00%          0.97%           0.98%

---------------
(1) "loans managed" included loans owned and loans serviced with limited recourse.

(2) As a percentage of average balance of mortgage loans managed during the period, annualized for partial periods.

(3) Prior to 1995, information was reported as of the end of the borrower's cycle date. Due to system enhancements, beginning in 1995 all payment activity from the end of the borrower's cycle date until the immediately succeeding month end is included and reported. If the previous reporting system had been utilized the "aggregate loan balance of mortgage loans managed" would have been $4,777,800 for December 31, 1995, and the percentage of gross charge-offs would have been 1.02%.

(4) Prior to 1996 any loss on the sale of foreclosed Mortgage Property was included as a gross charge-off. Due to a policy change, beginning January 1, 1996 the loss on the sale of such property (net of sales commissions) was excluded from the gross charge-off calculation. If the previous policy had been utilized, the gross charge-offs for the nine months ended September 30, 1996 would have been $39,394 and the percentage of gross charge-offs would have been 1.11% (annualized) for the nine months ended September 30, 1996.

                     THE REVOLVING HOME EQUITY CREDIT LINES

     Unless otherwise noted in this Prospectus all statistical information included herein with respect to the Initial Mortgage Loans is as of the close of the last billing cycle for each such Loan on or before November 1, 1996 (the "Pool Date").

     The Initial Mortgage Loans are evidenced by loan agreements (each, a "Credit Line Agreement") secured by mortgages or deeds of trust (of which approximately 29.62% by principal balance are first mortgages, approximately 70.02% by principal balance are second mortgages, and the remainder are third mortgages) on Mortgaged Properties originated in 38 states. The term to maturity of most of the Mortgage Loans at origination will be either fifteen years or, in some cases, ten years (a portion of such Mortgage Loans being subject to an optional call exercisable by the related Subservicer commencing not less than six years or, in some cases, twelve years after the date of origination). As of the Pool Date, approximately 61.97% of the Initial Mortgage Loans by principal balance were Adjustable Rate Mortgages, with the remainder being Fixed Rate Mortgages.

     Each of the Initial Mortgage Loans owned by a Subservicer as of the Pool Date had a current principal balance outstanding that was less than 90 days contractually delinquent, had a Combined Loan-to-Value Ratio which was generally not greater than 100%, represented a first, second or third lien position and, if an Adjustable Rate Mortgage, had an Index Rate equal to the prime rate or the rate for the auction average of six month U.S. Treasury Bills. All Initial Mortgage Loans originated in Massachusetts had a principal balance as of the Pool Date of at least $6,000. Each Initial Mortgage Loan was originated between May 24, 1984 and October 18, 1996 in the ordinary course of the related Subservicer's home equity revolving credit line loan program. The Initial Mortgage Loans had individual Combined Loan-to-Value Ratios at the Pool Date based upon the appraisal of the Mortgaged Property obtained by the related Subservicer at origination generally ranging from 0% to not more than 100%. The Combined Loan-to-Value Ratio for purposes hereof is the ratio of the principal balance of all senior liens plus the Credit Limit of the Mortgage Loan to the value of the

Mortgaged Property as such value was determined in an appraisal made at the time the Mortgage Loan was originated. Such value may have declined or increased from the time of the appraisal to the Pool Date.

     Not more than 3.59% of the aggregate principal balances of the Initial Mortgage Loans at the Pool Date consisted of Mortgage Loans secured by attached properties (excluding planned unit developments). As of the Pool Date, the average principal balance of the Initial Mortgage Loans was approximately $32,648 with the weighted average Combined Loan-to-Value Ratio of the Initial Mortgage Loans being approximately 79.97%. As of the Pool Date the weighted average credit limit utilization rate (computed by dividing the Cut-Off Balance for each Initial Mortgage Loan by the related Credit Limit, which, in cases where credit privileges have been terminated, may be the Cut-Off Balance) was approximately 96.02% and the weighted average junior mortgage ratio (computed by dividing the Cut-Off Balance for each Initial Mortgage Loan by the sum of such Cut-Off Balance and the outstanding balances of all senior mortgage loans affecting the related Mortgaged Property) was approximately 59%. Except as noted herein, the latest scheduled maturity of any Initial Mortgage Loan is October 18, 2011.

     Set forth below is a description of certain characteristics of the Initial Mortgage Loans as of the Pool Date:

                       BALANCES OF INITIAL MORTGAGE LOANS

                                                       NUMBER OF          AGGREGATE          PERCENT OF
                 PRINCIPAL BALANCES                      LOANS        PRINCIPAL BALANCE       BALANCE
----------------------------------------------------   ---------      -----------------      ----------
$      0 to $  5,000................................        317        $     969,181.13          0.12%
$  5,001 to $ 10,000................................      1,386           11,625,356.65          1.46
$ 10,001 to $ 15,000................................      3,179           40,279,474.29          5.06
$ 15,001 to $ 20,000................................      3,428           60,359,320.71          7.58
$ 20,001 to $ 25,000................................      3,307           74,853,068.46          9.40
$ 25,001 to $ 30,000................................      2,834           78,092,261.79          9.82
$ 30,001 to $ 35,000................................      2,037           66,235,911.27          8.32
$ 35,001 to $ 40,000................................      1,662           62,492,157.03          7.85
$ 40,001 to $ 45,000................................      1,234           52,493,324.06          6.59
$ 45,001 to $ 50,000................................      1,175           56,145,491.15          7.05
$ 50,001 to $ 55,000................................        709           37,203,580.52          4.67
$ 55,001 to $ 60,000................................        563           32,510,861.96          4.08
$ 60,001 to $ 65,000................................        489           30,549,544.79          3.84
$ 65,001 to $ 70,000................................        335           22,634,087.94          2.84
$ 70,001 to $ 75,000................................        319           23,186,632.81          2.91
$ 75,001 to $ 80,000................................        249           19,301,802.87          2.42
$ 80,001 to $ 85,000................................        183           15,139,858.03          1.90
$ 85,001 to $ 90,000................................        150           13,162,586.51          1.65
$ 90,001 to $ 95,000................................        141           13,035,061.17          1.64
$ 95,001 to $100,000................................        144           14,067,107.62          1.77
$100,001 to $105,000................................         68            6,959,758.00          0.87
$105,001 to $110,000................................         67            7,209,787.61          0.91
$110,001 to $115,000................................         60            6,751,102.56          0.85
$115,001 to $120,000................................         51            6,005,797.66          0.75
$120,001 to $125,000................................         53            6,477,301.34          0.81
$125,001 and above..................................        250           38,540,302.44          4.84
                                                         ------         ---------------        ------
     Total..........................................     24,390        $ 796,280,720.37        100.00%
                                                         ======         ===============        ======

           CREDIT LIMIT UTILIZATION RANGES OF INITIAL MORTGAGE LOANS

                                                       NUMBER OF          AGGREGATE          PERCENT OF
RANGE OF CREDIT LIMIT UTILIZATION RATES                  LOANS        PRINCIPAL BALANCE       BALANCE
----------------------------------------------------   ---------      -----------------      ----------
0.001% to 9.99%.....................................         73        $     129,004.82          0.02%
10.00% to 19.99%....................................         84              350,087.50          0.04
20.00% to 29.99%....................................        109              927,141.08          0.12
30.00% to 39.99%....................................        208            2,158,955.37          0.27
40.00% to 49.99%....................................        272            3,861,169.16          0.48
50.00% to 59.99%....................................        413            7,049,593.73          0.89
60.00% to 69.99%....................................        565           11,609,830.61          1.45
70.00% to 79.99%....................................        956           23,468,528.53          2.95
80.00% to 89.99%....................................      1,653           45,217,953.00          5.68
90.00% to 99.99%....................................     10,632          372,017,111.71         46.72
100% Utilization(1).................................      5,777          216,174,684.59         27.15
100.01 to 110.00%(2)................................      3,648          113,316,660.27         14.23
                                                         ------         ---------------        ------
     Total..........................................     24,390        $ 796,280,720.37        100.00%
                                                         ======         ===============        ======

---------------
(1) Included are 2,080 Mortgage Loans having an aggregate principal balance of $69,766,689.78, or 8.76% of the aggregate principal balance of all Mortgage Loans, for which the Credit Limits have been suspended or terminated.
(2) Within parameters established from time to time by the Subservicers, borrowers may exceed their Credit Limits by up to 10%.

                   LOAN RATES OF INITIAL MORTGAGE LOANS(1)(2)

                                                       NUMBER OF          AGGREGATE          PERCENT OF
LOAN RATES                                               LOANS        PRINCIPAL BALANCE       BALANCE
----------------------------------------------------   ---------      -----------------      ----------
 6.00% to 9.99%.....................................          6        $     195,510.31          0.02%
10.00% to 10.49%....................................        226           13,206,651.53          1.66
10.50% to 10.99%....................................         98            6,044,882.67          0.76
11.00% to 11.49%....................................        447           27,817,922.11          3.49
11.50% to 11.99%....................................      1,178           40,981,610.99          5.15
12.00% to 12.49%....................................      3,478          120,201,652.06         15.10
12.50% to 12.99%....................................      1,506           68,039,785.59          8.54
13.00% to 13.49%....................................      4,574          165,597,105.06         20.80
13.50% to 13.99%....................................      2,361           74,106,174.73          9.31
14.00% to 14.49%....................................      1,616           44,404,133.16          5.58
14.50% to 14.99%....................................      1,681           47,696,646.63          5.99
15.00% to 15.49%....................................      1,392           35,565,225.17          4.47
15.50% to 15.99%....................................        427           11,790,146.59          1.48
16.00% to 16.49%....................................      3,085           81,142,092.91         10.19
16.50% to 16.99%....................................      1,948           50,312,777.82          6.32
17.00% to 17.49%....................................        280            7,116,432.47          0.89
17.50% to 17.99%....................................         38              991,284.92          0.12
18.00% to 18.49%....................................         37              756,185.70          0.09
18.50% to 18.99%....................................          3               46,376.31          0.01
19.00% to 19.49%....................................          1               10,686.35          0.00
19.50% to 19.99%....................................          2               30,689.95          0.00
20.00% and Above....................................          6              226,747.34          0.03
                                                         ------         ---------------        ------
     Total..........................................     24,390        $ 796,280,720.37        100.00%
                                                         ======         ===============        ======

---------------
(1) The Loan Rates for Initial Mortgage Loans with an Index Rate based on the prime rate are based on the prime rate as of November 1, 1996, which was 8.25%.

(2) The Loan Rates for Initial Mortgage Loans with an Index Rate based on the auction average of six-month Treasury Bills, which represent approximately 0.01% of the principal balance of Initial Mortgage Loans, range from 11.00% to 11.50%.

                  TYPE OF LOAN RATES OF INITIAL MORTGAGE LOANS

                                                       NUMBER OF          AGGREGATE          PERCENT OF
TYPE OF LOAN RATES                                       LOANS        PRINCIPAL BALANCE       BALANCE
----------------------------------------------------   ---------      -----------------      ----------
Adjustable..........................................     15,532        $ 493,433,656.61         61.97%
Fixed...............................................      8,858          302,847,063.76         38.03
                                                         ------         ---------------        ------
     Total..........................................     24,390        $ 796,280,720.37        100.00%
                                                         ======         ===============        ======

         MARGIN RANGES OF ADJUSTABLE RATE INITIAL MORTGAGE LOANS(1)(2)

                                                       NUMBER OF          AGGREGATE          PERCENT OF
MARGIN RANGES                                            LOANS        PRINCIPAL BALANCE       BALANCE
----------------------------------------------------   ---------      -----------------      ----------
Below 2.00%.........................................          7        $     604,255.37          0.08%
2.00% to 2.99%......................................        281           15,294,854.19          1.92
3.00% to 3.49%......................................        295           10,911,140.90          1.37
3.50% to 3.99%......................................      3,311          105,660,034.40         13.27
4.00% to 4.49%......................................        819           30,289,146.32          3.80
4.50% to 4.99%......................................      3,514          127,390,675.22         16.00
5.00% to 5.49%......................................        976           31,207,830.88          3.92
5.50% to 5.99%......................................      1,494           44,331,785.32          5.57
6.00% to 6.49%......................................        431           11,258,008.21          1.41
6.50% to 6.99%......................................        932           27,036,403.80          3.40
7.00% to 7.49%......................................        306            6,779,723.43          0.85
7.50% to 7.99%......................................        144            4,112,418.78          0.52
8.00% to 8.49%......................................      2,743           71,642,185.61          9.00
8.50% to 8.99%......................................         80            2,173,814.10          0.27
9.00+%..............................................        199            4,741,380.08          0.59
                                                         ------         ---------------         -----
     Total..........................................     15,532        $ 493,433,656.61         61.97%
                                                         ======         ===============         =====

---------------
(1) The margins for the Initial Mortgage Loans with an Index Rate based on the auction average of six-month Treasury Bills, represent approximately 0.01% of the principal balance of Initial Mortgage Loans and range from 6.00% to 6.50%.

(2) The weighted average Margin of the Adjustable Rate Mortgages which are part of the Initial Mortgage Loans is 5.22%.

        MAXIMUM LOAN RATES OF ADJUSTABLE RATE INITIAL MORTGAGE LOANS(1)

                                                       NUMBER OF          AGGREGATE          PERCENT OF
MAXIMUM RATE                                             LOANS        PRINCIPAL BALANCE       BALANCE
----------------------------------------------------   ---------      -----------------      ----------
Not Available.......................................          3        $      38,022.42          0.00%
No Maximum Rate.....................................        181            4,978,087.69          0.63
Less than 16.00%....................................         12              198,866.16          0.02
16.00% to 16.99%....................................        161            5,141,035.97          0.65
18.00% to 18.99%....................................      3,363           96,339,211.58         12.10
20.00% to 20.99%....................................        964           24,459,903.39          3.07
21.00% to 21.99%....................................      6,144          211,112,000.93         26.52
22.00% to 22.99%....................................      1,282           35,685,097.39          4.48
23.00% to 23.99%....................................         11              267,144.67          0.03
24.00% to 24.99%....................................      2,250           76,711,854.23          9.63
25.00% to 25.99%....................................        685           22,901,493.52          2.88
26.00% & Above......................................        476           15,600,938.66          1.96
                                                         ------         ---------------         -----
     Total..........................................     15,532        $ 493,433,656.61         61.97%
                                                         ======         ===============         =====

---------------
(1) The weighted average maximum Loan Rate of the Adjustable Rate Mortgages which are part of the Initial Mortgage Loans (excluding those Adjustable Rate Mortgages for which the maximum rate is "not available" or "no maximum rate") is 21.38%.

               FIXED RATE LOAN RATES OF INITIAL MORTGAGE LOANS(1)

                                                       NUMBER OF          AGGREGATE          PERCENT OF
LOAN RATES                                               LOANS        PRINCIPAL BALANCE       BALANCE
----------------------------------------------------   ---------      -----------------      ----------
 6.00% to  9.49%....................................         4         $     128,583.80          0.02%
 9.50% to  9.99%....................................         2                66,926.51          0.01
10.00% to 10.49%....................................        26             1,765,704.92          0.22
10.50% to 10.99%....................................        47             3,587,719.78          0.45
11.00% to 11.49%....................................       285            20,208,334.36          2.54
11.50% to 11.99%....................................       377            19,225,040.50          2.41
12.00% to 12.49%....................................       252            12,823,627.72          1.61
12.50% to 12.99%....................................     1,097            51,300,116.35          6.44
13.00% to 13.49%....................................       442            19,229,643.65          2.41
13.50% to 13.99%....................................       768            26,258,550.09          3.30
14.00% to 14.49%....................................     1,160            32,110,721.98          4.03
14.50% to 14.99%....................................       734            20,035,119.14          2.52
15.00% to 15.49%....................................     1,073            28,433,875.76          3.57
15.50% to 15.99%....................................       300             8,007,729.21          1.01
16.00% to 16.49%....................................       328             8,738,546.78          1.10
16.50% to 16.99%....................................     1,790            46,292,072.89          5.81
17.00% to 17.49%....................................       114             3,268,654.98          0.41
17.50% to 17.99%....................................        33               799,269.02          0.10
18.00% to 18.49%....................................        24               547,809.25          0.07
18.50% to 18.99%....................................         1                13,163.57          0.00
19% and Above.......................................         1                 5,853.50          0.00
                                                         -----          ---------------         -----
     Total..........................................     8,858         $ 302,847,063.76         38.03%
                                                         =====          ===============         =====

---------------
(1) The weighted average Loan Rate for the Fixed Rate Mortgages which are part of the Initial Mortgage Loans is 13.95%.

           COMBINED LOAN-TO-VALUE RATIOS OF INITIAL MORTGAGE LOANS(1)

                      RANGE OF
                 ORIGINAL COMBINED                     NUMBER OF          AGGREGATE          PERCENT OF
                LOAN-TO-VALUE RATIOS                     LOANS        PRINCIPAL BALANCE       BALANCE
----------------------------------------------------   ---------      -----------------      ----------
Up to 30%...........................................        796        $  16,391,249.52          2.06%
30.001% to 35.00%...................................        301            7,268,444.37          0.91
35.001% to 40.00%...................................        362            9,470,094.34          1.19
40.001% to 45.00%...................................        402           11,276,693.39          1.42
45.001% to 50.00%...................................        525           14,249,287.57          1.79
50.001% to 55.00%...................................        692           20,741,620.53          2.60
55.001% to 60.00%...................................      1,180           35,968,969.74          4.52
60.001% to 65.00%...................................        776           26,316,783.17          3.30
65.001% to 70.00%...................................      1,224           43,064,499.70          5.41
70.001% to 75.00%...................................      1,460           57,500,435.54          7.22
75.001% to 80.00%...................................      4,688          158,513,606.85         19.91
80.001% to 85.00%...................................      2,666           83,553,949.19         10.49
85.001% to 90.00%...................................      1,865           61,461,978.60          7.72
90.001% to 95.00%...................................        914           32,075,179.69          4.03
95.001% to 96.00%...................................        162            6,408,111.19          0.80
96.001% to 100.00%..................................      6,198          206,391,305.65         25.92
100% +..............................................        179            5,628,511.33          0.71
                                                         ------         ---------------        ------
          Total.....................................     24,390        $ 796,280,720.37        100.00%
                                                         ======         ===============        ======

---------------
(1) Defined to be the ratio (expressed as a percentage) of the sum of (i) the greater of the current principal balance or the Credit Limit of the Initial Mortgage Loans and (ii) any outstanding principal balances of mortgage loans senior to the Initial Mortgage Loans (computed at the date of origination of the Initial Mortgage Loans) to the value of the related Mortgaged Property based upon an appraisal at such date of origination.

           GEOGRAPHIC DISTRIBUTION OF THE MORTGAGED PROPERTIES(1)(2)

                                                       NUMBER OF          AGGREGATE          PERCENT OF
STATE                                                    LOANS        PRINCIPAL BALANCE       BALANCE
----------------------------------------------------   ---------      -----------------      ----------
Arizona.............................................        396        $  12,477,664.73          1.57%
California..........................................      3,229          129,167,595.27         16.23
Colorado............................................        216            7,255,436.52          0.91
Connecticut.........................................        373           13,493,893.28          1.69
Delaware............................................        164            6,015,678.81          0.76
Florida.............................................      1,239           35,408,882.52          4.45
Georgia.............................................        448           11,140,430.17          1.40
Idaho...............................................         49            1,452,269.75          0.18
Illinois............................................      1,095           32,905,463.22          4.13
Indiana.............................................        393           11,019,606.28          1.38
Iowa................................................         47            1,070,491.45          0.13
Kansas..............................................        317            8,323,394.46          1.05
Kentucky............................................         62            1,938,401.54          0.24
Louisiana...........................................         96            2,866,250.37          0.36
Maryland............................................      1,136           40,845,779.38          5.13
Massachusetts.......................................        638           26,205,208.90          3.29
Michigan............................................      2,227           59,628,435.73          7.49
Minnesota...........................................        196            4,745,042.61          0.60
Mississippi.........................................         31              753,775.82          0.09
Missouri............................................        948           23,199,066.53          2.91
Nebraska............................................        132            4,839,353.10          0.61
Nevada..............................................        153            4,901,577.37          0.62
New Hampshire.......................................        126            4,236,984.11          0.53
New Jersey..........................................        817           33,390,673.11          4.19
New Mexico..........................................         92            2,924,613.84          0.37
New York............................................      2,117           79,339,576.25          9.96
North Carolina......................................        501           14,760,123.17          1.85
Ohio................................................      1,706           49,504,204.11          6.22
Oklahoma............................................         93            2,456,631.89          0.31
Oregon..............................................        262            8,703,126.57          1.09
Pennsylvania........................................      2,955           90,122,585.78         11.32
Rhode Island........................................         81            2,713,588.65          0.34
South Carolina......................................        153            3,366,371.58          0.42
Tennessee...........................................        207            5,901,671.75          0.74
Utah................................................         55            2,056,585.32          0.26
Virginia............................................        728           24,651,193.02          3.10
Washington..........................................        707           27,723,110.74          3.48
Wisconsin...........................................        205            4,775,982.67          0.60
                                                         ------         ---------------        ------
     Total..........................................     24,390        $ 796,280,720.37        100.00%
                                                         ======         ===============        ======

---------------
(1) No more than 0.14% of the Initial Mortgage Loans by principal balance are secured by Mortgaged Properties located in any one postal zip code.

(2) The state is determined by the location of the applicable Subservicer's branch office which originated the loan. In a small number of cases, the property securing the loan may not be located in the same state as the branch office.

                    PROPERTY TYPE OF INITIAL MORTGAGE LOANS

                                                       NUMBER OF          AGGREGATE          PERCENT OF
                   PROPERTY TYPE                         LOANS        PRINCIPAL BALANCE       BALANCE
----------------------------------------------------   ---------      -----------------      ----------
Detached............................................     21,940        $ 721,954,230.20         90.67%
Non-Detached........................................        937           28,514,977.05          3.58
PUD.................................................      1,513           45,811,513.12          5.75
                                                         ------         ---------------        ------
          Total.....................................     24,390        $ 796,280,720.37        100.00%
                                                         ======         ===============        ======

                   PROPERTY USE FOR INITIAL MORTGAGE LOANS(1)

                                                       NUMBER OF          AGGREGATE          PERCENT OF
                    PROPERTY USE                         LOANS        PRINCIPAL BALANCE       BALANCE
----------------------------------------------------   ---------      -----------------      ----------
Owner-Occupied......................................     24,033        $ 785,570,333.64         98.65%
Second Home.........................................        357           10,710,386.73          1.35
                                                         ------         ---------------        ------
          Total.....................................     24,390        $ 796,280,720.37        100.00%
                                                         ======         ===============        ======

---------------
(1) Based on information supplied by borrower in loan application.

          MONTHS REMAINING TO SCHEDULED MATURITY OF INITIAL MORTGAGE LOANS

                MONTHS REMAINING TO                    NUMBER OF          AGGREGATE          PERCENT OF
                 SCHEDULED MATURITY                      LOANS        PRINCIPAL BALANCE       BALANCE
----------------------------------------------------   ---------      -----------------      ----------
 0 to 60............................................      1,005        $  23,314,655.17          2.93%
61 to 66............................................        255            7,012,999.97          0.88
67 to 72............................................        414           11,651,093.20          1.46
73 to 78............................................        402           11,137,763.65          1.40
79 to 84............................................        972           33,470,479.80          4.20
85 to 90............................................      1,444           47,886,829.17          6.01
91 to 96............................................        305            8,011,773.86          1.01
97 to 102...........................................        306            8,083,188.89          1.02
103 to 108..........................................        357           10,326,641.25          1.30
109 to 114..........................................      1,847           70,130,480.17          8.81
115 to 117..........................................      1,369           55,923,095.30          7.02
118 to 120..........................................          6               28,847.94          0.00
121 to 123..........................................          4               34,506.61          0.00
124 to 126..........................................          4               40,364.92          0.01
127 to 129..........................................          9              166,391.72          0.02
130 to 132..........................................         10              144,097.47          0.02
133 to 135..........................................          4               69,349.55          0.01
136 to 138..........................................         10              124,881.46          0.02
139 to 141..........................................         10              258,932.53          0.03
142 to 144..........................................         11              185,943.16          0.02
145 to 147..........................................          8              380,647.95          0.05
148 to 150..........................................          6              257,450.38          0.03
151 to 153..........................................          6              204,503.21          0.03
154 to 156..........................................          7              251,815.85          0.03
157 to 159..........................................          3              183,610.57          0.02
160 to 162..........................................        701           18,169,233.15          2.28
163 to 165..........................................        848           23,048,312.61          2.89
166 to 168..........................................      1,261           34,497,482.86          4.33
169 to 171..........................................        685           21,352,308.51          2.68
172 to 174..........................................      1,372           47,266,243.86          5.94
175 to 177..........................................      6,139          217,176,928.86         27.28
178 to 180..........................................      4,600          145,245,451.85         18.24
181+*...............................................         10              244,414.92          0.03
                                                         ------         ---------------        ------
     Total..........................................     24,390        $ 796,280,720.37        100.00%
                                                         ======         ===============        ======

---------------
* Within parameters established by the Subservicers from time to time, the repayment date of a Mortgage Loan may be extended. For the Mortgage Loans noted, the Credit Limits have been suspended and the Subservicers are accepting the Minimum Monthly Payment. As a result, without any voluntary prepayment or default by the borrower, such loans will amortize over a period in excess of 15 years.

                   DAYS DELINQUENT FOR INITIAL MORTGAGE LOANS

                                                                         AGGREGATE
                                                       NUMBER OF         PRINCIPAL         PERCENT OF
                  DAYS DELINQUENT                        LOANS            BALANCE           BALANCE
----------------------------------------------------   ---------      ---------------      ----------
0-29................................................     23,136       $750,627,673.99         94.27%
30-59...............................................      1,065         38,246,731.79          4.80
60-89...............................................        189          7,406,314.59          0.93
                                                         ------       ---------------        ------
          Totals....................................     24,390       $796,280,720.37        100.00%
                                                         ======       ===============        ======

     No assurance can be given that the values of the Mortgaged Properties as of the dates of origination of the related Credit Line Agreements have remained or will remain constant or have not declined. If residential real estate markets generally should experience an overall decline in property values such that the outstanding Pool Balance related to the Mortgage Loans, together with any senior financing on the Mortgaged Properties, equal or exceed the value of the Mortgaged Properties, the actual rates of delinquencies, foreclosures and losses could be higher than those currently experienced in the mortgage lending industry in general. For information concerning possible declines in value of the Mortgaged Properties, see "Risk Factors -- Borrower's Ability to Repay; Nature of Security; Property Values." In addition, adverse economic conditions (which may or may not affect real property values) may affect the timely payment by borrowers of the Minimum Monthly Payments and, accordingly, the actual rates of delinquencies, foreclosures and losses with respect to the Trust. To the extent that such losses are not covered by the Overcollateralization Amount, if any, payments from the Spread Account or draws on the Policy, they will be borne by Certificateholders.

     The Subservicers have sold and assigned to the Seller, and the Seller has sold and assigned to the Trustee for the benefit of the holders of the Certificates, all right, title and interest in the Trust Balances of the Initial Mortgage Loans as of their Cut-Off Date (the "Cut-Off Date Pool Balance"). In addition, Subsequent Funding Mortgage Loans acquired by the Trust and new advances on the Mortgage Loans made during the life of the Trust pursuant to the Credit Line Agreements (the "Additional Balances") will be funded by the appropriate Subservicer and sold to the Seller pursuant to the Receivables Purchase Agreement and will then be transferred by the Seller to the Trust pursuant to the Agreement. The Subservicers will continue to service, and the Master Servicer will master service, the Mortgage Loans, pursuant to the Agreement, and the Master Servicer will receive a monthly servicing fee for such services. See "Description of the Certificates -- Assignment of Mortgage Loans" and "-- Servicing Compensation and Payment of Expenses" herein.

CONVEYANCE OF SUBSEQUENT FUNDING MORTGAGE LOANS

     The Agreement permits the Trust to acquire approximately $135,367,725 of Subsequent Funding Mortgage Loans for addition to the Trust. Accordingly, the statistical characteristics of the Mortgage Loans will vary as of any Distribution Date on which the acquisition of these additional Mortgage Loans occurs.

     The obligation of the Trust to purchase all of the Subsequent Funding Mortgage Loans for addition to the Trust is subject to the following requirements: (i) the weighted average Margin of all of the Subsequent Funding Mortgage Loans is at least 5.00%; (ii) the weighted average Combined Loan-to-Value Ratio of all of the Subsequent Funding Mortgage Loans is not more than 83%; (iii) at least 98% of all of the Subsequent Funding Mortgage Loans are not more than 30 days delinquent (on a contractual basis) as of their respective Cut-Off Dates; (iv) no less than 25% of all of the Subsequent Funding Mortgage Loans are in a first lien position; (v) the remaining term to maturity of each Subsequent Funding Mortgage Loan may not exceed 180 months; and (vi) no Subsequent Funding Mortgage Loan will have a Cut-Off Balance greater than $500,000; provided, however, any of the foregoing requirements may be waived upon the consent of the Rating Agencies and the Certificate Insurer.

                     DESCRIPTION OF THE CERTIFICATE INSURER

     CapMAC is a New York-domiciled monoline stock insurance company which engages only in the business of financial guarantee and surety insurance. CapMAC is licensed in 50 states in addition to the

District of Columbia, the Commonwealth of Puerto Rico and the territory of Guam. CapMAC insures structured asset-backed, corporate, municipal and other financial obligations in the U.S. and international capital markets. CapMAC also provides financial guarantee reinsurance for structured asset-backed, corporate, municipal and other financial obligations written by other major insurance companies.

     CapMAC's claims-paying ability is rated "Aaa" by Moody's, "AAA" by Standard & Poor's, "AAA" by Duff & Phelps Credit Rating Co. ("Duff & Phelps") and "AAA" by Nippon Investors Service Inc. Such ratings reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by such rating agencies.

     CapMAC is a wholly-owned subsidiary of CapMAC Holdings Inc. ("Holdings"). NEITHER HOLDINGS NOR ANY OF ITS STOCKHOLDERS IS OBLIGATED TO PAY ANY CLAIMS UNDER ANY SURETY BOND ISSUED BY CAPMAC OR ANY DEBTS OF CAPMAC OR TO MAKE ADDITIONAL CAPITAL CONTRIBUTIONS TO CAPMAC.

     CapMAC is regulated by the Superintendent of Insurance of the State of New York. In addition, CapMAC is subject to regulation by the insurance laws and regulations of the other jurisdictions in which it is licensed. Such insurance laws regulate, among other things, the amount of net exposure per risk that CapMAC may retain, capital transfers, dividends, investment of assets, changes in control, transactions with affiliates and consolidations and acquisitions. CapMAC is subject to periodic regulatory examinations by the same regulatory authorities.

     CapMAC's obligations under the Policy may be reinsured. Such reinsurance does not relieve CapMAC of any of its obligations under the Policy.

     THE POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

     As at December 31, 1995 and 1994, CapMAC had qualified statutory capital (which consists of policyholders' surplus and contingency reserve) of approximately $240 million and $170 million, respectively, and had not incurred any debt obligations. Article 69 of the New York State Insurance Law requires CapMAC to establish and maintain the contingency reserve, which is available to cover claims under surety bonds issued by CapMAC.

     The audited financial statements of CapMAC prepared in accordance with generally accepted accounting principles as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995, and the unaudited financial statements of CapMAC as of September 30, 1996 and 1995 and for each of the three and nine month periods then ended are made a part of this Prospectus under Annex II. Copies of CapMAC's financial statements prepared in accordance with statutory accounting standards, which differ from generally accepted accounting principles, are filed with the Insurance Department of the State of New York and are available upon request.

     CapMAC is located at 885 Third Avenue, New York, New York 10022, and its telephone number is (212) 755-1155.

                     MATURITY AND PREPAYMENT CONSIDERATIONS

     The Agreement, except as otherwise described herein, provides that the Certificateholders will be entitled to receive on each Distribution Date distributions of Principal Collections, in the amounts described herein, until the Certificate Principal Balance is reduced to zero. During the Funding Period, the Scheduled Principal Distribution Amount will be deposited into the Funding Account and may be used by the Trustee to purchase up to an aggregate of $135,367,725 of Subsequent Funding Mortgage Loans, which is equal to 17% of the sum of the Cut-Off Balances of the Initial Mortgage Loans. On any Distribution Date during the Funding Period on which the aggregate amount deposited in the Funding Account during the Funding Period exceeds $135,367,725, such excess will be distributed to the Certificateholders as payment of principal. In the event that not all of the Principal Collections on deposit in the Funding Account have been used to acquire Subsequent Funding Mortgage Loans on the last Distribution Date of the Funding Period, then such Principal Collections will be used to acquire any remaining Additional Balances on such Distribution Date and any remaining Principal Collections on deposit thereafter will be distributed to the Certificateholders as payment of principal. Following the expiration of the Funding Period and prior to the commencement of the Rapid

Amortization Period, Certificateholders will receive, to the extent of the availability thereof, amounts from Principal Collections either based upon the Fixed Allocation Percentage of principal received or the principal received less amounts drawn under the Credit Line Agreements, whichever is less. Upon the commencement of the Rapid Amortization Period, Certificateholders will receive amounts from Principal Collections based solely upon the Fixed Allocation Percentage. Because prior principal distributions to Certificateholders serve to reduce the Certificateholders' Floating Allocation Percentage but do not change the Fixed Allocation Percentage (except to the extent that the Fixed Allocation Percentage is reset as described herein), allocations of Principal Collections based on the Fixed Allocation Percentage may result in distributions of principal to the Certificateholders in amounts that are, in most cases, greater relative to the declining balance of the Pool Balance than would be the case if the Certificateholders' Floating Allocation Percentage were used to determine the percentage of Principal Collections distributed to Certificateholders. This is especially true during the Rapid Amortization Period when the Maximum Principal Distribution Amount is distributed. In addition, Interest Collections allocable to the Certificates may be distributed to Certificateholders as part of the Accelerated Principal Distribution Amount. Furthermore, to the extent of losses allocable to the Certificateholders, Certificateholders will also receive as principal reduction the amount of such losses from Certificateholders' Excess Interest, and, if necessary, and to the extent not covered by the Overcollateralization Amount, from any amounts on deposit in the Spread Account and draws under the Policy. The level of losses may therefore affect the rate of payment of principal on the Certificates.

     To the extent borrowers make more draws than principal payments, the Seller's Interest may grow. Because during the Rapid Amortization Period the Certificateholders' share of Principal Collections is based upon the Fixed Allocation Percentage, an increase in the Seller's Interest due to additional draws may also result in Certificateholders receiving principal at a greater rate. The Agreement permits the Seller, at its option, but subject to the satisfaction of certain conditions specified in the Agreement, including the conditions described below, to remove certain Mortgage Loans from the Trust at any time during the life of the Trust, so long as the aggregate principal balance of the Mortgage Loans to be removed will not result in the percentage of the Pool Balance allocable to the Seller Interest (after giving effect to such removal) being less than 2%. Such removals may affect the rate at which principal is distributed to Certificateholders by reducing the overall Pool Balance and thus the amount of Principal Collections. See "Description of the Certificates -- Optional Retransfers of Mortgage Loans to the Seller."

     As described herein, the actual maturity of the Certificates will depend in part on the availability of Subsequent Funding Mortgage Loans, the timing of the acquisition of such loans and the receipt of principal on the Mortgage Loans or the extent of Liquidated Mortgage Loans, which will result in principal payments on the Certificates equal to the sum of the applicable Allocation Percentage of
(i) the related Net Liquidation Proceeds included in Principal Collections and
(ii) the related Liquidation Loss Amount of such Mortgage Loans to the extent of Certificateholders Excess Interest allocated thereto, together with any funds withdrawn from the Spread Account or draws under the Policy. All of the Mortgage Loans may be prepaid in full or in part at any time. The Subservicers, for certain Mortgage Loans originated in Arizona, California, Connecticut, Florida, Indiana, Missouri, Nevada, New Hampshire, Ohio and Oregon, have a right to assess a prepayment penalty if that Mortgage Loan is prepaid in full within the first three years of its origination date and the Subservicers have such right if a Mortgage Loan originated in Rhode Island is prepaid in full within one year of the origination date. The prepayment penalty varies and may be (i) a percentage of the original Credit Limit, (ii) a percentage of the amount of the unpaid balance, (iii) an amount equal to six months' interest on the principal balance that was prepaid, or (iv) an amount equal to six months' interest on the amount prepaid in excess of 20% of original principal balance. The prepayment experience with respect to the Mortgage Loans will affect the actual maturity of the Certificates.

     HFC is not aware of any publicly generated studies or statistics available on the rate of prepayment of home equity loans. Generally, home equity loans are not viewed by mortgagors as permanent financing. Accordingly, the Mortgage Loans may experience a higher rate of prepayment than traditional mortgage loans. On the other hand, because most of the Mortgage Loans are not fully amortizing, in the absence of voluntary borrower prepayments they could experience slower rates of principal payment than traditional fully amortizing first mortgages. The Trust's prepayment experience may be affected by a wide variety of factors, including general economic conditions, interest rates, the availability of alternative financing and homeowner mobility.

     In addition, the Trust's prepayment experience and the rate at which the Certificates amortize will be affected by any repurchases of Mortgage Loans by the Master Servicer or the Subservicers pursuant to the Agreement. Substantially all of the Mortgage Loans contain due-on-sale provisions, and the Subservicers intend to enforce such provisions unless (i) such enforcement is not permitted by applicable law or (ii) the related Subservicer, in a manner consistent with reasonable commercial practice, permits the purchaser of the related Mortgaged Property to assume the Mortgage Loan. To the extent permitted by applicable law, such assumption will not release the original borrower from its obligations under the Mortgage Loan. The enforcement of a due-on-sale provision will have the same effect as a prepayment of the related Mortgage Loan. See "Description of the Certificates -- Collection and Other Servicing Procedures" and "Certain Legal Aspects of the Mortgage Loans -- 'Due-on-Sale' Clauses" for a description of certain provisions of the Agreement referred to below that may affect the prepayment experience on the Mortgage Loans. The yield to an investor in Certificates who purchased such Certificates in the secondary market at a price that is different from par will be different if the rate of prepayment on the Mortgage Loans is actually different than the rate anticipated by such investor at the time such Certificates were purchased.

     Collections on the Mortgage Loans may vary because, among other things, borrowers may make payments during any month as low as the Minimum Monthly Payment for such month or as high as the entire outstanding principal balance plus accrued interest and the fees and charges thereon and, in addition, borrowers may borrow additional amounts under their respective Credit Line Agreements. It is possible that borrowers may fail to make scheduled payments. In addition, collections on the Mortgage Loans may also vary due to seasonal purchasing and payment habits of borrowers.

     No assurance can be given as to the level of prepayments that will be experienced by the Trust and it can be expected that a portion of borrowers will not prepay their Mortgage Loans to any significant degree.

     The following tables set forth below are based on conditional prepayment rate, constant draw rate (which for purposes of the assumptions is the amount of Additional Balances on the Mortgage Loans drawn each month expressed as an annualized percentage of the total principal of the pool of Mortgage Loans outstanding at the beginning of such month) and optional termination assumptions as indicated in the tables below. For the following tables, it was assumed that the Initial Mortgage Loans have been aggregated into two pools, one pool with a principal balance of $509,087,305.02 and a second pool with a principal balance of $287,193,415.35. Further, Mortgage Loans with respect to the two pools are assumed to have weighted average interest rates of 14.1091% and 12.8354%, respectively, and weighted average interest rates net of the Servicing Fee, the insurance premium, and a certain amount calculated to absorb losses related to defaults on the Mortgage Loans (the "net interest rates") of 12.1091% and 10.8354%, respectively, weighted average credit limit utilization rates of 96.77% and 94.69%, respectively, and as of the Pool Date, weighted average remaining terms to maturity of 174 months and 95 months, respectively.

     In addition, it was assumed that (i) the distributions are made in accordance with the description set forth under "Description of the Certificates -- Distributions on the Certificates," (ii) distributions of principal and interest on the Certificates will be made on the 20th day of each calendar month regardless of the day on which the Distribution Date actually occurs, (iii) no extension past the scheduled maturity date of a Mortgage Loan is made, (iv) no delinquencies occur, (v) scheduled monthly payments on the Mortgage Loans are comprised of interest only payments and the only principal payments on the Mortgage Loans are those represented by prepayments calculated under each of the prepayment assumptions as set forth in the tables below before giving effect to draws, (vi) monthly draws are calculated under each of the assumptions as set forth in the tables below before giving effect to prepayments, (vii) each Mortgage Loan is subject to a maximum credit utilization rate of 110%, (viii) the scheduled due date for each of the Mortgage Loans is the first day of each month, (ix) each month consists of 30 days, (x) the Closing Date is November 26, 1996, (xi) the Funding Period begins on the Closing Date and expires on the earlier of the 15th Distribution Date or the month in which the balance in the Funding Account is equal to 17% of the sum of the Cut-Off Balances of the Initial Mortgage Loans, (xii) all the aggregate principal collections in the Funding Account, up to 17% of the sum of the Cut-Off Balances of the Initial Mortgage Loans, will be used to purchase Subsequent Funding Mortgage Loans at the end of the Funding Period, (xiii) the Subsequent Funding Mortgage Loans are purchased at the end of the Funding Period and will have an identical interest rate, net interest rate and remaining term to maturity as of the Pool Date as the first pool described above, and (xiv) for each Distribution Date the Certificate Rate is equal to 5.525%.

      PERCENTAGE OF ORIGINAL CERTIFICATE PRINCIPAL BALANCE -- AMORTIZATION
                                 SCHEDULE(1)(2)

                                                             CONDITIONAL PREPAYMENT RATE (% CPR)
                                               ----------------------------------------------------------------
                PAYMENT DATE                    0%        10%       18%       22%       26%       30%       34%
--------------------------------------------   ----       ---       ---       ---       ---       ---       ---
The Closing Date............................    100       100       100       100       100       100       100
November 20, 1997...........................     99        99        99        99        93        88        83
November 20, 1998...........................     99        95        89        81        72        64        57
November 20, 1999...........................     99        90        76        66        56        47        39
November 20, 2000...........................     99        85        65        53        43        34        26
November 20, 2001...........................     99        81        56        43        33        24        17
November 20, 2002...........................     99        76        48        35        25        17        11
November 20, 2003...........................     99        72        41        28        19        12         0
November 20, 2004...........................     58        45        24        15         0         0         0
November 20, 2005...........................     58        41        19        11         0         0         0
November 20, 2006...........................     58        36        15         0         0         0         0
November 20, 2007...........................     58        32        12         0         0         0         0
November 20, 2008...........................     58        28         0         0         0         0         0
November 20, 2009...........................     58        24         0         0         0         0         0
November 20, 2010...........................     58        21         0         0         0         0         0
November 20, 2011...........................      0         0         0         0         0         0         0
Weighted Average Life (years)...............   11.7       8.9       6.0       4.8       4.0       3.4       2.8

---------------
(1) Assumes (i) that an optional termination is exercised when the outstanding Certificate Principal Balance is less than or equal to 10% of the Original Certificate Principal Balance and (ii) a constant draw rate of 5%.

(2) All percentages are rounded to the nearest 1%.

          WEIGHTED AVERAGE LIFE(1) AND FINAL SCHEDULED PAYMENT DATE(2) SENSITIVITY OF THE CLASS A CERTIFICATES TO PAYMENTS AND DRAWS

                                                     CONDITIONAL PREPAYMENT RATE (% CPR)(3)
               ------------------------------------------------------------------------------------------------------------------
                    0%              10%              18%              22%              26%              30%              34%
CONSTANT DRAW  ------------     ------------     ------------     ------------     ------------     ------------     ------------
    RATE       WAL     DATE     WAL     DATE     WAL    DATE      WAL    DATE      WAL    DATE      WAL    DATE      WAL    DATE
-------------  ----    ----     ----    ----     ---    -----     ---    -----     ---    -----     ---    -----     ---    -----
 0%..........  12.0    5/11     7.6     5/11     5.1     7/07     4.2     6/05     3.6    11/04     3.1    11/03     2.6    11/02
 3%..........  11.7    5/11     8.2     5/11     5.5    11/07     4.5     9/05     3.8    11/04     3.2    11/03     2.7    11/02
 5%..........  11.7    5/11     8.9     5/11     6.0     7/08     4.8     5/06     4.0    11/04     3.4     5/04     2.8     3/03
 8%..........  11.7    5/11     9.9     5/11     6.7     2/09     5.5     5/07     4.5     8/05     3.7    11/04     3.1    10/03
10%..........  11.7    5/11    10.7     5/11     7.1     4/09     6.0    10/07     4.9     3/06     4.0    11/04     3.3     4/04

                                                     CONDITIONAL PREPAYMENT RATE (% CPR)(4)
                -----------------------------------------------------------------------------------------------------------------
                     0%              10%              18%             22%              26%              30%              34%
CONSTANT DRAW   ------------     ------------     -----------     ------------     ------------     ------------     ------------
     RATE       WAL     DATE     WAL     DATE     WAL    DATE     WAL    DATE      WAL    DATE      WAL    DATE      WAL    DATE
--------------  ----    ----     ----    ----     ---    ----     ---    -----     ---    -----     ---    -----     ---    -----
 0%...........  12.0    5/11     7.6     5/11     5.3    5/11     4.5     5/11     3.8     5/11     3.2     4/11     2.8     3/09
 3%...........  11.7    5/11     8.2     5/11     5.7    5/11     4.7    12/10     3.9    11/08     3.3     1/07     2.8     8/05
 5%...........  11.7    5/11     8.9     5/11     6.2    5/11     5.0    11/10     4.1     2/09     3.5     6/07     3.0     1/06
 8%...........  11.7    5/11     9.9     5/11     6.8    5/11     5.7     8/10     4.6     4/09     3.8    12/07     3.2     8/06
10%...........  11.7    5/11    10.7     5/11     7.2    5/11     6.1     6/10     5.0     5/09     4.1     3/08     3.4    12/06

---------------
(1) The weighted average life of the Certificates is determined by (i) multiplying the amount of each principal payment by the number of years from the date of issuance to the related Distribution Date, (ii) adding the results, and (iii) dividing the sum by the Original Certificate Principal Balance.

(2) The final scheduled payment date of the Certificates is the date on which the Certificate Principal Balance is reduced to zero.

(3) Assumes that an optional termination is exercised when the outstanding Certificate Principal Balance is less than or equal to 10% of the Original Certificate Principal Balance.

(4)  Assumes no optional termination is exercised.

                      POOL FACTOR AND TRADING INFORMATION

     The "Pool Factor" is a seven-digit decimal which the Master Servicer will compute monthly expressing the Certificate Principal Balance as of each Distribution Date (after giving effect to the distribution on such Distribution
Date) as a proportion of the Original Certificate Principal Balance. On the Closing Date, the Pool Factor will be 1.0000000 and will decline to reflect reductions in the Certificate Principal Balance resulting from distributions allocated to principal. A Certificateholder's outstanding Certificate Principal Balance for a given month can be determined by multiplying the denomination of the holder's Certificate by the Pool Factor for that month.

     Pursuant to the Agreement, monthly reports concerning the Invested Amount, the Pool Factor and various other items of information will be made available to the Certificateholders. In addition, within 60 days after the start of each calendar year, beginning in 1997, information for tax reporting purposes will be made available to each person who has been a registered Certificateholder (expected to be Cede) during the preceding calendar year. See "Description of the Certificates -- Registration of Certificates" and "-- Reports to Certificateholders."

                        DESCRIPTION OF THE CERTIFICATES

     The Certificates will be issued pursuant to the Agreement. A form of the Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries describe certain provisions of the Agreement. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Agreement. Wherever particular sections or defined terms of the Agreement (not otherwise defined herein) are referred to, such sections or defined terms are hereby incorporated herein by reference. Additionally, capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Agreement.

GENERAL

     The Certificates will be issued only in fully registered form, in denominations of $100,000 and integral multiples of $1,000 in excess thereof and will evidence specified undivided beneficial ownership interests in the Trust. (Section 6.01) The property of the Trust will consist of, to the extent provided in the Agreement: (i) the Mortgage Loans, including any Subsequent Funding Mortgage Loans and any Eligible Substitute Mortgage Loans acquired by the Trust, and Additional Balances that from time to time are subject to the Agreement;
(ii) collections in respect of such Mortgage Loans and Additional Balances;
(iii) Mortgaged Properties acquired by foreclosure or deed in lieu of foreclosure; (iv) the Collection Account (excluding net earnings thereon); (v) the Funding Account; (vi) the Spread Account (for the benefit of the Certificate Insurer and the Certificateholders); (vii) the Policy; and (viii) an assignment of the Seller's interest in certain hazard insurance policies maintained by the borrowers with respect to the Mortgaged Properties. (Article I) Replacement Certificates, if issued, will be transferable and exchangeable at the corporate trust office of the Trustee, which will initially act as Certificate Registrar or the Luxembourg Paying Agent, if any, if the Certificates are listed on the Luxembourg Stock Exchange. See "Registration of Certificates" below. No service charge will be made for any registration, exchange or transfer of Certificates, but the Trustee or the Luxembourg Paying Agent may require payment of a sum sufficient to cover any tax or other governmental charge. (Section 6.02)

     The aggregate amount of the Certificateholder's undivided interest in the Trust represented by the Certificates on the Closing Date with respect to the Initial Mortgage Loans will equal $776,373,000 of principal (the "Original Certificate Principal Balance" or the "Original Invested Amount"). Thereafter, the Invested Amount with respect to any date will be an amount equal to the Original Invested Amount minus the sum of (a) the amount, without duplication, of principal payments previously distributed to Certificateholders (excluding Accelerated Principal Distribution Amounts and payments of the Guaranteed Principal Distribution Amounts paid out of draws under the Policy), (b) all principal payments that would be made but for the Master Servicer's legal inability to deposit collections in the Collection Account due to a final determination of a court of competent jurisdiction in any Master Servicer's, Subservicer's or Seller's insolvency proceeding and (c) the aggregate amount equal to the product of the Certificateholders' Floating Allocation Percentage and the Liquidation Loss Amounts that have not been previously distributed to the Certificateholders out of Interest Collections. The aggregate principal amount of the outstanding Certificates (the "Certificate Principal Balance") on any date is equal to the Original Certificate Principal Balance less the aggregate of amounts actually distributed as principal to the Certificateholders (including Accelerated Principal Distribution Amounts and any Guaranteed Principal Distribution Amount paid out of draws under the Policy). See "Distributions on the Certificates" below. Each Certificate represents the right to receive payments of interest at the applicable Certificate Rate and payments of principal as described below funded from Interest Collections and Principal Collections, respectively, allocated to the Certificates and, if necessary, from draws on the Spread Account and on the Policy. The Seller will own initially the remaining undivided interest in the Trust (the "Seller Interest") not represented by the Invested Amount.

ASSIGNMENT OF MORTGAGE LOANS

     Each of the Subservicers will transfer to the Seller and the Seller will transfer to the Trust all of its right, title and interest in and to the amounts owing under each Mortgage Loan (including any Additional Balances thereon arising in the future), including all Principal Collections to the extent described herein, if any, and Interest Collections due with respect to each such Mortgage Loan subsequent to the Cut-Off Date therefor (other than any amounts received in respect of taxes, insurance premiums, assessments and similar items, as provided in the Agreement). The Funding Account will also be established with the Trustee. In addition, on or prior to the date the Certificates are initially issued by the Trust, the Master Servicer shall cause the Policy to be delivered to and the Spread Account to be created with the Trustee. (Section 2.01) The Trustee, concurrently with the transfer of the Initial Mortgage Loans, will deliver the Certificates and the Seller Certificates (as defined in the Agreement) to the Seller. (Section 2.08) Subject to the following conditions, among others, Subsequent Funding Mortgage Loans, to the extent of the availability thereof and the availability of sufficient Principal Collections on deposit in the Funding Account, will be sold to the Trust on or before the last Distribution Date of the Funding Period and: (i) must meet the general criteria for eligibility in accordance with the terms of the Agreement (other than statistical information relating to the Initial Mortgage Loans or Eligible Substitute Mortgage Loans); (ii) must be selected by the Master Servicer in a manner it believes will not materially adversely affect the Certificateholders or the Certificate Insurer and (iii) the Trustee shall have received written confirmation from the Rating Agencies that such addition will not result in a reduction or withdrawal of the then current rating of the Certificates and written consent (not to be unreasonably withheld or delayed) from the Certificate Insurer. (Section 2.06) In addition, any Additional Balances in respect of such Mortgage Loans arising in the future will be transferred to the Trust. Each Mortgage Loan transferred to the Trust will be identified on a magnetic tape (the "Mortgage Loan Schedule") delivered to the Trustee pursuant to the Agreement. Such schedule will include information as to the applicable Cut-Off Balance of each Mortgage Loan, as well as information respecting the applicable Loan Rate. (Article I) In addition, the Subservicers will assign all right, title and interest to the Related Documents, consisting of the Credit Line Agreements, Mortgages and other related documents to the Trustee directly. However, the Credit Line Agreements and the other Related Documents will remain in the possession of the applicable Subservicer, except as set forth below. Notwithstanding the foregoing, the related Subservicer will retain all right, title and interest in the Credit Line Agreements with respect to the right or obligation to make future advances to the borrowers.

     Under the terms of the Agreement, during the period that the Certificates are outstanding and so long as HFC's long-term senior unsecured debt is rated at least A3 by Moody's and A- by Standard & Poor's, or such lower ratings as are deemed acceptable by Moody's and Standard & Poor's in order to maintain their then current ratings on the Certificates and acceptable to the Certificate Insurer, the Subservicers shall be entitled to maintain possession of the Related Documents with respect to each Mortgage Loan and shall not be required to record assignments of the related mortgage either to the Seller or the Trustee. In the event, however, that possession of any Related Documents is required by the Master Servicer, the Master Servicer will be entitled to request delivery thereof and to retain the same for as long as necessary for servicing purposes. Any such Related Documents will be returned to the applicable Subservicer (unless returned to the related borrower in connection with the payment in full of the related Mortgage Loan) when possession thereof is no longer required. In the event that HFC's long-term senior unsecured debt rating does not satisfy the above-described standards or any of the Subservicers ceases to be an HFC affiliate, such Subservicer and the Seller will have 90 days to record assignments of the mortgages for each related Mortgage Loan in favor of the Trustee and 60 days to deliver the Related Documents pertaining to each such Mortgage Loan to the Trustee (unless opinions of counsel satisfactory to the Trustee, the Rating Agencies and the Certificate Insurer are delivered to the Trustee and the Certificate Insurer to the effect that recordation of such assignments or delivery of such documentation is not required in the relevant jurisdiction to protect the interests of the Seller and the Trustee in the Mortgage Loans). Under the Agreement, the Trustee is appointed attorney-in-fact for the Subservicers and the Seller with power to prepare, execute and record assignments of the mortgages in the event that the Subservicers and the Seller fail to do so on a timely basis. (Section 2.01) In lieu of delivery of original documentation, the Master Servicer may deliver documents which have been imaged optically upon delivery of an opinion of counsel that such documents do not impair the enforceability or the transfer to the Trust of the Mortgage Loans.

     In the event the Related Documents are delivered to the Trustee with regard to any Mortgage Loan, the Trustee will review such Related Documents and if any Related Documents are found to be defective in any material respect and such defect is not cured within 30 days following notification thereof to the Master Servicer by the Trustee, the Seller will be obligated to accept the retransfer of all affected Mortgage Loans from the Trust. Upon such retransfer, such Mortgage Loans will be deducted from the Pool Balance, thus reducing the amount of the Seller Interest, provided that interest accrued on the aggregate principal balance on the Mortgage Loans to the date of such retransfer shall be property of the Trust. Upon the occurrence of any such retransfer, the Seller may designate and sell to the Trust an Eligible Substitute Mortgage Loan to replace such defective Mortgage Loan. If after giving effect to any such deduction or transfer of an Eligible Substitute Mortgage Loan to the Trust the Seller Interest would be reduced below 2% of the Pool Balance at such time, the Seller shall deposit an amount into the Collection Account equal to the amount that would have, but for such deposit, reduced the Seller Interest below 2% of such Pool Balance (the "Retransfer Deposit Amount"). The Retransfer Deposit Amount will be a Principal Collection. Any such deduction and/or deposit will be considered a repayment in full of such Mortgage Loan. Notwithstanding the foregoing, however, no such retransfer shall be considered to have occurred unless any such required deposit is actually made. The obligation of the Seller to accept a retransfer of a defective Mortgage Loan is the sole remedy regarding any defects in the Related Documents available to the Trustee, the Certificateholders or the Certificate Insurer. (Section 2.02)

     The Seller will make certain representations and warranties as to the accuracy in all material respects of certain information furnished to the Trustee with respect to each Mortgage Loan (e.g., principal balance thereof as of the applicable Cut-Off Date and the Loan Rate). In addition, the Seller will represent and warrant, on the Closing Date, that, among other things: (i) at the time of transfer to the Trust, the Seller has transferred all of its right, title and interest in each Initial Mortgage Loan and its corresponding Related Documents, free of any lien; and (ii) each Initial Mortgage Loan was generated under a Credit Line Agreement that complied, at the time of origination, unless otherwise noted in the Agreement, in all material respects with applicable state and Federal laws. Such representations and warranties will be repeated for the Subsequent Funding Mortgage Loans and any Eligible Substitute Mortgage Loans as of the date they are transferred to the Trust. Upon discovery of a breach of any such representation and warranty which materially and adversely affects the interests of the Certificateholders or the Certificate Insurer in the related Mortgage Loan and Related Documents, the Seller will have a period of 60 days after discovery or notice of the breach, or, with the prior written consent of the Trustee and the Certificate Insurer, such longer period not to exceed 90 days, to effect a cure. If the breach cannot be cured within such period, the Seller will be obligated to accept a retransfer of the Mortgage Loan from the Trust and may substitute an Eligible Substitute Mortgage Loan therefor. To the extent that such retransfer (after giving effect to any such substitution) would reduce the Seller Interest below 2% of the Pool Balance at such time, the Seller shall deposit into the Collection Account the Retransfer Deposit Amount. Furthermore, if the Seller breaches certain of its representations and warranties with respect to (a) the ownership of the Trust Balances and the ability to sell the same pursuant to the Agreement or (b) the status of the transfer of the amounts due under the Mortgage Loans to the Trust as either a valid transfer and assignment of such amounts to the Trust or the grant to the Trust of a security interest in such Mortgage Loans, the Seller shall accept a retransfer of all Mortgage Loans from the Trust in accordance with the terms of the Agreement. In the event of such retransfer, the Seller shall deposit into the Collection Account, as the Retransfer Deposit Amount, an amount equal to the Certificate Principal Balance plus all unpaid and accrued interest thereon preceding the date of such retransfer together with any unreimbursed amounts then due and owing to the Certificate Insurer under the terms of the Insurance Agreement. The same procedure and limitations that are set forth in the preceding paragraph for the retransfer of a Mortgage Loan respecting which there is a defect in the Related Documents will apply to the replacement or retransfer of a Mortgage Loan that is required to be retransferred because of a breach of a representation or warranty in the Agreement that materially and adversely affects the interests of the Certificateholders, the Trust or the Certificate Insurer, including that the obligation of the Seller to accept a retransfer of a Defective Mortgage Loan is the sole remedy regarding any such defects available to the Trustee, the Certificateholders or the Certificate Insurer. (Section 2.04)

     Mortgage Loans required to be retransferred to the Seller as described in the preceding two paragraphs are referred to as "Defective Mortgage Loans."

     An Eligible Substitute Mortgage Loan is a Mortgage Loan which: (i) has an outstanding principal balance not substantially in excess of, and not substantially less than, the Trust Balance of such Defective Mortgage Loan; (ii) has a Loan Rate of not less than the Loan Rate of the Defective Mortgage Loan and not more than 500 basis points in excess thereof; (iii) if the Defective Mortgage Loan was an Adjustable Rate Mortgage, has a Margin that is not less than the Margin of the Defective Mortgage Loan and not more than 500 basis points higher than the Margin for the Defective Mortgage Loan; (iv) has a remaining term to maturity not more than six months earlier or later than the remaining term to maturity of the Defective Mortgage Loan; (v) conforms to certain of the representations and warranties of the Seller in the Agreement as applicable to Eligible Substitute Mortgage Loans; (vi) has a Combined Loan-to-Value Ratio that is not in excess of the Combined Loan-to-Value Ratio of the Defective Mortgage Loan; (vii) has a Mortgage which has a lien position at least equal to the lien position of the Mortgage relating to the Defective Mortgage Loan; (viii) has a borrower with characteristics substantially similar to the borrower under the Defective Mortgage Loan; and (ix) if the Defective Mortgage Loan has an adjustable Loan Rate, has a maximum Loan Rate no lower than the maximum Loan Rate applicable to the Defective Mortgage Loan and has a minimum Loan Rate no lower than the minimum Loan Rate applicable to the Defective Mortgage Loan, or each of the Rating Agencies and the Certificate Insurer consents to such Eligible Substitute Mortgage Loan.

     All representations and warranties of the Seller described above relating to each Defective Mortgage Loan will be deemed to have been made with respect to each such Eligible Substitute Mortgage Loan except as modified to the extent described in the Agreement. Each such representation and warranty with respect to conditions on the Cut-Off Date shall be deemed to have been made as of the date of substitution, except as modified to the extent described in the Agreement. The remedies in the event of a breach of representation or warranty with respect to an Eligible Substitute Mortgage Loan will be similar to those described above with respect to Defective Mortgage Loans. (Sections 2.02 and 2.04)

     Pursuant to the Agreement, the Master Servicer will service and administer the Mortgage Loans as more fully set forth below.

AMENDMENTS TO CREDIT LINE AGREEMENTS

     Subject to applicable law, the applicable Subservicer may change the terms of the Credit Line Agreements at any time. Changes to the terms of a Mortgage Loan may be agreed to by a Subservicer or the Master Servicer in the event that such Subservicer or Master Servicer has determined that such changes are necessary (provided that such changes will not have a material adverse effect on the interests of the Certificateholders, the Certificate Insurer or the Trust). In addition, certain changes may be made to the terms of a Mortgage Loan that will have a material adverse effect on the interests of the Certificateholders provided that any such Mortgage Loan will be retransferred to such Subservicer or the Master Servicer pursuant to the terms of the Agreement prior to the effectiveness of any such change.

CONSENT TO SENIOR LIENS

     The Master Servicer, acting as agent for the Trust, may permit the placement of a subsequent senior mortgage on any Mortgaged Property, provided that (a)(i) the Mortgage relating to the Mortgage Loan was in a first lien position as of the applicable Cut-Off Date and (ii) such action is consistent with prudent commercial practice; (b) such Mortgage succeeded to a first or second lien position after the related Mortgage Loan was conveyed to the Trust and, immediately following the placement of such senior lien, such Mortgage is in a second or third lien position and the outstanding principal amount of the mortgage loan secured by such senior lien and the rate at which interest accrues thereon are no greater than those of the senior mortgage loan secured by the Mortgaged Property as of the date the related Mortgage Loan was conveyed to the Trust; (c) the Mortgage relating to such Mortgage Loan was in a second or third lien position as of the applicable Cut-Off Date, the new senior lien secures a mortgage loan that refinances an existing first or second mortgage loan and the outstanding principal amount of the replacement first or second mortgage loan immediately following such refinancing and the interest rate on the replacement first or second mortgage loan are not greater than that of the existing first or second mortgage loan at the date of such refinancing; or (d) the Mortgage relating to such Mortgage Loan was in a second or third lien position as of the applicable Cut-Off Date, the new senior lien secures a mortgage loan that refinances an existing first or second mortgage loan and the then current Combined Loan-to-Value Ratio of the senior liens and the Mortgage does not exceed such ratio as of the applicable Cut-Off Date and the ratio of the Mortgage to the Mortgage plus all senior liens immediately following such refinancing is at least equal to such ratio as of the applicable Cut-Off Date. Should a Mortgage Loan which had a first lien on the applicable Cut-Off Date and as to which the Master Servicer consents to a senior lien pursuant to clause (a) above be foreclosed upon (a "Special Foreclosed Mortgage Loan"), the Master Servicer shall repurchase the Trust Balance of such Mortgage Loan, subject to the conditions described under "Assignment of Mortgage Loans" above.

OPTIONAL RETRANSFERS OF MORTGAGE LOANS TO THE SELLER

     Subject to the conditions specified in the Agreement, if on the 27th day of any calendar month or the following Business Day if such day is not a Business Day (the "Retransfer Notification Date") the percentage (after giving effect to distributions on such date) of the Pool Balance allocated to the Seller Interest (after giving effect to the following described proposed removal) exceeds 2%, the Seller may, but shall not be obligated to, remove on the last Business Day of such month from the Trust, Mortgage Loans (which may have been generated under a Credit Line Agreement in any billing cycle) without notice to the Certificateholders (the "Removed Balances"). The Seller will be required to satisfy the following conditions in order to designate which Mortgage Loans will be Removed Balances: (i) the Seller shall have represented that no selection procedures reasonably believed by the Seller to be adverse to the interests of the Certificateholders or the Certificate Insurer were used to select the Removed Balances; (ii) the Seller shall have delivered to the Trustee a computer file containing a list of all Mortgage Loans in the Trust after such removal;
(iii) the Rating Agencies shall have been notified of the proposed retransfer and prior to the date of retransfer shall not have notified the Seller in writing that such retransfer would result in a reduction or withdrawal of their respective then-current ratings of the Certificates; (iv) the Rapid Amortization Period shall not have commenced; (v) the proposed retransfer shall not, in the reasonable belief of the Seller, cause a Rapid Amortization Event to occur; (vi) the percentage of the Pool Balance allocated to the Seller Interest (after giving effect to such removal) shall be at least equal to 2% and (vii) the Seller shall have delivered an officer's certificate to the Trustee and the Certificate Insurer confirming the items set forth in (i) through (vi) above. In addition, the Mortgage Loans remaining in the Trust must meet certain delinquency requirements. Notwithstanding the foregoing however, the Seller may, at its sole discretion, remove Mortgage Loans from the Trust at any time, provided (x) the percentage of the Pool Balance allocated to the Seller Interest (after giving effect to such removal) shall be at least equal to 2% (y) the Seller shall have delivered a certificate to the Trustee identifying the Mortgage Loan to be retransferred as well as confirming the satisfaction of certain other conditions, and (z) the Mortgage Loan is being removed to facilitate the servicing of the Mortgage Loan, including modifications to the Credit Line Agreement. (Section 2.07)

PAYMENTS ON MORTGAGE LOANS; DEPOSITS TO COLLECTION ACCOUNT; DEPOSITS TO FUNDING ACCOUNT

     The Master Servicer has established and will maintain with the Trustee a single separate trust account (the "Collection Account") for the benefit of the Certificateholders and the Seller as the owner of the Seller Interest, as their interests may appear. The Collection Account will be an Eligible Account (as defined herein). Except as otherwise described herein and subject to the investment provision described in the following paragraphs, within two Business Days following receipt by the Master Servicer or a Subservicer of amounts in respect of the Mortgage Loans, excluding amounts representing administrative charges, annual fees, taxes, assessments, credit insurance charges, insurance proceeds to be applied to the restoration or repair of a Mortgaged Property or similar items, the Master Servicer or Subservicer will deposit such amounts in the Collection Account. Amounts so deposited will be invested in Permitted Investments (as described in the Agreement) maturing no later than one Business Day prior to the related Distribution Date or on the related Distribution Date if approved by the Rating Agencies and the Certificate Insurer. On the fifth Business Day prior to each Distribution Date (the "Determination Date"), the Master Servicer will notify the Trustee of the amount of such deposit to be included in funds available for the related Distribution Date. On or prior to each Distribution Date, the Master Servicer will deposit to the Collection Account amounts which are to be included in the funds available for the related Distribution Date and which are invested in the HFC Note as provided below. (Section 3.02)

     The deposit to the Collection Account of amounts received in respect of a Mortgage Loan within two Business Days of such receipt referred to above and the amount of any deposits to the Funding Account during the Funding Period may be effected through investment of such receipts in a demand note issued by HFC and payable to the Trustee (the "HFC Note") so long as either (i) the commercial paper issued by HFC is rated at least A-1 by Standard & Poor's and P-1 by Moody's (as is currently the case) or (ii) a Servicer Credit Facility (as defined below) is maintained in form and substance satisfactory to the Rating Agencies and the Certificate Insurer. In such event, the Master Servicer will notify the Trustee of the amounts that would otherwise be so deposited and the Trustee will record a corresponding increase of the amount owing to the Trust under the HFC Note. Amounts owing under the HFC Note will be reduced by the amount of, and upon the deposit to the Collection Account on or prior to the related Distribution Date, such receipts to be included in the funds available for the related Distribution Date.

     At any time that the commercial paper issued by HFC does not satisfy the rating requirements specified above, HFC may effect the deposit of collections through investment in the HFC Note referred to above so long as HFC causes to be maintained an irrevocable letter of credit or surety bond or other credit enhancement instrument in form and substance satisfactory to each Rating Agency and the Certificate Insurer (a "Servicer Credit Facility"), issued by a depository institution or insurance company acceptable to the Certificate Insurer and having a rating on its (A) short-term obligations of at least P-1 and long-term obligations of at least A2 by Moody's and (B) short-term obligations of A-1 and long-term obligations of A by Standard & Poor's or other ratings if approved by the Rating Agencies and the Certificate Insurer (a "Servicer Credit Facility Issuer") and providing that the Trustee may draw thereon in the event that HFC, as Master Servicer, fails to make any deposit or payment required under the Agreement (prior to any draw under the Policy).

     During the Funding Period all Principal Collections for the related Collection Period during such Collection Period will, subject to the foregoing, initially be deposited within two Business Days following receipt by the Master Servicer or Subservicer into the Collection Account. On each Determination Date during the Funding Period, the Master Servicer will notify the Trustee of the amount of the Scheduled Principal Distribution Amount to be withdrawn from the Collection Account and deposited into the Funding Account on the related Distribution Date. The Funding Account will be an Eligible Account established with the Trustee as a separate trust account for the benefit of the Certificateholders and the Seller, as their interests may appear. Amounts so deposited into the Funding Account will be invested in Permitted Investments maturing no later than one Business Day prior to the related Distribution Date or on the related Distribution Date if approved by the Rating Agencies and the Certificate Insurer. On any Determination Date during the Funding Period, the Master Servicer will also notify the Trustee of (i) the amount of any earnings from such Permitted Investments, which earnings shall be deposited into the Collection Account on the related Distribution Date to be included in Interest Collections available for the related Distribution Date and (ii) any

Principal Collections in excess of $135,367,725 (or 17% of the sum of the Cut-Off Balances of the Initial Mortgage Loans) which were deposited in the Funding Account, which excess will be distributed to Certificateholders as principal on the related Distribution Date. In the event that not all of the Principal Collections on deposit in the Funding Account have been used to acquire Subsequent Funding Mortgage Loans on the last Distribution Date of the Funding Period, then such Principal Collections will be used to acquire any remaining Additional Balances on such Distribution Date and any remaining Principal Collections on deposit thereafter will be distributed to the Certificateholders as payment of principal. The deposit to the Funding Account of the Principal Collections referred to above may be effected through investment of such Collections in the HFC Note to the same extent and in the same manner provided above with respect to amounts to be deposited in the Collection Account.

     An Eligible Account is an account that is (i) maintained with a depository institution whose debt obligations at the time of any deposit therein are rated in the highest short-term debt rating category by the Rating Agencies or (ii) one or more accounts with a depository institution which accounts are fully insured by either the Savings Association Insurance Fund ("SAIF") or the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation established by such fund with a minimum long-term unsecured debt rating of Baa3 or equivalent rating or (iii) a trust account maintained with the Trustee or (iv) otherwise acceptable to each Rating Agency as evidenced by a letter from such Rating Agency to the Trustee, without reduction or withdrawal of their then-current ratings of the Certificates and acceptable to the Certificate Insurer. (Article I)

     Permitted Investments, as specified in the Agreement, are one or more of the following:

          (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that such obligations are backed by the full faith and credit of the United States;

          (ii) repurchase agreements on obligations specified in clause (i) maturing not more than three months from the date of acquisition thereof, provided that the short-term unsecured debt obligations of the party agreeing to repurchase such obligations are at the date of acquisition rated by each Rating Agency in its highest short-term rating category (which is A-1+ for Standard & Poor's and P-1 for Moody's);

          (iii) certificates of deposit, time deposits and bankers' acceptances (which, if Moody's is a Rating Agency, shall each have an original maturity of not more than 90 days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days) of any U.S. depository institution or trust company incorporated under the laws of the United States or any state thereof and subject to supervision and examination by the federal and/or state banking authorities, provided that the unsecured short-term debt obligations of such depository institution or trust company at the date of acquisition thereof have been rated by each of Moody's and Standard & Poor's in its highest unsecured short-term debt rating category;

          (iv) commercial paper (having original maturities of not more than 270 days) of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition has been rated by Standard & Poor's and Moody's in their highest short-term rating categories;

          (v) short-term investment funds sponsored by any trust company or national banking association incorporated under the laws of the United States or any state thereof which on the date of acquisition has been rated by Standard & Poor's and Moody's in their respective highest rating category for long-term unsecured debt, or any other short-term investment fund the funds in which are invested in securities rated in the highest category by Standard & Poor's and Moody's and which mature on or prior to the next Distribution Date;

          (vi) interests in any money market fund which at the date of acquisition has a rating of Aaa by Moody's and AAAm or AAAm-G by Standard & Poor's or such lower rating as will not result in the qualification, downgrading or withdrawal of the then-current rating assigned to the Certificates by each Rating Agency; and

          (vii) other obligations or securities that are acceptable to each Rating Agency and the Certificate Insurer as a Permitted Investment hereunder and will not result in a reduction in the then-current rating of the Certificates, as evidenced by a letter to such effect from each such Rating Agency and the Certificate Insurer;

provided that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument if such interest and principal payments provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations; and provided, further, that no instrument described hereunder may be purchased at a price greater than par if such instrument may be prepaid or called at a price less than its purchase price prior to its stated maturity.

     If for any Distribution Date the amount of cash available on deposit in the Collection Account plus amounts available to be withdrawn from the Spread Account are less than the amount of funds required to be distributed, the Trustee, no later than 12:00 noon New York City time on the second Business Day preceding such Distribution Date, shall notify the Certificate Insurer of the amount to be drawn on the Policy for such Distribution Date. The amount drawn on the Policy will be equal to the amount of such deficiency, to the extent permitted as set forth below under the heading "The Policy." (Section 4.02)

ALLOCATIONS AND COLLECTIONS

     All collections on the Mortgage Loans will be allocated in accordance with the Credit Line Agreements between amounts collected in respect of interest (together with any earnings received on amounts on deposit in the Funding Account, the "Interest Collections") and amounts collected in respect of principal, including Retransfer Deposit Amounts and Net Liquidation Proceeds constituting principal (the "Principal Collections"). Notwithstanding the requirements of the Credit Line Agreements, however, for purposes hereof, Net Liquidation Proceeds constituting interest and all Recovered Charge Off Amounts (whether interest or principal) shall be treated as Interest Collections and not Principal Collections. Net Liquidation Proceeds with respect to a Mortgage Loan are equal to the aggregate of all amounts received upon liquidation of such Mortgage Loan reduced by related expenses, but not including the Foreclosure Profit (defined below), if any.

     The portion of Interest Collections allocable to the Certificates will equal the aggregate amount of such collections multiplied by the Certificateholders' Floating Allocation Percentage. For each Distribution Date, the "Certificateholders' Floating Allocation Percentage" is the percentage equivalent of a fraction determined by dividing the Invested Amount as of the end of the related Collection Period by the sum of (a) the Pool Balance as of the end of the preceding Collection Period (adjusted for such Subsequent Funding Mortgage Loans acquired or Removed Balances removed for the preceding Distribution Date and Additional Balances added for the related Collection Period) and (b) the amount on deposit in the Funding Account as of the end of the related Collection Period. The remaining amount of Interest Collections shall be allocated to the Seller Interest.

     During the Funding Period, the Scheduled Principal Distribution Amount will be deposited into the Funding Account. During the Funding Period if an aggregate amount in respect of Principal Collections is deposited in excess of 17% of the sum of the Cut-Off Balances of the Initial Mortgage Loans such excess will be distributed to the Certificateholders as principal. In the event that not all of the Principal Collections remaining on deposit in the Funding Account have been used to acquire Subsequent Funding Mortgage Loans on the last Distribution Date of the Funding Period, then such Collections will be used to acquire any remaining Additional Balances on such Distribution Date and any remaining Principal Collections on deposit thereafter will be distributed to the Certificateholders as payment of principal. Following the expiration of the Funding Period and prior to the commencement of the Rapid Amortization Period, Principal Collections from the Mortgage Loans will be allocated as follows: (a) to the Certificateholders, the Scheduled Principal Distribution Amount and (b) to the Seller, all Principal Collections not distributed to the Certificateholders. Upon the commencement of the Rapid Amortization Period, the Certificateholders will receive Principal Collections in accordance with their Fixed Allocation Percentage. The Fixed Allocation Percentage is initially 97.50% and for each Distribution Date will be reset to the extent that Subsequent Funding Mortgage Loans were acquired or Removed Balances were removed with respect to the immediately preceding Distribution Date. With respect to such reset, the Fixed Allocation Percentage shall be the percentage equivalent determined by dividing the Invested Amount at the end of the related Collection Period by the sum of (a) the Pool Balance as of the end of the preceding Collection Period (adjusted for such Subsequent Funding Mortgage Loans acquired or Removed Balances removed for the preceding Distribution Date and Additional Balances added for the related Collection Period) and (b) the amount on deposit in the Funding Account as of the end of the related Collection Period. Payments of principal to Certificateholders over the term of the Trust will not exceed the Original Certificate Principal Balance. With respect to any Distribution Date to occur after a Rapid Amortization Event, the Fixed Allocation Percentage will be the Fixed Allocation Percentage immediately prior to such Rapid Amortization Event.

     The Trustee will deposit in the Collection Account any Deficiency Amount drawn under the Policy.

     The "Recovered Charge Off Amount," with respect to any Mortgage Loan that became a Liquidated Mortgage Loan in a Collection Period is the lesser of (a) the amount by which Net Liquidation Proceeds allocable to principal exceeds the Trust Balance immediately prior to foreclosure and (b) the amount equal to the aggregate of the Charge Off Amounts that had reduced the Trust Balance of the Mortgage Loan. "Foreclosure Profit" with respect to a Liquidated Mortgage Loan is the amount, if any, by which (i) the aggregate of its Liquidation Proceeds less related expenses exceeds (ii) the sum of the Trust Balance of such Mortgage Loan immediately prior to the final recovery of its Liquidation Proceeds plus accrued and unpaid interest thereon plus the related Charge Off Amounts.

     With respect to any date, the Pool Balance will be equal to the aggregate of the Trust Balances of all Mortgage Loans in the Trust as of such date. The Trust Balance of a Mortgage Loan (other than a Liquidated Mortgage Loan) on any date is equal to the Cut-Off Balance thereof, plus (i) any Additional Balance in respect of such Mortgage Loan, minus (ii) all Principal Collections credited against the Trust Balance prior to such day, minus (iii) all related Charge Off Amounts. The Trust Balance of a Liquidated Mortgage Loan (as defined herein) after final recovery of related Liquidation Proceeds (as defined herein) shall be zero. A Charge Off Amount is the amount equal to the amount of the Trust Balance of a Charged Off Mortgage Loan that the Master Servicer has charged off on its servicing records in such Collection Period. A Charged Off Mortgage Loan is a defaulted Mortgage Loan that is not a Liquidated Mortgage Loan and as to which (i) collection procedures are ongoing and (ii) the Master Servicer has charged off all or a portion of the related Trust Balance.

DISTRIBUTIONS ON THE CERTIFICATES

     Beginning with the Distribution Date occurring on December 20, 1996, distributions on the Certificates will be made by the Trustee or the Paying Agent on each Distribution Date to the persons in whose names such Certificates are registered at the close of business on the day prior to each Distribution Date (the "Record Date"), except as provided in "Registration of Certificates" below. The term "Distribution Date" means the 20th day of each month (or if such day is not a Business Day, the next succeeding Business Day). Distributions will be made by check or money order mailed (or upon the request of a Certificateholder owning Certificates having denominations aggregating at least $5,000,000, by wire transfer or otherwise) to the address of the person entitled thereto (which, in the case of book-entry certificates, will be DTC or its nominee) as it appears on the Certificate Register in amounts calculated as described herein on the fifth Business Day prior to the related Distribution Date (the "Determination Date"). However, the final distribution in respect of the Certificates will be made only upon presentation and surrender thereof at the office or the agency of the Trustee specified in the notice to Certificateholders of such final distribution. (Sections 5.01 and 10.01) For purposes of the Agreement a "Business Day" is any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in the states of New York or Illinois are required or authorized by law to be closed.

     Distributions of Interest Collections. On each Distribution Date, the Trustee or the Paying Agent will distribute the Certificateholders' Floating Allocation Percentage of all Interest Collections collected during the preceding Collection Period, in the following manner and order of priority:

          (i) as payment of the Servicing Fee for the related Collection Period and any accrued and unpaid Servicing Fee;

          (ii) as payment of the accrued interest due and any overdue accrued interest (other than the related Carryover Amount) on the Certificates with interest thereon at the Certificate Rate;

          (iii) as payment to Certificateholders of the product of the Certificateholders Floating Allocation Percentage and the Liquidation Loss Amount;

          (iv) as payment to Certificateholders of any Liquidation Loss Amount allocable to the Certificateholders for a previous Collection Period that was not previously (a) funded by Interest Collections allocable to the Certificateholders, (b) absorbed by the Overcollateralization Amount, or
     (c) funded by withdrawals from the Spread Account or by draws on the Policy;

          (v) as payment of the premium for the Policy to the extent not paid by the Master Servicer;

          (vi) to reimburse the Certificate Insurer for prior draws made from the Policy and other amounts due under the Insurance Agreement;

          (vii) to the extent of excess Interest Collections remaining after payment of (i) through (vi), as payment to Certificateholders of an amount as principal such that the Invested Amount exceeds the Certificate Principal Balance by the Required Overcollateralization Amount (the amount distributable pursuant to this clause being the "Accelerated Principal Distribution Amount");

          (viii) to the Spread Account in accordance with the Insurance
     Agreement;

          (ix) as payment to Certificateholders of any Carryover Amount for any prior Distribution Dates that has not previously been paid;

          (x) fees due to the Trustee (to the extent not paid by the Master Servicer); and

          (xi) to the Seller.

     Payment pursuant to clause (iii) will be a payment of principal to the Certificateholders reducing both the Invested Amount and the Certificate Principal Balance by the amount of such distributions. Payments pursuant to clauses (iv) and (vii) will be payments of principal, reducing the Certificate Principal Balance but not the Invested Amount.

     Interest Collections allocated pursuant to clauses (iii), (iv), (vi) and
(vii) above shall be referred to herein as the "Certificateholders' Excess Interest." Interest Collections in the amount described in clause (viii) above shall be referred to herein as "Certificateholders' Remaining Excess Interest." The Overcollateralization Amount on any date of determination is the amount, if any, by which the Invested Amount exceeds the Certificate Principal Balance on such day.

     The "Required Overcollateralization Amount" is $3,981,404. "Liquidation Loss Amount" means with respect to any (i) Charged Off Mortgage Loan, the Charge Off Amount for the Collection Period in which all or a portion of the unpaid principal balance of the Mortgage Loan was charged off by the Master Servicer, excluding the Collection Period in which such Charged Off Mortgage Loan becomes a Liquidated Mortgage Loan, and (ii) Liquidated Mortgage Loan, the unrecovered Trust Balance thereof at the end of the Collection Period in which such Liquidated Mortgage Loan became a Liquidated Mortgage Loan, after giving effect to the Net Liquidation Proceeds in connection therewith. A "Liquidated Mortgage Loan" means, as to any Distribution Date, any Mortgage Loan in respect of which the Master Servicer has determined, in accordance with the servicing procedures specified in the Agreement, as of the end of the preceding Collection Period that all Liquidation Proceeds which it expects to recover with respect to the disposition of the related Mortgaged Property have been recovered. Liquidation Proceeds are the proceeds (excluding any amounts drawn on the Policy) received in connection with the liquidation of any Mortgage Loan, whether through trustee's sale, foreclosure sale or otherwise. The Certificateholders' Floating Allocation Percentage of the Liquidation Loss Amount will be allocated to the Certificateholders. Although payment of Liquidation Loss Amounts will be paid from Certificateholders' Excess Interest, such payments are payments of principal for purposes of calculating the Invested Amount and the Certificate Principal Balance. No interest will accrue on any Liquidated Loss Amount not paid to Certificateholders.

     Each Mortgage Loan falls within one of fourteen monthly billing cycles of the Master Servicer, ending on the 4th, 5th, 6th, 8th, 10th, 11th, 12th, 16th, 17th, 18th, 19th, 20th, 25th and 26th days, respectively, of each calendar month (each a "Cycle Date"). The Collection Period for any Mortgage Loan for any Distribution Date is the one month period ending on the Cycle Date for such Mortgage Loan in the month preceding the month of the related Distribution Date.

     Seller Collections. Prior to the commencement of the Rapid Amortization Period, Principal Collections not distributed to the Certificateholders or deposited to the Funding Account as a Scheduled Principal Distribution Amount will become part of Seller Collections. Such Seller Collections may then, to the extent described herein, be used to purchase the Additional Balances.

     Required Overcollateralization Amount. The distribution of the aggregate Accelerated Principal Distribution Amount, if any, to Certificateholders may result in the Invested Amount being greater than the Certificate Principal Balance, thereby creating overcollateralization. The amount, if any, of such overcollateralization would be available to absorb any Liquidation Loss Amount that is allocated to Certificateholders and is not covered by the Certificateholders' Excess Interest. Payments of Accelerated Principal Distribution Amounts are not covered by the Policy. To the extent that overcollateralization, amounts (if any) on deposit in the Spread Account, and available amounts under the Policy are insufficient to absorb such Liquidation Loss Amounts, a Certificateholder may incur a loss in respect of its Certificates.

     Distributions of Principal Collections. During the Funding Period, the Scheduled Principal Distribution Amount will be deposited into the Funding Account. During the Funding Period, if there is deposited an aggregate amount in respect of Principal Collections in excess of $135,367,725 (17% of the sum of the Cut-Off Balances of the Initial Mortgage Loans) in the Funding Account, such excess will be distributed to the Certificateholders as principal. In the event that not all of the Principal Collections on deposit in the Funding Account have been used to acquire Subsequent Funding Mortgage Loans on the last Distribution Date of the Funding Period, then such Principal Collections will be used to acquire any remaining Additional Balances on such Distribution Date and any remaining Principal Collections on deposit thereafter will be distributed to the Certificateholders as payment of principal. Following the expiration of the Funding Period and prior to the commencement of the Rapid Amortization Period, the amount of Principal Collections payable to Certificateholders as of each Distribution Date will equal, to the extent funds are available therefor, the Scheduled Principal Distribution Amount for such Distribution Date. The Scheduled Principal Distribution Amount shall equal the lesser of (i) the Maximum Principal Distribution Amount and (ii) the Alternative Principal Distribution Amount. The Alternative Principal Distribution Amount is the amount, but not less than zero, of Principal Collections for the related Collection Period less the aggregate of principal amounts drawn down under the Credit Line Agreements during such Collection Period. Following the expiration of the Funding Period and prior to the commencement of the Rapid Amortization Period, the Seller will be entitled to receive the Principal Collections for such Distribution Dates that are not distributed to the Certificateholders as described above, which will be used to acquire Additional Balances on such Distribution Dates and any remaining amount after acquiring Additional Balances will be distributed to the Seller as payment of principal. With respect to any Distribution Date, the Maximum Principal Distribution Amount will equal the Fixed Allocation Percentage of Principal Collections for the related Collection Period. Distributions of principal based upon the Fixed Allocation Percentage may result in distributions of principal to Certificateholders in amounts that are greater relative to the declining balance of the Pool Balance than would be the case if the Certificateholders' Floating Allocation Percentage were used to determine the percentage of Principal Collections distributed in respect of the Invested Amount. The aggregate distributions of principal to the Certificateholders will not exceed the Original Certificate Principal Balance.

     Beginning with the first Distribution Date with respect to the Rapid Amortization Period, the Maximum Principal Distribution Amount shall be payable to Certificateholders.

     Distribution of Interest and Principal on the Certificates. As described above, Certificateholders will receive distributions of interest to the extent funds are available therefore equal to the amount described in clause (ii) under "Distributions of Interest Collections" above. In addition to the distribution of Principal Collections, to the extent and at the times described above under "Distributions of Principal Collections,"

Certificateholders will receive distributions allocable to principal, to the extent Interest Collections are available therefore, equal to the amount described in clauses (iii), (iv) and (vii) under "Distributions of Interest Collections" above. Any such application of Interest Collections will reduce the Certificate Principal Balance by a corresponding amount.

     Calculation of Certificate Rate; Limitation on Interest Payments on Certificates. As of any Distribution Date, interest will accrue on the Certificates from the preceding Distribution Date (or the Closing Date in the case of the first Distribution Date) through the day preceding such Distribution Date (each, an "Interest Period"). All calculations of interest on the Certificates will be made on the basis of the actual number of days in the Interest Period and a year assumed to consist of 360 days. (Section 1.02)


     The Certificate Rate for each Distribution Date will be equal to LIBOR as of the second LIBOR Business Day prior to the immediately preceding Distribution Date (or as of November 22, 1996, in the case of the first Distribution Date) plus 0.14% per annum subject to a rate cap equal to the weighted average of the maximum Loan Rates during the preceding Collection Period less the Servicing Fee, as may be amended from time to time. Interest for any Distribution Date due but not paid on such Distribution Date (other than any Carryover Amounts) will be due on the next succeeding Distribution Date together with additional interest on such amount at a rate equal to the Certificate Rate.


     "LIBOR" means, with respect to each Distribution Date, the rate for deposits in U.S. Dollars for a period of one month which appears on the Dow Jones Telerate Service at Page 3750 as of 11:00 a.m., London time, on the day that is two LIBOR Business Days prior to the preceding Distribution Date. A "LIBOR Business Day" means any day other than a Saturday, Sunday or any other day on which banks in the States of Illinois or New York or the City of London may, or are required to, remain closed. If such rate does not appear on such page (or such other page as may replace that page on that service, or if such service is no longer offered, such other service for displaying LIBOR or comparable rates as may be selected by the Trustee after consultation with the Seller), the rate will be the Reference Bank Rate. The "Reference Bank Rate" will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the reference banks (which shall be three major banks that are engaged in transactions in the London interbank market, selected by the Trustee after consultation with the Seller) as of 11:00 a.m., London time, on the day that is two LIBOR Business Days prior to the immediately preceding Distribution Date to prime banks in the London interbank market for a period of one month in amounts approximately equal to the principal amount of the Certificates then outstanding. The Trustee will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two such quotations are provided, the rate will be the arithmetic mean of the quotations. If on such date fewer than two quotations are provided as requested, the rate will be the arithmetic mean of the rates quoted by one or more major banks in New York City, selected by the Trustee after consultation with the Seller, as of 11:00 a.m., New York City time, on such date for loans in U.S. Dollars to leading European banks for a period of one month in amounts approximately equal to the principal amount of the Certificates then outstanding. If no such quotations can be obtained, the rate will be LIBOR for the prior Distribution Date.

     If the Certificate Rate exceeds the weighted average of the Net Loan Rates, then the Certificateholders will receive such difference (the "Carryover Amount") only from Interest Collections allocable to Certificateholders as described under "Description of the Certificates -- Distributions on the Certificates -- Distributions of Interest Collections." The Carryover Amount will not bear interest and will not be supported by the Spread Account or the Policy.

     The Paying Agent. The Paying Agent shall initially be the Trustee, together with any successor thereto in such capacity (the "Paying Agent"). The Paying Agent shall have the revocable power to withdraw funds from the Collection Account for the purpose of making distributions to the Luxembourg Paying Agent, if any, and the Certificateholders.

RAPID AMORTIZATION PERIOD

     The Rapid Amortization Period will commence on the earlier of (x) the Distribution Date in April 2005 and (y) the day, if any, upon which a Rapid Amortization Event occurs. Upon the commencement of the

Rapid Amortization Period, the Principal Collections payable to the Certificateholders will be equal to the Maximum Principal Distribution Amount.

RAPID AMORTIZATION EVENTS

     A "Rapid Amortization Event" will be deemed to occur:

          (a) upon failure on the part of the Seller (i) to make any payment or deposit required under the Agreement within five Business Days after the date such payment or deposit is required to be made; (ii) to deliver possession of files and record assignments when required or (iii) to observe or perform in any material respect any covenants or agreements (other than the covenants or agreements set forth in (i) and (ii) above) of the Seller set forth in the Agreement, which failure, in each case, materially and adversely affects the interests of the Certificateholders or the Certificate Insurer and which, in the case of (iii), continues unremedied and continues to materially and adversely affect the interests of the Certificateholders or the Certificate Insurer for a period of 60 days after written notice;

          (b) if any representation or warranty made by the Seller in the Agreement proves to have been incorrect in any material respect when made, as a result of which the interests of the Certificateholders or the Certificate Insurer are materially and adversely affected, and which continues to be incorrect in any material respect and continues to materially and adversely affect the interests of the Certificateholders or the Certificate Insurer for a period of 60 days after written notice; provided, however, that a Rapid Amortization Event shall not be deemed to occur if the Seller has repurchased the related Mortgage Loan or all Mortgage Loans, if applicable, during such period (or within an additional 60 days with the consent of the Trustee and the Certificate Insurer) in accordance with the provisions of the Agreement;

          (c) upon the occurrence of certain events of bankruptcy, insolvency or receivership relating to the Seller or any Subservicer;

          (d) if the Trust becomes subject to regulation by the Commission as an investment company within the meaning of the Investment Company Act of 1940, as amended;

          (e) if a Servicing Termination Event relating to the Master Servicer occurs under the Agreement; or

          (f) if the aggregate principal of all draws under the Policy exceed 1% of the sum of (i) the Cut-Off Date Pool Balance and (ii) the amount by which the Pool Balance as of any date that Subsequent Funding Mortgage Loans are transferred to the Trust exceeds the Cut-Off Date Pool Balance.

     In the case of any event described in (a), (b) or (e), a Rapid Amortization Event will be deemed to have occurred only if, after any applicable grace period described in such clauses, either the Trustee, the Certificate Insurer (so long as no default by the Certificate Insurer has occurred and is continuing) or, with the consent of the Certificate Insurer (so long as no default by the Certificate Insurer has occurred and is continuing) Certificateholders holding Certificates evidencing not less than 51% in outstanding principal amount, by written notice to the Seller and the Master Servicer (and to the Trustee, if given by the Certificate Insurer or the Certificateholders) declare that a Rapid Amortization Event has occurred as of the date of such notice. In the case of any event described in clauses (c), (d) or (f), a Rapid Amortization Event will be deemed to have occurred without any notice or other action on the part of the Trustee, the Certificateholders or the Certificate Insurer immediately upon the occurrence of such event.

     Notwithstanding the foregoing, if a conservator, receiver or trustee-in-bankruptcy is appointed for the Seller and no Rapid Amortization Event exists other than such conservatorship, receivership or insolvency of the Seller, the conservator, receiver or trustee-in-bankruptcy may have the power to prevent the commencement of the Rapid Amortization Period.

THE POLICY

     On or before the Closing Date, the Policy will be issued by the Certificate Insurer pursuant to the provisions of the Agreement and the Insurance and Reimbursement Agreement (the "Insurance Agreement") to be dated as of November 1, 1996, among the Seller, HFC as Master Servicer, the Certificate Insurer and the Trustee. The Policy will unconditionally and irrevocably guarantee payment of the Deficiency Amount up to $450,000,000 in principal payments plus, until such time as the Certificate Insurer has made payments in respect of principal under the Policy in an amount equal to $450,000,000, accrued and unpaid interest on the Certificates.

     In accordance with the Insurance Agreement, the Trust will be required to establish and maintain an account (the "Spread Account") for the benefit of the Certificate Insurer and the Certificateholders, any amounts on deposit in which will be available to the Trustee to be transferred to the Collection Account to be used to pay any shortfall in interest and principal to the Certificates as provided in the Agreement prior to any draw on the Policy. The Insurance Agreement will require that the Certificateholders' Remaining Excess Interest be deposited into the Spread Account until funds in the Spread Account are equal to an amount specified by such agreement. Such amount can be reduced or eliminated without the consent of the Certificateholders. Any amounts on deposit in the Spread Account upon termination of the Trust and after reimbursement of amounts drawn under the Policy to the Certificate Insurer plus interest and any other amounts owing to the Certificate Insurer pursuant to the Insurance Agreement will be distributed to the Seller as provided in the Insurance Agreement.

     In the absence of payments from the Spread Account or draws under the Policy, Certificateholders will bear directly the credit and other risks associated with their undivided interest in the Trust.

     In the event that the Certificate Insurer's claims paying ratings have been lowered by any of the Rating Agencies, the Master Servicer may, but is not obligated to, upon payment of all amounts due the Certificate Insurer, replace the Policy with a financial guaranty insurance policy or policies issued by another insurer or arrange for any other form of credit enhancement, provided that the ratings on the claims paying ability of such replacement insurer are higher than those of the certificate insurer sought to be replaced (after giving effect to such downgrade). In the event of such downgrading, the Master Servicer also may, but is not obligated to, restructure the credit enhancement provided to the Certificates, including by eliminating the Policy without replacement; provided that the Rating Agencies consent to such restructuring and the Rating Agencies confirm that the ratings of the Certificates will be increased from their current levels (after giving effect to such downgrading) as a result of such restructuring.

REPORTS TO CERTIFICATEHOLDERS

     Concurrently on each Distribution Date, the Master Servicer will forward to the Trustee and the Luxembourg Paying Agent, if any, for mailing to each Certificateholder a statement setting forth certain information, including the following:

          (i) the Certificateholders' Floating Allocation Percentage and the Fixed Allocation Percentage applicable to such Distribution Date;

          (ii) the amount being distributed to Certificateholders;

          (iii) the amount allocable to interest included in such distribution and the Certificate Rate;

          (iv) the amount, if any, allocable to overdue accrued interest (and the amount of interest thereon to the extent permitted by law) and the Carryover Amount, if any, included in such distribution;

          (v) the amount, if any, of remaining overdue accrued interest and remaining Carryover Amount, if any, after giving effect to such distribution;

          (vi) the amount, if any, allocable to principal in reduction of the principal amount of the Certificates included in such distribution;

          (vii) the amount, if any, of the reimbursement of previous Liquidation Loss Amounts included in such distribution which amounts are allocable to principal in reduction of the principal amount;

          (viii) the amount, if any, of the aggregate of unreimbursed Liquidation Loss Amounts after giving effect to such distribution;

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          (ix) the Servicing Fee for such Distribution Date;

          (x) the Invested Amount, the Certificate Principal Balance and the Pool Factor, each after giving effect to such distribution;

          (xi) the amount of Principal Collections on deposit in the Funding Account;

          (xii) the Pool Balance as of the end of the related Collection Period;

          (xiii) the amount to be drawn from the Policy, if any, and the remaining outstanding amount of the Policy after the withdrawal;

          (xiv) the number and aggregate Trust Balances of Mortgage Loans as to which the Minimum Monthly Payment is delinquent for 30-59 days, 60-89 days and 90 or more days, respectively, as of the end of the related Collection Period;

          (xv) the aggregate Liquidation Loss Amount for all Mortgage Loans that became Liquidated Mortgage Loans in the related Collection Period;

          (xvi) the Certificate Rate applicable during the Interest Period commencing on such Distribution Date;

          (xvii) the book value (within the meaning of 12 C.F.R. sec.571.13 or comparable provision) of any Mortgaged Property acquired by the Trust through foreclosure or grant of deed in lieu of foreclosure;

          (xviii) the number and aggregate Trust Balances of the Subsequent Funding Mortgage Loans transferred to the Trust on the Distribution Date and the aggregate of the Trust Balances of all Subsequent Funding Mortgage Loans purchased by the Trust on all prior Distribution Dates;

          (xix) the number and aggregate Trust Balances of the Mortgage Loans retransferred on the Distribution Date and the number of Mortgage Loans and aggregate of the Trust Balances of all Mortgage Loans retransferred on all prior Distribution Dates; and

          (xx) earnings on all accounts.

     In the case of information furnished pursuant to clauses (ii), (iii), (iv) and (vi) above, the amounts shall be expressed as a dollar amount per Certificate with a $1,000 denomination.

     Within 60 days after the end of each calendar year, the Master Servicer will be required to forward to the Trustee an annual statement containing the information set forth in clauses (iii) and (vi) above aggregated for such calendar year. (Section 5.03)

     As long as the Trust has an obligation to file periodic reports with the Commission, in accordance with the 1934 Act and the rules and regulations of the Commission thereunder, the Master Servicer, on behalf of the Trust, intends to file a copy of each report prepared for a Distribution Date with the Commission within fifteen days after said Distribution Date in the form of a Current Report on Form 8-K. The Master Servicer, on behalf of the Trust, also intends to file the annual statement referenced above with the Commission in the form of an Annual Report on Form 10-K, with the report prepared by a firm of independent public accountants relating to the servicing of the Mortgage Loans as an exhibit to such Form 10-K. See "Description of the Certificates -- Evidence as to Compliance".

COLLECTION AND OTHER SERVICING PROCEDURES

     The Master Servicer will make reasonable efforts to collect all payments called for under the Mortgage Loans and will, consistent with the Agreement, follow such collection procedures as it follows from time to time with respect to the home equity loans in its servicing portfolio which are comparable to the Mortgage Loans. Consistent with the above, the Master Servicer may in its discretion waive any late payment charge or any assumption or other fee or charge that may be collected in the ordinary course of servicing the Mortgage Loans. (Section 3.02)

     The Master Servicer may arrange with a borrower a schedule for the payment of interest due and unpaid for a period, including treating loans as current if the borrower has made one standard payment and met such

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

other conditions, if any, required by the Master Servicer from time to time, provided that such change will not have a material adverse effect on the interests of the Certificateholders, the Certificate Insurer or the Trust. The Master Servicer may permit a borrower to extend the maturity date of a Mortgage Loan, provided, that if the Mortgage Loan has not matured by the Distribution Date in February 2018 it shall be purchased by the Master Servicer. In accordance with the terms of the Agreement, the Master Servicer may consent under certain circumstances to the placing of a subsequent senior lien in respect of a Mortgage Loan.

     In any case in which a Mortgaged Property is being conveyed by the borrower, the Master Servicer generally shall not be obligated, to the extent it has knowledge of such conveyance, to exercise its rights to accelerate the maturity of such Mortgage Loan under any due-on-sale clause applicable thereto, and shall not exercise such rights if such exercise is not permitted by applicable law. If the Master Servicer elects not to enforce such due-on-sale clause or is prevented from enforcing such due-on-sale clause under applicable law, the Master Servicer may enter into an assumption and modification agreement with the person to whom such Mortgaged Property has been or is about to be conveyed, pursuant to which such person becomes liable under the applicable Credit Line Agreement. To the extent permitted by applicable law, such assumption will not release the original borrower from its obligation under the Mortgage Loan. Any fee collected by the Master Servicer for entering into an assumption or substitution of liability agreement will be retained by the Master Servicer as additional servicing compensation. See "Certain Legal Aspects of Mortgage Loans -- 'Due-on-Sale' Clauses" herein. In connection with any such assumption, the Master Servicer may not change the terms of the related Credit Line Agreement if such changes would not be permitted in respect of the original Credit Line Agreement. (Section 3.05)

HAZARD INSURANCE

     The Agreement requires the Master Servicer to insure each Mortgaged Property acquired upon foreclosure of a Mortgage Loan, or by grant of deed in lieu of such foreclosure, in an amount equal to the lesser of (a) the maximum insurable value of such Mortgaged Property or (b) the unpaid principal balance of the Mortgage Loan plus the outstanding balance of any mortgage loan senior to such Mortgage Loan, plus accrued interest thereon at the time of foreclosure or grant of deed in lieu of foreclosure. The Agreement provides that the Master Servicer may satisfy its obligation by self insuring Mortgaged Properties for which the unpaid principal balance of the related Mortgage Loans plus the outstanding balance of any mortgage loan senior to such Mortgage Loan at the time title was acquired, plus accrued interest (the "Combined Exposure"), was less than $500,000 (or such other amount as the Master Servicer may in good faith determine from time to time) and by causing hazard policies to be maintained with respect to Mortgaged Properties for which the Combined Exposure equals or exceeds the self insurance threshold established from time to time by the Master Servicer by maintaining a blanket policy consistent with prudent industry standards insuring against hazard losses on the Mortgaged Properties. If such blanket policy contains a deductible clause, the Master Servicer will be obligated to deposit in the Collection Account the sums which would have been deposited therein but for such clause. (Section 3.04) The Master Servicer will initially satisfy these requirements by maintaining a blanket policy. As set forth above, all amounts collected by the Master Servicer (net of any reimbursements to the Master Servicer) under any hazard policy (except for amounts to be applied to the restoration or repair of the Mortgaged Property or released to the borrower in accordance with the Master Servicer's normal servicing procedures) will ultimately be deposited in the Collection Account.

     In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements on the property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy. Although the policies relating to the Mortgage Loans will be underwritten by different insurers and therefore will not contain identical terms and conditions, the basic terms thereof are dictated by state laws, and most of such policies typically do not cover any physical damage resulting from the following: war, revolution, governmental actions, floods and other water-related causes, earth movement (including earthquakes, landslides and mudflows), nuclear reactions, wet or dry rot, vermin, rodents, insects or domestic animals, theft and, in certain cases, vandalism. The foregoing list is merely indicative of certain kinds of uninsured risks and is not intended to be

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

all-inclusive or an exact description of the insurance policies relating to the Mortgaged Properties. In addition, some states preclude lenders from requiring borrowers to obtain insurance coverage in excess of the replacement cost of the underlying mortgaged property on the borrower's homeowners' insurance policy. When a Mortgaged Property is located in a federally designated flood area at the time of origination of the related Mortgage Loan, the Agreement requires the Master Servicer to cause to be maintained for each such Mortgage Loan serviced, flood insurance (to the extent available) in an amount equal in general to the lesser of the amount required to compensate for any loss or damage on a replacement cost basis or the maximum insurance available under the federal flood insurance program.

     The hazard insurance policies covering the Mortgaged Properties typically contain a co-insurance clause which in effect requires the insured at all times to carry insurance of a specified percentage (generally 80% to 90%) of the full replacement value of the improvements on the property in order to recover the full amount of any partial loss. If the insured's coverage falls below this specified percentage, such clause generally provides that the insurer's liability in the event of partial loss does not exceed the greater of (i) the replacement cost of the improvements less physical depreciation or (ii) such proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of such improvements.

     Since residential properties have historically appreciated in value over time, if the amount of hazard insurance maintained on the improvements securing the Mortgage Loans were to decline as the principal balances owing thereon decreased, hazard insurance proceeds could be insufficient to restore fully the damaged property in the event of a partial loss.

     Under the terms of the Mortgage Loans, the borrowers are generally required to present claims to insurers under hazard insurance policies maintained on the Mortgaged Properties. The Master Servicer, on behalf of the Trustee and Certificateholders, is obligated to present claims under any blanket insurance policy insuring against hazard losses on the Mortgaged Properties. However, the ability of the Master Servicer to present such claims is dependent upon the extent to which information in this regard is furnished to the Master Servicer by the borrowers.

REALIZATION UPON DEFAULTED MORTGAGE LOANS

     The Master Servicer will foreclose upon or otherwise comparably convert to ownership Mortgaged Properties securing such of the Mortgage Loans as come into default when, in accordance with applicable servicing procedures under the Agreement, no satisfactory arrangements can be made for the collection of delinquent payments; provided that if the Master Servicer has actual knowledge or reasonably believes that any Mortgaged Property is contaminated by hazardous or toxic wastes or substances, then the Master Servicer will not cause the Trust to acquire title to such Mortgaged Property in a foreclosure or similar proceeding if such acquisition in the reasonable opinion of the Master Servicer is not commercially reasonable. In connection with such foreclosure or other conversion, the Master Servicer will follow such practices as it deems necessary or advisable and as are in keeping with its general mortgage servicing activities, provided the Master Servicer will not be required to expend its own funds in connection with foreclosure or other conversion, correction of default on a related senior mortgage loan or restoration of any Mortgaged Property unless, in its sole judgment, such foreclosure, correction or restoration will increase Net Liquidation Proceeds. (Section 3.06) The Master Servicer will be reimbursed out of liquidation proceeds for advances of its own funds as liquidation expenses before any Net Liquidation Proceeds are distributed to Certificateholders or the Seller. Net Liquidation Proceeds with respect to a Liquidated Mortgage Loan is the amount received upon liquidation of such Mortgage Loan reduced by related expenses, which may include the amount advanced in respect of a senior mortgage, but not including the portion, if any, of such amount that exceeds the unpaid Trust Balance of the Mortgage Loan plus accrued and unpaid interest thereon plus the related Charge Off Amounts.

SERVICING COMPENSATION AND PAYMENT OF EXPENSES

     The servicing compensation (the "Servicing Fee") to be paid to the Master Servicer will be paid to it from Interest Collections allocable to the Certificateholders at a rate per annum equal to 1.00% of the Invested

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

Amount (less any amount in the Funding Account exclusive of any investment earnings thereon) on the first day succeeding the preceding Distribution Date. The Servicing Fee will be paid as described under "Description of the Certificates -- Distributions on the Certificates -- Distributions of Interest Collections" above. All assumption fees, late payment charges, prepayment penalties and other fees and charges, to the extent collected from borrowers, will be retained by the Master Servicer as additional servicing compensation. In addition, the Master Servicer will retain any benefits from the investment of funds in the Collection Account.

     The Master Servicer will pay certain ongoing expenses associated with the Trust and incurred by it in connection with its responsibilities under the Agreement, including, without limitation, payment of the fees and disbursements of the Trustee, any custodian appointed by the Trustee, the Certificate Registrar and any Paying Agent. In addition, the Master Servicer will be entitled to reimbursement for certain expenses incurred by it in connection with defaulted Mortgage Loans and in connection with the restoration of Mortgaged Properties, such right of reimbursement being prior to the rights of Certificateholders to receive any related Net Liquidation Proceeds.

EVIDENCE AS TO COMPLIANCE

     The Agreement provides for delivery on or before April 30 in each year, beginning April 30, 1998, to the Trustee, the Certificate Insurer and the Rating Agencies of an annual statement signed by an officer of the Master Servicer to the effect that the Master Servicer has fulfilled its material obligations under the Agreement throughout the preceding calendar year, except as specified in such statement. (Section 3.09)

     On or before April 30 of each year, beginning with April 30, 1998, the Master Servicer will furnish a report prepared by a firm of independent public accountants to the Trustee, the Certificate Insurer and the Rating Agencies to the effect that such accountants have examined certain documents and the records relating to servicing of mortgage loans under agreements (including the Agreement) substantially similar to the Agreement and such examination, which has been conducted substantially in compliance with the audit guide for audits of non-supervised mortgagees approved by the Department of Housing and Urban Development, has disclosed no items of non-compliance with the provisions of the Agreement which, in the opinion of the firm, are material, except for such items of non-compliance as shall be referred to in the report. (Section 3.10)

CERTAIN MATTERS REGARDING THE MASTER SERVICER AND THE SELLER

     The Agreement provides that the Master Servicer may not resign from its obligations and duties thereunder, except in connection with a permitted transfer of servicing, unless (i) such duties and obligations are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities of a type and nature presently carried on by it or its affiliates or (ii) upon the satisfaction of the following conditions: (a) the Master Servicer has proposed a successor servicer to the Trustee and the Certificate Insurer in writing and such proposed successor servicer is reasonably acceptable to the Trustee and the Certificate Insurer;
(b) the Rating Agencies have confirmed to the Trustee that the appointment of such proposed successor servicer as the Master Servicer will not result in the reduction or withdrawal of the then-current rating of the Certificates; and (c) the proposed successor servicer has agreed in writing to assume the obligations of the Master Servicer under the Agreement. No such resignation will become effective until the Trustee or a successor servicer has assumed the Master Servicer's obligations and duties under the Agreement. (Section 7.04)

     The Master Servicer may perform any of its duties and obligations under the Agreement through one or more subservicers or delegates, which may be affiliates of the Master Servicer. Notwithstanding any such arrangement, the Master Servicer will remain liable and obligated to the Trustee, the Certificate Insurer, and the Certificateholders for the Master Servicer's duties and obligations under the Agreement, without any diminution of such duties and obligations and as if the Master Servicer itself were performing such duties and obligations. (Section 7.05)

     The Agreement will also provide that neither the Master Servicer, the Seller, nor any director, officer, employee or agent of the Master Servicer or the Seller will be under any liability to the Trust or the

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

Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to the Agreement, or for errors in judgment; provided, however, that neither the Master Servicer, the Seller nor any such person will be protected against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties thereunder. The Agreement will further provide that the Master Servicer, the Seller and any director, officer, employee or agent of the Master Servicer or the Seller is entitled to indemnification by the Trust and will be held harmless against any loss, liability or expense incurred in connection with any legal action relating to the Agreement or the Certificates, other than any loss, liability or expense related to any specific Mortgage Loan or Mortgage Loans (except any such loss, liability or expense otherwise reimbursable pursuant to the Agreement) and any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties thereunder or by reason of reckless disregard of obligations and duties thereunder. In addition, the Agreement will provide that neither the Master Servicer nor the Seller will be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties under the Agreement and which in its opinion may involve it in any expense or liability. The Master Servicer or the Seller may, however, in its or their discretion undertake any such action which it or they may deem necessary or desirable with respect to the Agreement and the rights and duties of the parties thereto and the interests of the Certificateholders thereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom and any claims by the Master Servicer or the Seller for indemnification will be expenses, costs and liabilities of the Trust and the Master Servicer or the Seller, as the case may be, will be entitled to be reimbursed therefor and indemnified pursuant to the terms of the Agreement out of funds otherwise distributable to Certificateholders. The Master Servicer's and the Seller's right to such indemnity or reimbursement shall survive any resignation or termination of the Master Servicer with respect to any losses, expenses, costs or liabilities arising prior to such resignation or termination (or arising from events that occurred prior to such resignation or termination). (Section 7.03)

     Any corporation into which the Master Servicer or the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Master Servicer or the Seller shall be a party, or any corporation succeeding to the business of the Master Servicer or the Seller shall be the successor of the Master Servicer or the Seller under the Agreement, without the execution or filing of any paper or any further act on the part of any of the parties to the Agreement, anything in the Agreement to the contrary notwithstanding. (Section 7.02)

SERVICING TERMINATION EVENTS

     "Servicing Termination Events" will consist of: (i) any failure by the Master Servicer to deposit in the Collection Account or Funding Account, as applicable, any deposit required to be made under the Agreement, which failure continues unremedied for five Business Days after the giving of written notice of such failure to the Master Servicer by the Trustee or the Certificate Insurer, or to the Master Servicer and the Trustee by Certificateholders holding Certificates evidencing not less than 51% of the then-outstanding principal amount; (ii) any failure by the Master Servicer duly to observe or perform in any material respect any other of its covenants or agreements in the Agreement which materially and adversely affects the interests of the Certificateholders or the Certificate Insurer and continues unremedied for 60 days after the giving of written notice of such failure to the Master Servicer by the Trustee or the Certificate Insurer, or to the Master Servicer and the Trustee by Certificateholders evidencing not less than 51% of the then-outstanding principal amount; or (iii) the occurrence of certain events of bankruptcy, insolvency or receivership relating to the Master Servicer as set forth in the Agreement which, in the case of the occurrence of such events without the consent of the Master Servicer, continue unremedied for 60 days; or (iv) a determination by the Certificate Insurer that the Master Servicer has failed to service in accordance with historical or industry standards or in a manner which is consistent for all mortgage loans serviced by the Master Servicer.

     Notwithstanding the foregoing, a delay in or failure of performance referred to under clause (i) above for a period of five Business Days or referred to under clause (ii) above, if applicable, for a period of 60 days, shall not constitute a Servicing Termination Event if such delay or failure could not be prevented by the exercise of reasonable diligence by the Master Servicer and such delay or failure was caused by an act of God or other

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

similar occurrence. Upon the occurrence of any such event the Master Servicer shall not be relieved from using its best efforts to perform its obligations in a timely manner in accordance with the terms of the Agreement and the Master Servicer shall provide the Trustee, the Seller, the Certificate Insurer and the Certificateholders prompt notice of such failure or delay by it, together with a description of its efforts to so perform its obligations.

RIGHTS UPON A SERVICING TERMINATION EVENT

     So long as a Servicing Termination Event remains unremedied, either (a) the Trustee or (b) (so long as no default by the Certificate Insurer has occurred and is continuing) (i) the Certificate Insurer or (ii) with the consent of the Certificate Insurer, the holders of Certificates evidencing not less than 51% of the then-outstanding principal amount may terminate all of the rights and obligations of the Master Servicer under the Agreement and in and to the Mortgage Loans, whereupon the Trustee will succeed to all the responsibilities, duties and liabilities of the Master Servicer under such Agreement and will be entitled to similar compensation arrangements. In the event that the Trustee would be obligated to succeed the Master Servicer but is unwilling or unable so to act, it may appoint, or petition a court of competent jurisdiction for the appointment of, a housing and home finance institution or other mortgage loan or home equity loan servicer with all licenses and permits required to perform its obligations under the Agreement and having a net worth of at least $50,000,000 and reasonably acceptable to the Certificate Insurer and the Rating Agencies to act as successor to the Master Servicer under the Agreement. Pending such appointment, the Trustee will be obligated to act in such capacity unless prohibited by law. Such successor will be entitled to receive the same compensation that the Master Servicer would otherwise have received (or such lesser compensation as the Trustee and such successor may agree). (Sections 8.01 and 8.02) A receiver or conservator for the Master Servicer may be empowered to prevent the termination and replacement of the Master Servicer where the only Servicing Termination Event that has occurred is an Insolvency Event (as defined in the Agreement).

AMENDMENT

     The Agreement may be amended from time to time by the Master Servicer, the Seller, the Trustee and with the consent of the Certificate Insurer and the Servicer Credit Facility Issuer, if any, (which consent shall not be unreasonably withheld) but without the consent of the Certificateholders to (i) cure any ambiguity, to correct or supplement any provisions therein which may be defective or inconsistent with any other provisions of the Agreement, (ii) add to the duties of the Seller or the Master Servicer, (iii) add or amend any provisions of the Agreement as required by the Rating Agencies in order to maintain or improve any rating of the Certificates (it being understood that, after obtaining the ratings in effect on the Closing Date, neither the Seller, the Trustee nor the Master Servicer is obligated to obtain, maintain or improve any such rating), (iv) add any other provisions with respect to matters or questions arising under the Agreement or the Policy, as the case may be, including provisions relating to the issuance of definitive Certificates to Certificateholders provided that book-entry registration of the Certificates is no longer permitted, which provisions shall not be inconsistent with the provisions of the Agreement or the Policy, as the case may be; or (v) modify or eliminate certain provisions of the Agreement relative to the Policy or the Spread Account.

     The Agreement may also be amended from time to time by the Master Servicer, the Seller, and the Trustee, and the Master Servicer, the Certificate Insurer and the Servicer Credit Facility Issuer, if any, may from time to time consent to the amendment of the Policy or the Servicer Credit Facility, as the case may be, with the consent of Certificateholders evidencing not less than 51% of the then-outstanding aggregate principal amount of Certificates and in the case of an amendment to the Agreement, with the consent of the Certificate Insurer and the Servicer Credit Facility Issuer, if any, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Agreement or of modifying in any manner the rights of the Certificateholders, provided that no such amendment will (i) reduce in any manner the amount of, or delay the timing of, collections of payments on Mortgage Loans or distributions which are required to be made on any Certificate without the consent of the holder of such Certificate or (ii) reduce the aforesaid percentage required to consent to any such amendment, without the consent of the holders of all Certificates then outstanding or (iii) materially adversely affect the interests of the Certificate Insurer or any Servicer Credit

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Facility Issuer without the consent of the Certificate Insurer or any Servicer
Credit Facility Issuer so affected or (iv) result in a downgrade of the ratings of the Certificates without the consent of the holders of all Certificates then outstanding and the Certificate Insurer. (Section 12.01)

TERMINATION; RETIREMENT OF THE CERTIFICATES

     The Trust will terminate on the earlier of (i) the Distribution Date immediately following the date on which the Certificate Principal Balance is reduced to zero and after which there are no unreimbursed Liquidation Loss Amounts allocable to the Certificateholders or any amount owing to the Certificate Insurer pursuant to the Insurance Agreement, (ii) the Distribution Date immediately following the final payment or other liquidation of the last Mortgage Loan in the Trust or the disposition of all property acquired upon foreclosure or grant of deed in lieu of foreclosure of any Mortgage Loan and
(iii) the Distribution Date in February 2018. The remaining Mortgage Loans will be subject to optional retransfer to the Seller for an amount equal to the Retransfer Price on any Distribution Date after the Certificate Principal Balance is reduced to an amount less than or equal to 10% of the Original Certificate Principal Balance and all amounts due and owing to the Certificate Insurer and unreimbursed draws on the Policy, together with interest thereon, as provided under the Insurance Agreement have been paid. The Retransfer Price will be equal to the sum of (a) the outstanding Certificate Principal Balance, (b) accrued and unpaid interest thereon at the applicable Certificate Rate through the day preceding the final Distribution Date, (c) any unreimbursed draws upon the Policy and other amounts due under the Insurance Agreement. In no event, however, will the Trust created by the Agreement continue in perpetuity. Written notice of termination of the Agreement will be given to each Certificateholder, and the final distribution will be made only upon surrender and cancellation of the Certificates at an office or agency appointed by the Trustee which will be specified in the notice of termination. (Section 10.01). The right of the Seller to accept any transfer referred to above is conditioned upon the Certificate Principal Balance being less than or equal to 10% of the Original Certificate Principal Balance. The Retransfer Price will be distributed to the Certificateholders in lieu of the amount that would otherwise be distributed if such optional retransfer were not exercised, which will be applied as provided in the Agreement.

THE TRUSTEE

     The commercial bank or trust company serving as Trustee may have normal banking relationships with the Seller and/or its affiliates, including the Master Servicer. The Trustee in its individual or any other capacity may become an owner of the Certificates with the same rights as it would have if it were not the Trustee.

     The Trustee may resign at any time, in which event the Seller will be obligated to appoint a successor Trustee, as approved by the Certificate Insurer. The Seller or the Certificate Insurer may also remove the Trustee if the Trustee ceases to be eligible to continue as such under the Agreement or if the Trustee becomes insolvent. Upon becoming aware of such circumstances, the Seller will be obligated to appoint a successor Trustee, as approved by the Certificate Insurer and the Servicer Credit Facility Issuer, if any. Any resignation or removal of the Trustee and appointment of a successor Trustee will not become effective until acceptance of the appointment by the successor Trustee. (Section 9.07)

REGISTRATION OF CERTIFICATES

     Holders of Certificates may hold their Certificates through DTC (in the United States) or CEDEL or Euroclear (in Europe) if they are participants of such systems, or indirectly through organizations which are participants in such systems.

     The Certificates will initially be registered in the name of CEDE & Co., the nominee of DTC (the "Global Certificates"). CEDEL and Euroclear will hold omnibus positions on behalf of their participants through customers' securities accounts in CEDEL's and Euroclear's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the depositaries' names on the books of DTC. Citibank will act as depositary for CEDEL and Chase will act as depositary for Euroclear (in such capacities, individually the "Depositary" and collectively the "Depositaries").

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     Transfers between Participants will occur in accordance with DTC rules.
Transfers between CEDEL Participants and Euroclear Participants will occur in accordance with their respective rules and operating procedures. See Annex I hereto.

     Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through CEDEL Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. CEDEL Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

     Because of time-zone differences, credits of securities received in CEDEL or Euroclear as a result of a transaction with a Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such securities settled during such processing will be reported to the relevant Euroclear or CEDEL Participants on such business day. Cash received in CEDEL or Euroclear as a result of sales of securities by or through a CEDEL Participant or Euroclear Participant to a Participant will be received with value on the DTC settlement date but will be available in the relevant CEDEL or Euroclear cash account only as of the business day following settlement in DTC. For information with respect to tax documentation procedures relating to the Certificates, see "Income Tax Consequences -- Foreign Investors" and "-- Information Reporting and Backup Withholding" and "Global Clearance, Settlement and Tax Documentation Procedures" in Annex I hereto.

     Certificateholders who are not Participants but desire to purchase, sell or otherwise transfer ownership of Certificates may do so only through Participants or indirect participants (unless and until Replacement Certificates, as defined below, are issued). In addition, Certificateholders will receive all distributions of principal of, and interest on, the Certificates from the Trustee through DTC and Participants. Certificateholders will not receive or be entitled to receive certificates representing their respective interests in the Certificates, except under the limited circumstances described below.

     Unless and until Replacement Certificates are issued, it is anticipated that the only "Certificateholder" of the Certificates will be CEDE & Co., as nominee of DTC. Certificateholders will not be Certificateholders as that term is used in the Agreement. "Certificate Owners" are only permitted to exercise the rights of Certificateholders indirectly through Participants and DTC.

     While the Certificates are represented by the Global Certificates (except under the circumstances described below), under the rules, regulations and procedures creating and affecting DTC and its operations (the "Rules"), DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Certificates and is required to receive and transmit distributions of principal of, and interest on, the Certificates. Participants and indirect participants with whom Certificate Owners have accounts with respect to Certificates are similarly required to make book-entry transfers and receive and transmit such distributions on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess physical certificates, the Rules provide a mechanism by which Certificate Owners will receive distributions and will be able to transfer their interests.

     Unless and until Replacement Certificates are issued, Certificate Owners who are not Participants may transfer ownership of Certificates only through Participants and indirect participants by instructing such Participants and indirect participants to transfer Certificates, by book-entry transfer, through DTC for the account of the purchasers of such Certificates, which account is maintained with their respective Participants. Under the Rules and in accordance with DTC's normal procedures, transfers of ownership of Certificates will be executed through DTC and the accounts of the respective Participants at DTC will be debited and credited. Similarly, the Participants and indirect participants will make debits or credits, as the case may be, on their records on behalf of the selling and purchasing Certificate Owners.

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

     DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC accepts securities for deposit from its participating organizations ("Participants") and facilitates the clearance and settlement of securities transactions between Participants in such securities through electronic book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks and trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("indirect participants").

     CEDEL is incorporated under the laws of Luxembourg as a professional depository. CEDEL holds securities for its participating organizations ("CEDEL Participants") and facilitates the clearance and settlement of securities transactions between CEDEL Participants through electronic book-entry changes in accounts of CEDEL Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in CEDEL in any of 28 currencies, including United States dollars. CEDEL provides to its CEDEL Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. CEDEL interfaces with domestic markets in several countries. As a professional depository, CEDEL is subject to regulation by the Luxembourg Monetary Institute. CEDEL Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to CEDEL is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a CEDEL Participant, either directly or indirectly.

     Euroclear was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 32 currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

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

     Distributions with respect to Certificates held through CEDEL or Euroclear will be credited to the cash accounts of CEDEL Participants or Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by its Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See "Income Tax Consequences" and Annex I. CEDEL or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a Certificateholder under the Agreement on behalf of a CEDEL Participant or Euroclear Participant only in accordance with its relevant rules and procedures and subject to its Depositary's ability to effect such actions on its behalf through DTC.

     Certificates will be issued in registered form to Certificate Owners, or their nominees, rather than to DTC (such Certificates being referred to herein as "Replacement Certificates"), only if (i) DTC or HFC advises the Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as nominee and depository with respect to the Certificates and HFC or the Trustee is unable to locate a qualified successor, (ii) HFC, at its sole option and with the consent of the Trustee, elects to terminate the book-entry system through DTC or (iii) after the occurrence of a Servicing Termination Event, DTC, at the direction of Certificateholders holding Certificates evidencing not less than 51% of the then-outstanding principal balance, advises the Trustee in writing that the continuation of a book-entry system through DTC (or a successor thereto) to the exclusion of any physical certificates being issued to Certificate Owners is no longer in the best interests of Certificate Owners. Upon issuance of Replacement Certificates to Certificate Owners, such Certificates will be transferable directly (and not exclusively on a book-entry basis) and registered holders will deal directly with the Trustee with respect to transfers, notices and distributions.

     DTC has advised HFC and the Trustee that, unless and until Replacement Certificates are issued, DTC will take any action permitted to be taken by a Certificateholder under the Agreement only at the direction of one or more Participants to whose DTC accounts the Certificates are credited. DTC may take actions, at the direction of the related Participants, with respect to some Certificates which conflict with actions taken with respect to other Certificates.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of indirect participants and certain banks, the ability of holders of beneficial interests in the Certificates to pledge such Certificates to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such Certificates, may be limited due to the lack of a definitive certificate for such Certificates.

     Although DTC, CEDEL and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Certificates among participants of DTC, CEDEL and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

     If the Certificates are accepted for listing on the Luxembourg Stock Exchange, a paying agent shall be maintained in respect of the Certificates in Luxembourg (the "Luxembourg Paying Agent") for so long as the Certificates are so listed. The Luxembourg Paying Agent shall act as the transfer agent in Luxembourg should the Global Certificates be exchanged for Replacement Certificates.

CERTAIN ACTIVITIES

     No Certificateholder will have any right under the Agreement to institute any proceeding in its name with respect to such Agreement unless such holder previously has given to the Trustee written notice of default and unless holders of Certificates evidencing not less than 51% of the then-outstanding principal amount have made written requests to the Trustee to institute such proceeding in its own name as Trustee thereunder and have offered to the Trustee reasonable indemnity and the Trustee for 60 days has neglected or refused to institute any such proceeding. (Section 12.03) However, the Trustee will be under no obligation to exercise any of the trusts or powers vested in it by the Agreement or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation thereunder or in relation thereto at the request, order or direction of any of the holders of Certificates covered by such Agreement, unless such Certificateholders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby. (Section 9.02)

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

     The Trust will not: (i) borrow money; (ii) make loans (other than pursuant to the HFC Note); (iii) invest in securities for the purpose of exercising control; (iv) underwrite securities; (v) except as provided in the Agreement, engage in the purchase and sale (or turnover) of investments; (vi) offer securities in exchange for property (except Certificates for the Mortgage Loans); (vii) repurchase or otherwise reacquire its securities; or (viii) issue senior securities. See "-- Evidence as to Compliance" above for information regarding reports as to the compliance by the Master Servicer with the terms of the Agreement.

               DESCRIPTION OF THE RECEIVABLES PURCHASE AGREEMENT

     The Mortgage Loans to be transferred to the Trust by the Seller will be acquired by the Seller from the Subservicers pursuant to the Receivables Purchase Agreement entered into by and between the Seller, as purchaser of the Mortgage Loans, and the Subservicers, as owners of the Credit Line Agreements and sellers of the Mortgage Loans (a form of the Receivables Purchase Agreement is filed as an exhibit to the Registration Statement of which this Prospectus is a part). Under the Receivables Purchase Agreement, the Subservicers have agreed to sell or transfer the Mortgage Loans in accordance with the terms set forth therein, including the applicable Cut-Off Balances and the Additional Balances created in specified Credit Line Agreements, to the Seller. Pursuant to the Agreement, such balances are immediately transferred by the Seller to the Trust, and the Seller has assigned its rights in, to and under the Receivables Purchase Agreement with respect to such balances to the Trust. The following summary describes certain terms of the Receivables Purchase Agreement and is qualified in its entirety by reference to the Receivables Purchase Agreement.

SALE OF MORTGAGE LOANS

     Pursuant to the Receivables Purchase Agreement, the Subservicers will sell to the Seller all their right, title and interest in and to all of the Mortgage Loans, consisting of the applicable Cut-Off Balances arising from the Credit Line Agreements and all of the Additional Balances thereafter created from such Credit Line Agreements. The purchase price of the purchased Mortgage Loans will not be less than the principal amount thereof as of the time of sale.

     In connection with such sale of the Mortgage Loans to the Seller, the Subservicers have agreed to assign all right, title and interest in and to the Related Documents, consisting of the Credit Line Agreements, the Mortgages and other related documents, to the Trustee, but will maintain possession of such documents unless HFC fails to maintain certain ratings. The Subservicers have or will indicate in their computer files that the Mortgage Loans have been sold to the Seller by the Subservicers and that such Mortgage Loans have been sold or transferred by the Seller to the Trust. In addition, the Subservicers have or will provide to the Seller a computer file or a microfiche list containing a true and complete list showing each Mortgage Loan, identified by account number and by total outstanding balance on the applicable Cut-Off Date. The records and agreements relating to the Mortgage Loans, including the promissory notes, related mortgage and other Related Documents, are not segregated by the Subservicers from other documents and agreements relating to other home equity credit line accounts and receivables and are not stamped or marked to reflect the sale or transfer of the Mortgage Loans to the Seller, but the computer records of the Subservicers are or will be marked to evidence such sale or transfer. The Subservicers have filed or will file a UCC financing statement meeting the requirements of state law in Illinois and in each of the jurisdictions in which the books and records relating to the Mortgage Loans are maintained. See "Risk Factors -- Insolvency Considerations; Treatment of Transaction; Perfection Issues" and "Certain Legal Aspects of the Mortgage Loans".

REPRESENTATIONS AND WARRANTIES

     In the Receivables Purchase Agreement, each Subservicer represents and warrants to the Seller to the effect that, among other things, as of the Closing Date, it is duly chartered and in good standing and that it has the authority to consummate the transactions contemplated by the Receivables Purchase Agreement.

     Each Subservicer also represents and warrants to the Seller relating to the Mortgage Loans to the effect, among other things, that in the event of a breach of any representation and warranty set forth in the Agreement which results in the requirement that the Seller accept retransfer of a Mortgage Loan from the

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

Trust, then the applicable Subservicer shall repurchase such Mortgage Loan from the Seller on the date of such transfer. The purchase price for such a Mortgage Loan shall be the principal balance thereof and the accrued and unpaid interest thereon and any premium paid by the Seller therefor.

     Each Subservicer also represents and warrants to the Seller to the effect, among other things, that as of the Closing Date and each date when the Subsequent Funding Mortgage Loans, any Eligible Substitute Mortgage Loans and any Additional Balances are sold to the Seller, that (a) the Receivables Purchase Agreement constitutes a legal, valid and binding obligation of the Subservicers and (b) the transfer of the amounts owing under the Mortgage Loans under the Receivables Purchase Agreement constitutes a valid sale to the Seller of all right, title and interest of the Subservicers in and to the Mortgage Loans, the Cut-Off Balances and the Additional Balances, whether then existing or thereafter created in the Credit Line Agreements and in the proceeds thereof. If the breach of any of the representations and warranties described in this paragraph results in the obligation of the Seller under the Agreement to accept retransfer of the Mortgage Loans, the Subservicers will repurchase the Mortgage Loans retransferred to the Seller.

CERTAIN COVENANTS

     In the Receivables Purchase Agreement, the Subservicers covenant to perform their obligations under the Credit Line Agreements and the Subservicers' policies and procedures relating to the Credit Line Agreements unless the failure to do so would not have a material adverse effect on the rights of the Trust, as assignee of the Mortgage Loans, the Certificate Insurer or the Certificateholders. In that regard, the Subservicers may change the terms and provisions of such Credit Line Agreements or policies and procedures at any time in any respect (including, without limitation, the calculation of the amount, or the timing, of charge-offs and changes in the Loan Rates) so long as any such changes are made in accordance with all applicable laws and such changes will not have a material adverse effect on the interests of the Certificateholders, the Certificate Insurer or the Trust, or in any other respect as provided in the Agreement.

     In addition, the Subservicers expressly acknowledge and consent to the Seller's assignment of its rights relating to the Mortgage Loans under the Receivables Purchase Agreement to the Trustee for the benefit of the Certificateholders and the Certificate Insurer. The Subservicers also agree, for the benefit of the Trust, that any amounts payable by the Subservicers to the Seller pursuant to the Receivables Purchase Agreement that are to be paid by the Seller to the Trustee for the benefit of the Certificateholders will be paid by the Subservicers, on behalf of the Seller, directly to the Trustee.

AMENDMENTS

     The Receivables Purchase Agreement may be amended by the Seller and the Subservicers without the consent of the Certificateholders (i) to cure any ambiguity, (ii) to correct or supplement any provision therein which may be inconsistent with any other provision therein, (iii) to add any other provisions with respect to matters or questions arising under the Receivables Purchase Agreement which are not inconsistent with the provisions of the Receivables Purchase Agreement, (iv) to change or modify the purchase price to be paid for the Mortgage Loans, and (v) to change, modify, delete, or add any other obligation or duty of the Subservicers or the Seller. No amendment pursuant to clause (v) above shall be effective unless the Rating Agencies have notified the Subservicers and the Seller in writing that such amendment will not result in a reduction or withdrawal of the rating of the Certificates and the Certificate Insurer has consented thereto as required by the Insurance Agreement.

SALE OF CREDIT LINE AGREEMENTS

     The Subservicers have the right to transfer their respective interests in the Credit Line Agreements provided that if such transferee is not an affiliate of the Master Servicer, (i) the consent of the Certificate Insurer is obtained and (ii) the Rating Agencies have notified the Seller and the Subservicers that such transfer will not result in a reduction or withdrawal of the rating of the Certificates.

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

TERMINATION

     The Receivables Purchase Agreement will terminate immediately after the Trust terminates. In addition, if a conservator, trustee or receiver is appointed for the Subservicers, the Subservicers will immediately cease to sell or transfer Subsequent Funding Mortgage Loans, Eligible Substitute Mortgage Loans and Additional Balances to the Seller and promptly give notice of such event to the Seller, the Trustee and the Certificate Insurer.

                  CERTAIN LEGAL ASPECTS OF THE MORTGAGE LOANS

GENERAL

     The Mortgage Loans will be secured either by trust deeds or mortgages, depending upon the prevailing practice in the state in which the Mortgaged Property is located. A mortgage creates a lien upon the real property encumbered by the mortgage. It is not prior to the lien for real estate taxes and assessments. Priority between mortgages depends on their terms and generally on the order of filing with a state or county office. There are two parties to a mortgage, the mortgagor, who is the homeowner or borrower, and the mortgagee, who is the lender. Under the mortgage instrument, the mortgagor delivers to the mortgagee a note or bond and the mortgage. A deed of trust formally has three parties: the homeowner or borrower called the trustor (similar to a mortgagor), a lender (similar to the mortgagee) called the beneficiary, and a third-party grantee, called the trustee. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, "in trust, with the power of sale" to the trustee to secure payment of the obligation. The trustee's authority under a deed of trust and the mortgagee's authority under a mortgage are governed by law, the express provisions of the deed of trust or the mortgage, and, in some cases under a trust deed, the direction of the beneficiary.

FORECLOSURE

     Foreclosure of a deed of trust is accomplished in most cases by a non-judicial trustee's sale under the power-of-sale provision in the deed of trust. Prior to such sale, the trustee must record a notice of default and send a copy to the trustor, to any person who has recorded a request for a copy of a notice of default and notice of sale, to any successor in interest to the trustor, to the beneficiary of any junior deed of trust and to certain other persons. In certain states where a beneficiary under a junior deed of trust has recorded a request for a notice of default, a copy of the notice must be sent to the beneficiary following recordation of such notice of default. The Seller may not always record a request for a notice of default. The trustor, any successor in interest to the trustor, or any beneficiary under a junior deed of trust or any other persons having a subordinate lien or encumbrance of record may generally, during a reinstatement period, cure the default by paying the entire amount of the debt then due, exclusive of principal due only because of acceleration upon default, plus costs and expenses actually incurred in enforcing the obligation and statutorily limited attorney's and trustee's fees. When the beneficiary under a junior deed of trust cures the default and reinstates the senior deed of trust, the amount paid by the beneficiary so to cure generally becomes a part of the indebtedness secured by the junior deed of trust. After expiration of the applicable reinstatement period, and before the trustee's sale, notice of sale must generally be posted in a public place and published at certain intervals for a prescribed period prior to the sale. A copy of the notice of sale must generally be posted on the property, and sent to the trustor, to each person who has requested a copy, to any successor in interest to the trustor, to the beneficiary of any junior deed of trust and to any other person to whom a notice of default must be sent, before the sale, and must generally be recorded in the county in which the property is located before the sale.

     Foreclosure of a mortgage is generally accomplished by judicial action. The action is initiated by the service of legal pleadings upon the mortgagor(s) and all parties having a subordinate interest in the real property. Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties defendant. Judicial foreclosure proceedings are generally not contested by any of the parties defendant due to the lack of mortgagor's equity in the property. However, when the mortgagee's right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time consuming. After the completion of judicial foreclosure, the court would issue a judgment of foreclosure and would generally appoint a referee, sheriff, or other court officer to conduct the sale of the property.

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

     The referee's or trustee's sale must be conducted by public auction and must be held in the county where all or some part of the property subject to the mortgage or the deed of trust is located. At the sale, the referee or trustee may require a bidder to show evidence of ability to deposit with the referee or trustee the full amount of the bidder's final bid in cash (or an equivalent thereto satisfactory to the trustee) prior to and as a condition to recognizing such bid, and may conditionally accept and hold these amounts for the duration of the sale. The mortgagee or the beneficiary of the mortgage or deed of trust under foreclosure generally need not bid cash at the sale, but may instead make a "credit bid" to the extent of the total amount due under the mortgage or deed of trust, including costs and expenses actually incurred in enforcing the mortgage, as well as referee's or trustee's fees and expenses.

     After judicial confirmation of the sale and subject to the mortgagor's or trustor's right of redemption, if any, under state law, the referee or trustee will execute and deliver a deed or trustee's deed to the purchaser of the property. A sale conducted in accordance with a judicial foreclosure or the terms of the power of sale contained in the deed of trust is generally presumed to be conducted regularly and fairly and, on a conveyance of the property by deed or trustee's deed, confers absolute legal title to the property to the purchaser, free of all junior mortgages or deeds of trust and free of all other liens and claims subordinate to the mortgage or deed of trust under which the sale is made (with the exception of certain governmental liens). The purchaser's title is, however, subject to all senior liens and other senior claims. Thus, if the mortgage or deed of trust being foreclosed is a junior mortgage or deed of trust such as some of the Mortgage Loans, the referee or trustee will convey title to the property to the purchaser, subject to the underlying first mortgage or deed of trust and any other prior liens and claims. A foreclosure under a junior mortgage or deed of trust has no effect on the first mortgage or deed of trust, with the possible exception of the right of a senior mortgagee or beneficiary to accelerate its indebtedness under a "due-on-sale" clause contained in the senior mortgage or deed of trust. See " 'Due-on-Sale' Clauses" below.

     The proceeds received by the referee or trustee from the sale are applied first to the costs, fees and expenses of sale and then in satisfaction of the indebtedness secured by the mortgage or deed of trust under which the sale was conducted. Any remaining proceeds are generally payable to the holders of junior mortgages or deeds of trust and other liens and claims in order of their priority, whether or not the obligor is in default. Any additional proceeds are generally payable to the mortgagor or trustor. Following the sale, in some states the mortgagee or beneficiary under the foreclosed lien generally may not obtain a deficiency judgment against the mortgagor or trustor.

     A judicial foreclosure (which is the only form of foreclosure allowed in some states and is necessary to obtain a deficiency judgment in others) is subject to most of the delays and expenses of other lawsuits, sometimes requiring up to several years to complete. Following a judicial foreclosure sale, the mortgagor or trustor or his successor in interest may redeem by paying the amount of the sale plus statutory interest, for a period established by state statute, which may vary from three months to two years, depending on state law and the circumstances of the sale. Foreclosed junior lien holders may also redeem by paying the amount of the sale or other amount established by the judgment of foreclosure, plus statutory interest, subject to the mortgagor's or trustor's superior right to redeem from them.

     Finally, some courts have been faced with the issue of whether or not federal or state constitutional provisions reflecting due process concerns for adequate notice require that borrowers under deeds of trust or mortgages receive notices in addition to the statutorily prescribed minimum. For the most part, these cases have upheld the notice provisions as being reasonable or have found that the sale by a trustee under a deed of trust, or under a mortgage having a power of sale, does not involve sufficient state action to afford constitutional protections to the borrower.

RIGHTS OF REDEMPTION

     In some states, after sale pursuant to a deed of trust or judicial foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory time period in which to redeem the property from the foreclosure sale. In some states, redemption may occur only upon payment of the entire principal balance of the loan, accrued statutory interest and expenses of foreclosure. In other states, redemption may be authorized if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is generally to diminish the ability of the lender to sell the foreclosed property. Exercise of the right of redemption would defeat the title of any purchaser from the lender subsequent to foreclosure or sale under a deed of trust and before expiration of the redemption period. Consequently, the practical effect of the redemption right is to force the lender to retain the property and pay the expenses of maintenance until the redemption period has expired.

RIGHTS OF SENIOR MORTGAGEES OR BENEFICIARIES

     The Mortgage Loans will be secured by mortgages or deeds of trust most of which are second mortgages or deeds of trust and the remainder of which are first, or to a very limited extent, third mortgages or deeds of trust. The rights of the Trust (and therefore the Certificateholders), as beneficiary under a junior deed of trust or as mortgagee under a junior mortgage, are subordinate to those of the mortgagee or beneficiary under the senior mortgage or deed of trust, including the prior rights of the senior mortgagee or beneficiary to receive hazard insurance and condemnation proceeds and to cause the property securing the Mortgage Loan to be sold upon default of the mortgagor or trustor, thereby extinguishing the junior mortgagee's or junior beneficiary's lien unless the Subservicers assert their subordinate interest in a Mortgaged Property in foreclosure litigation or satisfy the defaulted senior loan. As discussed more fully below, in many states a junior mortgagee or beneficiary may satisfy a defaulted senior loan in full, or may cure such default and bring the senior loan current, in either event adding the amounts expended to the balance due on the junior loan. Although the Subservicers generally do not cure defaults under a senior deed of trust, it is the Subservicers' standard practice to protect their interest by attending any such sale and bidding for property if it is in the Subservicers' best interests to do so.

     The standard form of the mortgage or deed of trust used by most institutional lenders, like that of the Subservicers, confers on the mortgagee or beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply such proceeds and awards to any indebtedness secured by the mortgage or deed of trust, in such order as the mortgagee or beneficiary may determine. Thus, in the event improvements on the property are damaged or destroyed by fire or other casualty, or in the event the property is taken by condemnation, the mortgagee or beneficiary under the underlying first mortgage or deed of trust will have the prior right to collect any insurance proceeds payable under a hazard insurance policy and any award of damages in connection with the condemnation and to apply the same to the indebtedness secured by the first mortgage or deed of trust. Proceeds, however, may be used by the mortgagee to repair or rebuild. In cases where proceeds are utilized to repay indebtedness, proceeds in excess of the amount of senior mortgage indebtedness will be applied to the indebtedness of a junior mortgage or trust deed.

     The form of mortgage or deed of trust used by most institutional lenders typically contains a "future advance" clause, which provides, in essence, that additional amounts advanced to or on behalf of the mortgagor or trustor by the mortgagee or beneficiary are to be secured by the mortgage or deed of trust. While such a clause is valid under the laws in most states, the priority of any advance made under the clause depends, in some states, on whether the advance was an "obligatory" or "optional" advance. If the mortgagee or beneficiary is obligated to advance the additional amounts, the advance may be entitled to receive the same priority as amounts initially made under the mortgage or deed of trust, notwithstanding that there may be intervening junior mortgages or deeds of trust and other liens between the date of recording of the mortgage or deed of trust and the date of the future advance, and notwithstanding that the mortgagee or beneficiary had actual knowledge of such intervening junior mortgages or deeds of trust and other liens at the time of the advance. Where the mortgagee or beneficiary is not obligated to advance the additional amounts and has actual knowledge of the intervening junior mortgages or deeds of trust and other liens, the advance may be subordinate to such intervening junior mortgages or deeds of trust and other liens. Priority of advances under the clause rests, in many other states, on state statutes giving priority to all advances made under the loan agreement to a "credit limit" amount stated in the recorded mortgage.

     Another provision typically found in the form of the mortgage or deed of trust used by most institutional lenders obligates the mortgagor or trustor to pay before delinquency all taxes and assessments on the property

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

and, when due, all encumbrances, charges and liens on the property which appear prior to the mortgage or deed of trust, to provide and maintain fire insurance on the property, to maintain and repair the property and not to commit or permit any waste thereof, and to appear in and defend any action or proceeding purporting to affect the property or the rights of the mortgagee or beneficiary under the mortgage or deed of trust. Upon a failure of the mortgagor or trustor to perform any of these obligations, the mortgagee or beneficiary is given the right under the mortgage or deed of trust to perform the obligation itself, at its election, with the mortgagor or trustor agreeing to reimburse the mortgagee or beneficiary for any sums expended by the mortgagee or beneficiary on behalf of the mortgagor or trustor. All sums so expended by the mortgagee or beneficiary become part of the indebtedness secured by the mortgage or deed of trust.

BANKRUPTCY, ANTI-DEFICIENCY LEGISLATION AND OTHER LIMITATIONS ON LENDERS

     Numerous state and federal laws, including the Soldiers' and Sailors' Civil Relief Act of 1940, as amended (the "Civil Relief Act") and the federal bankruptcy code, may adversely affect a lender's ability to realize the full value of its security. Under the terms of the Civil Relief Act, a borrower who enters military service after the origination of such borrower's home equity line of credit (including a borrower who is a member of the National Guard or is in reserve status at the time of the origination of the home equity credit line account and is later called to active duty) may not be charged interest above an annual rate of 6% during the period of such borrower's active duty status, unless a court orders otherwise upon application of the lender. Any shortfall resulting from the application of the Civil Relief Act, to the extent not covered by collections on the Mortgage Loans, disbursements from the Spread Account or amounts drawn under the Policy could result in losses to the holders of the Certificates. In addition, the Civil Relief Act imposes limitations which would impair the ability of a lender to foreclose on a home equity loan during the borrower's period of active duty status. Thus, in the event that such Mortgage Loan goes into default, there may be delays and losses occasioned by the inability to realize upon the Mortgaged Property in a timely fashion. Under the federal bankruptcy code, the filing of a petition in bankruptcy will stay the exercise of a power of sale and the commencement or continuation of a foreclosure action. Moreover, a court which determines the value of a mortgaged property to be less than the principal balance of the loan it secures may (subject to certain protections available to the lender) stop a lender from foreclosing on the mortgaged property and, as a part of a rehabilitation plan, reduce the amount of secured indebtedness to the appraised value of the mortgaged property as it exists at the time of the proceeding (leaving the lender as a general unsecured creditor for the difference between that value and the amount of its outstanding mortgage indebtedness). A bankruptcy court may also grant a debtor a reasonable time to cure a payment default, reduce monthly payments due under a mortgage loan, or change the rate of interest on a mortgage loan.

     Certain states have imposed statutory prohibitions which limit the remedies of a beneficiary under a deed of trust or a mortgagee under a mortgage. In some states, statutes limit the right of the mortgagee or beneficiary to obtain a deficiency judgment against the mortgagor or trustor following foreclosure pursuant to a mortgage or sale under a deed of trust. A deficiency judgment is a personal judgment against the former mortgagor or trustor equal in most cases to the difference between the net amount realized upon the foreclosure or sale of the real property and the amount due to the mortgagee or beneficiary. Other statutes may require the mortgagee or beneficiary to exhaust the security afforded under the mortgage or deed of trust by foreclosure in an attempt to satisfy the full debt before bringing a personal action against the mortgagor or trustor. Finally, other statutory provisions may limit any deficiency judgment against the former mortgagor or trustor following a judicial sale to the excess of the outstanding debt over the fair market value of the property at the time of the public sale. The purpose of these statutes is to prevent a mortgagee or beneficiary from obtaining a large deficiency judgment against the former mortgagor or trustor as a result of low or no bids at the sale.

     In addition to anti-deficiency and related legislation, numerous other statutory provisions, including state laws affording relief to debtors, may interfere with or affect the ability of the secured mortgage lender to realize upon its security. Federal law and certain state laws provide priority to certain tax liens over the lien of mortgages or deeds of trust. Numerous federal and some state consumer protection laws impose substantive requirements upon mortgage lenders in connection with the origination and the servicing of mortgage loans. These laws include the Home Equity Loan Consumer Protection Act of 1988, Federal Truth-in-Lending Act,

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

Real Estate Settlement Procedures Act, Equal Credit Opportunity Act, Fair Credit Billing Act, Fair Credit Reporting Act and related statutes. These federal laws impose specific statutory liabilities upon lenders who originate mortgage loans and who fail to comply with the provisions of the law. In some cases this liability may affect transferees of such mortgage loans.

     Upon foreclosure, courts have imposed general equitable principles. These equitable principles are generally designed to relieve the borrower from the legal effect of its defaults under the loan documents. Examples of judicial remedies that have been fashioned include judicial requirements that the lender undertake affirmative and expensive actions to determine the causes for the borrower's default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from temporary financial disability. In other cases, courts have limited the right of the lender to foreclose if the default under the mortgage instrument is not monetary, such as the borrower failing to adequately maintain the property or the borrower executing a second mortgage or deed of trust affecting the property. Finally, some courts have been faced with the issue of whether or not federal or state constitutional provisions reflecting due process concerns for adequate notice require that the borrowers under deeds of trust or mortgages receive notices in addition to the statutorily prescribed minimum. For the most part, these cases have upheld the notice provisions as being reasonable or have found that the sale by a trustee under a deed of trust, or under a mortgage having power of sale, does not involve sufficient state action to afford constitutional protections to the borrower.

"DUE-ON-SALE" CLAUSES

     Substantially all of the Credit Line Agreements contain due-on-sale clauses. These clauses permit the related Subservicer to accelerate the maturity of the loan on notice, which is usually thirty days, if the borrower sells, transfers or conveys the property. The enforceability of these clauses has been the subject of legislation or litigation in many states, and in some cases the enforceability of these clauses was limited or denied. However, sec.341 of the Garn-St Germain Depository Institutions Act of 1982 (the "Garn-St Germain Act") preempts state constitutional, statutory and case law that prohibit the enforcement of many due-on-sale clauses and permits lenders to enforce most of these clauses in accordance with their terms, subject to certain limited exceptions.

     Exempted from the general rule of enforceability of due-on-sale clauses are mortgage loans (originated other than by federal savings and loan associations and federal savings banks) that were made during the period beginning on the date a state, by statute or final appellate court decision having statewide effect, prohibited the exercise of due-on-sale clauses and ending October 15, 1982 ("Window Period Loans"). However, this exception applies only to transfers of property which secures Window Period Loans occurring between October 15, 1982 and October 15, 1985 and does not restrict enforcement of a due-on-sale clause in connection with transfers of property which secures Window Period Loans occurring after October 15, 1985 unless the property which secures such Window Period Loans is located in one of the five states identified below.

     Therefore, most standard due-on-sale clauses have become generally enforceable except in those states whose legislatures exercised their authority after October 15, 1982 to restrict the enforceability of such clauses with respect to mortgage loans that were (i) originated or assumed after the date a state prohibited enforcement of due-on-sale clauses and before October 15, 1982, and (ii) originated by lenders other than national banks, federal savings institutions and federal credit unions. The Federal Home Loan Mortgage Corporation has taken the position in its published mortgage servicing standards that five states (Arizona, Michigan, Minnesota, New Mexico and Utah) have enacted statutes extending, on various terms and for varying periods, the prohibition on enforcement of due-on-sale clauses with respect to certain categories of Window Period Loans.

     The Garn-St Germain Act also sets forth nine specific instances in which a mortgage lender covered by the Garn-St Germain Act may not exercise a due-on-sale clause, notwithstanding the fact that a transfer of

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

the property may have occurred. These include intrafamily transfers, certain transfers by operation of law, leases of fewer than three years with no option to purchase, and the creation of a junior encumbrance.

     The inability to enforce a due-on-sale clause may result in a mortgage loan bearing an interest rate below the current market rate being assumed by a new home buyer rather than being paid off, which may have an impact upon the average life of the Mortgage Loans and the number of Mortgage Loans which may be outstanding until maturity.

APPLICABILITY OF USURY LAWS

     Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980, enacted in March, 1980 ("Title V"), provides that state usury limitations shall not apply to certain types of residential first mortgage loans originated by certain lenders after March 31, 1980. As of the Pool Date, approximately 29.62% of the Initial Mortgage Loans by principal balance were first mortgage loans. A similar federal statute was in effect with respect to certain mortgage loans made during the first three months of 1980. The Office of Thrift Supervision is authorized to issue rules and regulations and to publish interpretations governing implementation of Title V. The statute authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision which expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges. In the Agreement, the Seller represents and warrants that each Mortgage Loan was originated in compliance with applicable state law in all material respects.

ENVIRONMENTAL LEGISLATION

     Certain states impose a statutory lien for associated costs on property that is the subject of a cleanup action by the state on account of hazardous wastes or hazardous substances released or disposed of on the property. Such a lien will generally have priority over all subsequent liens on the property and, in certain of these states, will have priority over prior recorded liens including the lien of a mortgage. In addition, under federal environmental legislation and possibly under state law in a number of states, a secured party which takes a deed in lieu of foreclosure or acquires a mortgaged property at a foreclosure sale may be liable for the costs of cleaning up a contaminated site. Although such costs could be substantial, it is uncertain whether they would be imposed on a secured lender (such as the Trust). In the event that title to a Mortgaged Property securing a Mortgage Loan was acquired on behalf of the Trust and cleanup costs were incurred in respect of the Mortgaged Property, the Certificateholders may incur a loss if such costs were required to be paid by the Trust.

                            INCOME TAX CONSEQUENCES

GENERAL

     Set forth below is a general discussion of the anticipated material Federal income tax consequences of the purchase, ownership and disposition of the Certificates. This discussion does not address every aspect of the Federal income tax laws that may be relevant to Certificateholders in light of their personal investment circumstances or to certain types of Certificateholders subject to special treatment under the Federal income tax laws (for example, banks and life insurance companies) and is generally limited to investors who will hold Certificates as capital assets. Accordingly, investors should consult their own tax advisors regarding Federal, state, local, foreign and any other tax consequences to them of the purchase, ownership and disposition of the Certificates in their own particular circumstances. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations thereunder, and rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly retroactively. No ruling on any of the issues discussed below has been or will be sought from the Internal Revenue Service (the "IRS") and no assurance can be given that the IRS will not take contrary positions. It is anticipated that the Trust will not be indemnified for any Federal income tax that may be imposed upon it, and the imposition of any such

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

taxes on the Trust could result in a reduction in the amounts available for distribution to the Certificateholders.

TREATMENT OF THE CERTIFICATES AS INDEBTEDNESS

     Sidley & Austin, special tax counsel to the Seller ("Tax Counsel"), is of the opinion that, although no transaction closely comparable to that contemplated herein has been the subject of any Treasury regulation, revenue ruling or judicial decision, based upon its analysis of the factors discussed below and in the opinion letter filed as an Exhibit hereto (the "Opinion Letter") the Seller is properly treated as the owner of the Mortgage Loans for Federal income tax purposes and, accordingly, the Certificates, when issued, will be properly characterized for Federal income tax purposes as indebtedness of the Seller that is secured by the Mortgage Loans.

     Based on the foregoing, for Federal income tax purposes (i) Certificates held by a thrift institution taxed as a domestic building and loan association will not constitute "loans . . . secured by an interest in real property" within the meaning of Code Section 7701(a)(19)(C)(v); (ii) interest on Certificates held by a real estate investment trust will not be treated as "interest on obligations secured by mortgages on real property or on interests in real property" within the meaning of Code Section 856(c)(3)(B); (iii) Certificates held by a real estate investment trust will not constitute "real estate assets" or "Government securities" within the meaning of Code Section 856(c)(5)(A); (iv) Certificates held by a real estate mortgage investment conduit will not constitute "qualified mortgages" within the meaning of Code Section 860G(a)(3); and (v) Certificates held by a regulated investment company will not constitute "Government securities" within the meaning of Code Section 851(b)(4)(A)(i).

     The Seller and Certificateholders will express in the Agreement the intent that, for Federal, state and local income and franchise tax purposes, and for the purposes of any other tax imposed on or measured by income, the Certificates will be indebtedness of the Seller secured by the Mortgage Loans. The Seller, by entering into the Agreement, each Certificateholder, by the acceptance of a Certificate, and each Certificate Owner, by virtue of accepting a beneficial interest in a Certificate, will agree to treat the Certificates (or the beneficial interests therein) as indebtedness of the Seller secured by the Mortgage Loans for Federal, state and local income and franchise tax purposes and for the purposes of any other tax imposed on or measured by income. However, because different criteria are used in determining the non-tax accounting treatment of a transaction, the Seller will treat the Agreement for financial accounting purposes as a transfer of an ownership interest in the Mortgage Loans and not as creating a debt obligation of the Seller.

     The economic substance of a transaction generally determines its Federal income tax consequences and the form of a transaction, while a relevant factor, is generally not conclusive evidence of its economic substance. In appropriate circumstances the courts have allowed taxpayers, as well as the IRS, to treat a transaction in accordance with its economic substance, notwithstanding that participants characterized the transaction differently for nontax purposes. In some instances, however, courts have held that a taxpayer is bound by the particular form it has chosen for a transaction, even if the substance of the transaction does not accord with its form. As set forth more fully in the Opinion Letter, Tax Counsel believes that the rationale of those cases will not apply to this transaction.

     The determination of whether the economic substance of a transfer of an interest in property is a sale or a loan secured by the transferred property depends on numerous factors that indicate whether the transferor has relinquished (and the transferee has obtained) substantial incidents of ownership in the property. Among the primary factors considered are whether the transferee has obtained the opportunity for gain if the property increases in value, has assumed the risk of loss if the property decreases in value and, in the case of accounts receivable such as the Mortgage Loans, whether the transferee, at the time of transfer, has a fixed interest in the proceeds of the receivable when collected. Based upon its analysis of such factors, as described more fully in the Opinion Letter, Tax Counsel is of the opinion that the Certificates are properly characterized for Federal income tax purposes as indebtedness of the Seller secured by the Mortgage Loans. Contrary characterizations that could be asserted by the IRS are described under "Possible Characterization of the Arrangement as a Partnership or Association Taxable as a Corporation" below. Except as otherwise expressly

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

indicated, the following discussion assumes that the Certificates are properly treated as debt obligations of the Seller for Federal income tax purposes.

INTEREST INCOME TO CERTIFICATEHOLDERS

     It is anticipated that the Certificates will be issued at par value (or at an insubstantial discount from par value) and, although the matter is not free from doubt, it appears that stated interest on the Certificates generally will be taxable as ordinary income for Federal income tax purposes when received or accrued by Certificateholders in accordance with their respective method of tax accounting, and except as indicated, no original issue discount ("OID") will arise with respect to the Certificates. It is possible, however, that under regulations of the U.S. Treasury Department, interest payable on the Certificates (or a portion of such interest), as well as any discount from par value, will constitute OID. Such regulations treat interest as OID unless such interest is "unconditionally payable." Because the Certificateholders do not have available default remedies ordinarily available to holders of debt instruments, the IRS could take the position that the interest payable on the Certificates is not "unconditionally payable" within the meaning of such regulation (unless the Certificates are considered to have terms and conditions that make the likelihood of late payment a "remote contingency" within the meaning of such regulations). If the IRS were successful in asserting such a position, all or a portion of the taxable income to be recognized with respect to the Certificates would be includible in the income of a Certificateholder as received. Any amount treated as OID would not, however, be includible again when the interest is actually received. If the yield on the Certificates is not materially different from the coupon, this treatment would have no significant effect on Certificateholders using the accrual method of accounting. However, cash method Certificateholders would be required to report income with respect to the Certificates in advance of the receipt of cash attributable to such income. Even if the interest on the Certificates is considered to be "unconditionally payable," the Certificateholders may be required to accrue any Carryover Amount in income in advance of the receipt of cash with respect to such Carryover Amount regardless of whether such Certificateholders are on the cash or accrual method of accounting.

     If the Certificates were treated as being issued with OID, the following rules would apply. The excess of the payments with respect to the Certificates over their issue price (in this case, the first price at which a substantial amount of the Certificates is sold, excluding sales to brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers) would constitute OID. A Certificateholder must include OID in income as interest over the term of the Certificate under a constant yield method. In general, OID must be included in income in advance of the receipt of cash representing that income. In the case of a debt instrument as to which the repayment of principal may be accelerated as a result of the prepayment of other obligations securing the debt instrument, the periodic inclusion of OID is determined under a special provision by taking into account prepayment assumptions used in pricing the debt instrument and actual prepayment experience. If this provision applies to the Certificates, the amount of OID which will accrue in any given "accrual period" may either increase or decrease depending upon the actual prepayment rate. In the event of a Carryover Amount, an accrual basis taxpayer will likely be required to accrue the amount of each Carryover Amount even though such Carryover Amount will not be paid until a later time. The amount and rate of accrual of OID with respect to securities similar to the Certificates are calculated based on a reasonable assumed prepayment rate (the "Prepayment Assumption") and adjustments are made in the amount and rate of accrual of such discount to reflect differences between the actual prepayment rate and the Prepayment Assumption. It is anticipated that future Treasury regulations will provide that the assumed prepayment rate for securities such as the Certificates will be the rate used in pricing the initial offering of the securities. The Prepayment Assumption for the Certificates will be a 26% conditional prepayment rate ("CPR"), but no representation is made that, in fact, the Mortgage Loans will be prepaid at a rate based on the Prepayment Assumption or at any other rate. CPR is the amount of principal of the pool of Mortgage Loans prepaid each month expressed as an annualized percentage of the total principal of the pool of Mortgage Loans outstanding at the beginning of each month and for this purpose all payments of principal are considered to be prepayments.

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

     A Certificateholder who purchases a Certificate at a market discount may be subject to the "market discount" rules of the Code. These rules provide, in part, for the treatment of gain attributable to accrued market discount as ordinary income upon the receipt of partial principal payments or on the sale or other disposition of the Certificate, and for the deferral of interest deductions with respect to debt incurred to acquire or carry the market discount Certificate.

     If a Certificate is purchased by a Certificateholder at a premium, such premium will be amortized as an offset to interest income (with a corresponding reduction in the Certificateholder's basis) under a constant yield method over the term of the Certificate if an election under Section 171 of the Code is made or is previously in effect.

DISPOSITION OF CERTIFICATES

     If a Certificate is sold, exchanged or otherwise disposed of, a Certificateholder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the sale, exchange or disposition and the Certificateholder's adjusted tax basis in the Certificate. The adjusted tax basis of a Certificate generally will equal the cost of the Certificate to the Certificateholder, increased by any OID or market discount previously includible in the Certificateholder's gross income, and reduced by the portion of the basis of the Certificate allocable to payments on the Certificate previously received by the Certificateholder and any amortized premium. Subject to the market discount rules, gain or loss on the sale or other disposition of a Certificate will generally be capital gain or loss if the Certificate is held by the Certificateholder as a capital asset. Capital gain or loss will be long-term if the Certificate is held by the Certificateholder for more than one year and otherwise will be short-term.

POSSIBLE CHARACTERIZATION OF THE ARRANGEMENT AS A PARTNERSHIP OR ASSOCIATION TAXABLE AS A CORPORATION

     Although, as described above, it is the opinion of Tax Counsel that the Certificates are properly characterized as debt of the Seller for Federal income tax purposes, such opinion is not binding on the IRS or the courts and no assurance can be given that this characterization would prevail. If the IRS were to contend successfully that the Certificates were not debt obligations of the Seller for Federal income tax purposes, the arrangement among the Seller and the Certificateholders might be classified for Federal income tax purposes as either a partnership (including a publicly traded partnership) or an association taxable as a corporation that owns the Mortgage Loans.

     If the Certificates were treated as interests in a partnership, the partnership would probably be treated as a "publicly traded partnership." A publicly traded partnership is taxed in the same manner as a corporation unless at least 90% of its gross income consists of specified types of "qualifying income." Such qualifying income includes, among other things, "interest" that is not "derived in the conduct of a financial or insurance business." If a deemed partnership between the Seller and the Certificateholders were to qualify for the foregoing exception from taxation as a corporation, the deemed partnership would not be subject to Federal income tax but each item of income, gain, loss, and deduction generated as a result of the ownership of the Mortgage Loans by the partnership would be passed through to the Seller and the Certificateholders as partners in such a partnership according to their respective interests therein.

     The income reportable by the Certificateholders as partners could differ from the income reportable by the Certificateholders as holders of debt obligations of the Seller. For example, a cash basis Certificateholder might be required to report income when it accrued to the partnership rather than when it is received by the Certificateholder. Moreover, an individual's share of expenses of the partnership would be miscellaneous itemized deductions that, in the aggregate, are allowed as deductions only to the extent they exceed two percent of the individual's adjusted gross income, and an individual Certificateholder's deduction for such holder's share of expenses of the partnership would be subject to reduction under Section 68 of the Code if the individual's adjusted gross income exceeded certain limits. As a result, the individual might be taxed on a greater amount of income than the stated rate on the Certificates.

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

     If, alternatively, the arrangement created by the Agreement were treated as either an association taxable as a corporation or a "publicly traded partnership" taxable as a corporation, the resulting entity may be subject to Federal income taxes at corporate tax rates on its taxable income from the Mortgage Loans. Because the Seller will not provide any indemnity for income taxes such a tax might result in reduced distributions to Certificateholders and Certificateholders might be liable for a share of such a tax. Moreover, distributions by the entity would probably not be deductible in computing the entity's taxable income and all or part of the distributions to Certificateholders would generally be treated as dividend income to the Certificateholders.

     Since the Seller will treat the Certificates as indebtedness for Federal income tax purposes, the Seller will not comply with the tax reporting requirements that would apply under these alternative characterizations of the Certificates.

POSSIBLE CLASSIFICATION AS A TAXABLE MORTGAGE POOL

     In relevant part, Section 7701(i) of the Code provides that any entity (or a portion of an entity) that is a "taxable mortgage pool" will be classified as a taxable corporation and will not be permitted to file a consolidated federal income tax return with another corporation. Any entity (or a portion of any entity) will be a taxable mortgage pool if (i) substantially all of its assets consist of debt instruments, more than 50% of which are real estate mortgages,
(ii) the entity is the obligor under debt obligations with two or more maturities, and (iii) under the terms of the entity's debt obligations (or an underlying arrangement), payments on such debt obligations bear a relationship to payments on the debt instruments held by the entity.

     Tax Counsel is of the opinion that the arrangement created by the Agreement will not be a taxable mortgage pool under Section 7701(i) of the Code because, in Tax Counsel's opinion, such arrangement should not be viewed as the obligor under debt obligations with two or more maturities, payments on which obligations bear a relationship to payments on the Mortgage Loans.

     The opinion of Tax Counsel is not binding on the IRS or the courts. If the IRS were to contend successfully that the arrangement created by the Agreement is a taxable mortgage pool, such arrangement would be subject to Federal corporate income tax on its taxable income generated by ownership of the Mortgage Loans. Such a tax might reduce amounts available for distributions to Certificateholders. The amount of such a tax would depend upon whether distributions to Certificateholders would be deductible as interest expense in computing the taxable income of such an arrangement as a taxable mortgage pool.

FOREIGN INVESTORS

     Subject to the discussion of backup withholding below, and assuming the Certificates represent debt obligations of the Seller for Federal income tax purposes, (i) payments of principal and interest (including OID) paid to a nonresident alien individual, foreign corporation, foreign partnership or foreign estate or trust (a "Foreign Holder") will be exempt from withholding of U.S. Federal income tax, provided that in the case of interest, (a) the beneficial owner of the Certificate does not actually or constructively own ten percent or more of the total combined voting power of all classes of stock of the Seller entitled to vote, (b) the beneficial owner of the Certificate is not a controlled foreign corporation that is related, directly or indirectly, to the Seller through stock ownership, and (c) either (A) the beneficial owner of the Certificate certifies to the Seller or its agent, under penalties of perjury, that it is a Foreign Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution"), and holds the Certificates in such capacity, certifies to the Seller or its agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Seller or its agent with a copy thereof; and (ii) a Foreign Holder of a Certificate will generally not be subject to withholding of U.S. Federal income tax on any gain realized upon the sale or other disposition of a Certificate. The foregoing discussion assumes that the Foreign Holder is not engaged in a trade or business in the U.S.

     On April 15, 1996, proposed Treasury Regulations (the "1996 Proposed Regulations") were issued which, if adopted in final form, could affect the U.S. taxation of Foreign Holders. The 1996 Proposed Regulations are generally proposed to be effective for payments after December 31, 1997, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules. It cannot be predicted at this time whether the 1996 Proposed Regulations will become effective as proposed or what, if any, modifications may be made to them. Prospective investors are urged to consult their tax advisors with respect to the effect the 1996 Proposed Regulations may have if adopted.

     If the IRS were to contend successfully that the Certificates represent interests in a partnership (not taxable as a corporation), a Foreign Holder might be required to file a U.S. individual or corporate income tax return and pay tax on its share of partnership income at regular U.S. rates, including the branch profits tax in the case of a corporation, and would be subject to withholding tax on its share of partnership income. If the Certificates were recharacterized as interests in an association taxable as a corporation or a "publicly traded partnership" taxable as a corporation, to the extent distributions under the Agreement were treated as dividends, a nonresident alien individual or foreign corporation would generally be subject to withholding tax on the gross amount of such dividends at the rate of 30% (or lower rate as provided by an applicable treaty). In either case, and assuming the Certificates are recharacterized as partnership interests or equity interests in a corporation, a Foreign Holder might be subject to Federal income tax on any gain from the sale of the Certificates.

     The Small Business Job Protection Act of 1996 (the "Act") changed the definition of a "foreign" trust generally for tax years beginning after December 31, 1996. Under prior law, the definition was based on whether a trust's foreign source income would be subject to U.S. tax. The new definition contains two objective requirements which, if satisfied, will cause a trust to be treated as a U.S. trust. It looks first to whether the trust's administration is subject to a U.S. court's "primary supervision" and second to whether U.S. fiduciaries control all substantial decisions of the trust. If both these requirements are met, the trust is a U.S. trust. All other trusts are "foreign" trusts. A U.S. trust that becomes a foreign trust (including by reason of the Act) may be subject to federal tax on the deemed transfer of its assets (including the Certificates) as a result of this change in status.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Master Servicer will be required to report annually to the IRS, and to each Certificateholder of record, the amount of interest paid (and OID accrued, if any) on the Certificates (and the amount of interest withheld for Federal income taxes, if any) for each calendar year, except as to exempt holders (generally, holders that are corporations, certain tax-exempt organizations or nonresident aliens who provide certification as to their status as nonresidents). As long as the only "Certificateholder" of record is Cede, as nominee for DTC, Certificateholders and the IRS will receive tax and other information from Participants and Indirect Participants rather than from the Master Servicer. (The Master Servicer, however, will respond to requests for necessary information to enable Participants, Indirect Participants and certain other persons to complete their reports.) Each non-exempt Certificateholder will be required to provide, under penalty of perjury, a certificate on IRS Form W-9 containing his or her name, address, correct Federal taxpayer identification number and a statement that he or she is not subject to backup withholding. Should a non-exempt Certificateholder fail to provide the required certification, the Participants or Indirect Participants (or the Master Servicer or Paying Agent) will be required to withhold 31% of the interest (and principal) otherwise payable to the holder, and remit the withheld amount to the IRS as a credit against the holder's Federal income tax liability.

     ALL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

STATE AND LOCAL TAX CONSEQUENCES

     General. State tax consequences to each Certificateholder will depend upon the provisions of the state tax laws to which the Certificateholder is subject. Most states modify or adjust the taxpayer's Federal adjusted gross or taxable income to arrive at the amount of income potentially subject to state tax. Individuals generally are subject to state tax on 100% of such state-modified income in the state in which they are residents, and to tax in states in which they are not residents on income earned in or derived from sources in those states. Corporations and other business taxpayers generally pay state tax only on that portion of state-modified income assigned to the taxing state under the state's own apportionment and allocation rules. Because each state's tax law varies, it is impossible to predict the tax consequences to the Certificateholders in all of the state taxing jurisdictions in which they are already subject to tax.

     Illinois. The activities to be undertaken by the Master Servicer and the Subservicers in servicing and collecting the Mortgage Loans will take place in Illinois. Illinois imposes an income tax on corporations doing business in Illinois measured by their net income apportioned to Illinois. This discussion is based upon present provisions of Illinois law and regulations, and applicable judicial or ruling authority, all of which are subject to change, which change may be retroactive. No ruling on any of the issues discussed below will be sought from the Illinois Department of Revenue.

     Assuming the Certificates are treated as indebtedness for Federal income tax purposes, this treatment will also apply for Illinois tax purposes. Pursuant to this treatment, Certificateholders not otherwise subject to Illinois tax will not become subject to such tax solely because of their ownership of the Certificates. Certificateholders already subject to taxation in Illinois as corporations, however, could be required to pay tax on the income generated from ownership of these Certificates.

     In the alternative, if the Certificates were treated as interests in a partnership (not taxable as a corporation) for Federal income tax purposes, the same treatment should also apply for Illinois tax purposes. In such case, Illinois could view the partnership as doing business in Illinois, and the entity could be subject to Illinois personal property replacement income taxes. Such taxes could result in reduced distributions to Certificateholders. Also, a Certificateholder not otherwise subject to taxation in Illinois could become subject to Illinois income taxes as a result of its mere ownership of Certificates.

     If the Certificates were instead treated as ownership interests in an association taxable as a corporation or a "publicly traded partnership" taxable as a corporation, then the entity could be subject to Illinois income tax. Such taxes could result in reduced distributions to Certificateholders. A Certificateholder not otherwise subject to tax in Illinois would not become subject to Illinois taxes as a result of its mere ownership of such an interest.

     Because each state's income tax laws vary, it is impossible to predict the income tax consequences to the Certificateholders in all of the state taxing jurisdictions in which they are already subject to tax. There can be no assurance that other states will not claim that the Master Servicer or Subservicers have not undertaken activities in such states. If such a claim were made, no assurances can be given as to whether the Certificates would be treated as indebtedness by any particular state. Certificateholders are urged to consult their own tax advisors with respect to state taxes.

                              ERISA CONSIDERATIONS

GENERAL

     Section 406 of ERISA and Section 4975 of the Code prohibit a pension, profit-sharing or other employee benefit plan from engaging in certain transactions involving "plan assets" with persons that are "parties in interests" under ERISA or "disqualified persons" under the Code with respect to the Plan. A violation of these "prohibited transactions" rules may generate excise tax and other liabilities under ERISA and the Code for such person. For example, a prohibited transaction would arise, unless an exemption were available, if the Certificates were viewed as debt of the Seller and the Seller were a disqualified person or party in interest with respect to a plan that acquired Certificates.

     Moreover, additional prohibited transactions could arise if the assets of the Trust were deemed to constitute assets of any plan that owned Certificates. The Department of Labor ("DOL") has issued a final regulation (the "Plan Assets Regulation") concerning the definition of what constitutes the "plan assets" of an employee benefit plan subject to ERISA or the Code, or an individual retirement account ("IRA") (collectively referred to as "Benefit Plans"). Under the Plan Assets Regulation the assets and properties of certain corporations, partnerships and certain other entities in which a Benefit Plan acquires an "equity interest" could be deemed to hold plan assets of each Benefit Plan unless one of the exceptions under the Plan Assets Regulations is applicable to the Trust.

AVAILABILITY OF EXEMPTIONS FOR CERTIFICATES

     The Plan Assets Regulation contains an exception (the "Publicly-Offered Securities Exemption") that provides that if a Benefit Plan acquires a "publicly-offered security", the issuer of the security is not deemed to hold plan assets. A publicly-offered security is a security that is (i) freely transferable, (ii) part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another and (iii) either is (A) part of a class of securities registered under Section 12(g) of the 1934 Act or
(B) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the 1934 Act within 120 days (or such later time as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

     It is anticipated that the Certificates will meet the criteria of the Publicly-Offered Securities Exemptions as set forth above. The Underwriters expect (although no assurance can be given) that the Certificates will be held by at least 100 independent persons at the conclusion of the offering; there are no restrictions imposed on the transfer of the Certificates; and the Certificates will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and then will be timely registered under the 1934 Act. The Underwriters will notify the Trustee as to whether or not the Certificates will be held by 100 independent persons at the conclusion of the offering. The Seller will not, however, determine whether the 100-investor requirement of the Publicly-Offered Securities Exemption is satisfied with respect to the Certificates.

     If the Certificates fail to meet the criteria of the Publicly-Offered Securities Exemption and the Trust's assets are deemed to include assets of Benefit Plans that are holders of Certificates, transactions involving the Trust and "parties in interest" or "disqualified persons" with respect to such plans might be prohibited under Section 406 of ERISA and Section 4975 of the Code unless another ERISA prohibited transaction exemption is applicable. Thus, for example, if a participant in any Benefit Plan is an obligor or guarantor of one of the Mortgage Loans under DOL interpretations the purchase of the Certificates by such plan could constitute a prohibited transaction. There are five class exemptions issued by the DOL that may apply in such event; DOL Prohibited Transaction Exemption 84-14 (Class Exemption for Certain Transactions Determined by a Qualified Professional Asset Manager), 91-38 (Class Exemption for Certain Transactions Involving Bank Collective Investment Funds), 90-1 (Class Exemptions for Transactions Involving Insurance Company Pooled Separate Accounts), 95-60 (Class Exemption for Transactions Involving Insurance Company General Accounts) and 96-23 (Class Exemption for Certain Transactions Determined by an In-house Asset Manager). There is no assurance that these exemptions, even if all of the conditions specified therein are satisfied, will apply to all transactions involving the Trust's assets.

REVIEW BY BENEFIT PLAN FIDUCIARIES

     Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is especially important that any Benefit Plan fiduciary who proposes to cause a Benefit Plan to purchase Certificates should consult with its own counsel with respect to the potential consequences under ERISA and the Code of the Benefit Plan's acquisition and ownership of Certificates. Assets of a Benefit Plan should not be invested in the Certificates unless it is clear that the assets of the Trust will not be plan assets or unless it is clear that a prohibited transaction class exemption will apply and exempt all potential prohibited transactions.

                        LEGAL INVESTMENT CONSIDERATIONS

     Although, as a condition to their issuance, the Certificates will be rated in the highest rating category by the Rating Agencies, the Certificates will not constitute "mortgage related securities" for purposes of SMMEA because not all the mortgages securing the Mortgage Loans are first mortgages. Accordingly, many institutions with legal authority to invest in comparably rated securities based on first mortgage loans may not be legally authorized to invest in the Certificates, which because they evidence interests in a pool that includes second mortgage loans are not "mortgage related securities" under SMMEA.

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the Underwriting Agreement dated November 20, 1996 (the "Underwriting Agreement") among the Seller, the Subservicers, HFC and the Underwriters named below (the "Underwriters"), the Seller has agreed to sell to the Underwriters and each of the Underwriters has agreed to purchase, the principal amount of the Certificates set forth opposite its name below.



                                                                                PRINCIPAL AMOUNT
                                UNDERWRITERS                                    OF CERTIFICATES
-----------------------------------------------------------------------------   ----------------
Morgan Stanley & Co. Incorporated............................................     $194,373,000
Goldman, Sachs & Co. ........................................................      194,000,000
Lehman Brothers Inc. ........................................................      194,000,000
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated....................................................      194,000,000
                                                                                  ------------
Total........................................................................     $776,373,000
                                                                                  ============



     The Underwriters propose to offer all of the Certificates in part directly to retail and institutional purchasers at the initial public offering prices set forth on the cover page of this Prospectus and in part to certain securities dealers at such prices less concessions not to exceed 0.175% of the Original Certificate Principal Balance. The Underwriters may allow, and such dealers may reallow, concessions not to exceed 0.10% of the Original Certificate Principal Balance to certain brokers and dealers. After the Certificates are released for sale to the public, the offering price and other selling terms may be varied by the Underwriters.


     The Seller and HFC have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Certificates are a new issue of securities with no established trading market. The Seller has been advised that the Underwriters intend to make a market in the Certificates but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Certificates.

     Application will be made to list the Certificates on the Luxembourg Stock Exchange.

                                    EXPERTS

     The financial statements of Capital Markets Assurance Corporation as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 are attached hereto as Annex II and have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon and are included in reliance upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the financial statements noted above refers to Capital Markets Assurance Corporation's adoption at December 31, 1993 of Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

                                 LEGAL MATTERS

     Certain legal matters relating to the Certificates will be passed upon for the Seller by John W. Blenke, Vice President -- Corporate Law for Household International, Inc., the parent company of HFC and the Seller, and by Sidley & Austin, Chicago, Illinois, special counsel to the Seller. In addition, Sidley & Austin has passed upon the federal income tax consequences with respect to the Certificates and the legal characterization of certain aspects of the transaction between the Subservicers and the Seller, the Subservicers and the Trust, and the Seller and the Trust. Certain legal matters will be passed upon for the Underwriters by Brown & Wood LLP, New York, New York. Certain legal matters will be passed upon for the Certificate Insurer by Shaw, Pittman, Potts & Trowbridge, New York, New York. As of the date of this Prospectus,

Mr. Blenke is a full-time employee and an officer of Household International, Inc. and beneficially owns, and holds options to purchase, shares of Common Stock of Household International, Inc.

                             ADDITIONAL INFORMATION

     Application will be made to list the Certificates on the Luxembourg Stock Exchange. If the Certificates are listed (i) the legal notice relating to the issue of the Certificates and copies of the respective constitutional documents of the Trust, the Seller and the Certificate Insurer will be lodged with the Chief Registrar of the District Court in Luxembourg ("Grettier en Chef du Tribunal d'Arrondissement de et a Luxembourg"), where such documents may be inspected and copies thereof obtained, and (ii) the Seller will undertake to maintain a paying agent in Luxembourg so long as the Certificates are listed.

     All consents, approvals, authorizations or other orders of all regulatory authorities required by the Seller, the Trust and the Certificate Insurer under the laws of their respective jurisdictions have been given for the issue of the Certificates and for the Trust, the Seller and the Certificate Insurer to undertake and perform their respective obligations under the Agreement, the Policy and the Certificates.

     The creation and issue of the Certificates has been authorized by a resolution of the Board of Directors of the Seller on November 11, 1996.

     The Trust, the Seller, and the Certificate Insurer are not involved in any litigation, arbitration or administrative proceedings relating to claims or amounts which are material in the context of the issue of the Certificates nor, so far as they are aware, are any such litigation, arbitration or administration proceedings pending or threatened.

     Since December 31, 1995, there has been no material adverse change in the financial position or prospects of the Seller or the Certificate Insurer.


     The Certificates have been accepted for clearance through Euroclear and Cedel with a common code of 71 55 859. The ISIN (International Securities Identification Number) for the Certificates is US 44191AK36.


     Copies of the respective constitutional documents of the Seller and the Certificate Insurer and copies of the Agreement (which sets out the terms and conditions of the Certificates), the Policy and any notices or reports prepared by the Master Servicer relating to the Trust may be inspected at, or may be obtained from, so long as any of the Certificates are listed on the Luxembourg Stock Exchange, the Luxembourg Paying Agent during the business hours of any business day.

                             INDEX OF DEFINED TERMS

                                                                                    PAGE(S)
                                                                                   ----------

1934 Act.........................................................................           3
1996 Proposed Regulations........................................................          81
Accelerated Principal Distribution Amount........................................      16, 55
Additional Balances..............................................................       4, 41
Adjustable Rate Mortgages........................................................           7
Administrative Charges...........................................................       8, 30
Agreement........................................................................        1, 4
Alternative Principal Distribution Amount........................................      17, 56
Bankruptcy Code..................................................................          28
Benefit Plans....................................................................          83
BIF..............................................................................          52
Business Day.....................................................................          54
CapMAC...........................................................................           7
Carryover Amount.................................................................      12, 57
CEDEL............................................................................          12
CEDEL Participants...............................................................          68
Certificate Insurer..............................................................        1, 7
Certificate Owners...............................................................           3
Certificate Principal Balance....................................................       6, 47
Certificate Rate.................................................................       5, 12
Certificateholders...............................................................          12
Certificateholders' Excess Interest..............................................      16, 55
Certificateholders' Floating Allocation Percentage...............................      15, 53
Certificateholders' Remaining Excess Interest....................................      16, 55
Certificates.....................................................................        1, 5
Charge Off Amount................................................................       5, 54
Charged Off Mortgage Loan........................................................       5, 54
Chase............................................................................          12
Citibank.........................................................................          12
Civil Relief Act.................................................................          75
Class A Certificates.............................................................        1, 5
Closing Date.....................................................................          13
Code.............................................................................          77
Collection Account...............................................................      14, 51
Collection Period................................................................       8, 56
Combined Exposure................................................................          61
Combined Loan-to-Value Ratio.....................................................       8, 34
Commission.......................................................................           2
Cooperative......................................................................          68
CPR..............................................................................          79
Credit Limit.....................................................................           8
Credit Line Agreements...........................................................       4, 34
Cut-Off Balance..................................................................           4
Cut-Off Date.....................................................................           4
Cut-Off Date Pool Balance........................................................          41

                                                                                    PAGE(S)
                                                                                   ----------
Cycle Date.......................................................................       8, 56
Defective Mortgage Loans.........................................................          49
Deficiency Amount................................................................          18
Depositary(ies)..................................................................      12, 66
Determination Date...............................................................  20, 51, 54
Distribution Date................................................................   1, 12, 54
DOL..............................................................................          83
DTC..............................................................................      3, A-1
due-on-sale......................................................................          76
Duff & Phelps....................................................................          42
Eligible Account.................................................................          52
Eligible Substitute Mortgage Loan................................................      21, 49
ERISA............................................................................          23
Euroclear........................................................................          12
Euroclear Operator...............................................................          68
Euroclear Participants...........................................................          68
FDIC.............................................................................           6
Financial Institution............................................................          81
Fixed Allocation Percentage......................................................      17, 53
Fixed Rate Mortgages.............................................................           7
Foreclosure Profit...............................................................          54
Foreign Holder...................................................................          81
Funding Account..................................................................   4, 14, 51
Funding Period...................................................................          15
Garn-St. Germain Act.............................................................          76
Global Certificates..............................................................          66
Global Securities................................................................         A-1
Guaranteed Principal Distribution Amount.........................................          18
HFC..............................................................................        1, 4
HFC Note.........................................................................          51
holders..........................................................................          12
Holdings.........................................................................          42
Index Rate.......................................................................          30
indirect participants............................................................          68
Initial Mortgage Loans...........................................................           4
Insurance Agreement..............................................................      18, 58
Interest Collections.............................................................      13, 53
Interest Period..................................................................      13, 57
Invested Amount..................................................................           5
Investor Certificate Principal Balance...........................................           6
Investor Certificateholders......................................................          12
Investor Servicing Fee...........................................................          20
IRA..............................................................................          83
IRS..............................................................................      22, 77
LIBOR............................................................................      12, 57
LIBOR Business Day...............................................................          57
Liquidated Mortgage Loan.........................................................       5, 55
Liquidation Loss Amount..........................................................      16, 55

                                                                                    PAGE(S)
                                                                                   ----------
Liquidation Proceeds.............................................................          55
Loan Rate........................................................................          30
Luxembourg Paying Agent..........................................................          69
Margin...........................................................................          30
Master Servicer..................................................................    1, 4, 28
Maximum Principal Distribution Amount............................................      17, 56
Minimum Monthly Payment..........................................................       8, 30
Moody's..........................................................................          27
Mortgages........................................................................           1
Mortgage Loan Schedule...........................................................          47
Mortgage Loans...................................................................        1, 4
Mortgaged Property...............................................................           4
net interest rates...............................................................          44
Net Liquidation Proceeds.........................................................  13, 53, 62
Net Loan Rate....................................................................          12
Net Property Value...............................................................          32
OID..............................................................................          79
Opinion Letter...................................................................          78
Original Certificate Principal Balance...........................................       5, 46
Original Invested Amount.........................................................       5, 46
Overcollateralization Amount.....................................................      16, 55
Participants.....................................................................          68
Paying Agent.....................................................................          57
Permitted Investments............................................................          52
Plan.............................................................................          23
Plan Assets Regulation...........................................................          83
Policy...........................................................................        1, 4
Pool Balance.....................................................................       5, 54
Pool Date........................................................................       7, 34
Pool Factor......................................................................          46
Prepayment Assumption............................................................          79
Principal Collections............................................................      13, 53
Property Value...................................................................          32
publicly-offered securities......................................................          84
Publicly-Offered Securities Exemption............................................          84
Rapid Amortization Event.........................................................          58
Rapid Amortization Period........................................................      18, 57
Rating Agencies..................................................................          23
Receivables Purchase Agreement...................................................           9
Record Date......................................................................          54
Recovered Charge Off Amount......................................................          54
Reference Bank Rate..............................................................          57
Related Documents................................................................           7
Removed Balances.................................................................      10, 50
Replacement Certificates.........................................................          69
Required Overcollateralization Amount............................................      16, 55
Retransfer Deposit Amount........................................................      11, 48
Retransfer Notification Date.....................................................          50

                                                                                    PAGE(S)
                                                                                   ----------
Retransfer Price.................................................................      21, 66
Rules............................................................................          67
SAIF.............................................................................          52
Scheduled Principal Distribution Amount..........................................      17, 56
Securities Act...................................................................           2
Seller...........................................................................        1, 4
Seller Collections...............................................................          56
Seller Interest..................................................................    1, 6, 47
Senior Indebtedness Expenses.....................................................          32
Servicer Credit Facility.........................................................          51
Servicer Credit Facility Issuer..................................................          51
Servicing Fee....................................................................      20, 62
Servicing Termination Events.....................................................          64
SMMEA............................................................................          22
Special Foreclosed Mortgage Loan.................................................          50
Spread Account...................................................................      19, 59
Standard & Poor's................................................................          27
Subsequent Funding Mortgage Loans................................................           4
Subservicer......................................................................       6, 28
Tax Counsel......................................................................          78
Terms and Conditions.............................................................          68
Title V..........................................................................          77
Trust............................................................................        1, 4
Trust Balance....................................................................       5, 54
Trustee..........................................................................     1, 4, 7
Underwriters.....................................................................          85
Underwriting Agreement...........................................................          85
U.S. Person......................................................................         A-4
Window Period Loans..............................................................          76

                                    ANNEX I
         GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

     Except in certain limited circumstances, the globally offered Revolving Home Equity Loan Asset Backed Certificates, Series 1996-2 (the "Global Securities") will be available only in book-entry form. Investors in the Global Securities may hold such Global Securities through any of The Depository Trust Company ("DTC"), CEDEL or Euroclear. The Global Securities will be tradeable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

     Secondary market trading between investors holding Global Securities through CEDEL and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., seven calendar day settlement).

     Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations and prior Home Equity Loan Asset Backed Certificates issues.

     Secondary cross-market trading between CEDEL or Euroclear and DTC Participants holding Certificates will be effected on a delivery-against-payment basis through the respective Depositaries of CEDEL and Euroclear (in such capacity) and as DTC Participants.

     Non-U.S. holders (as described below) of Global Securities will be subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

INITIAL SETTLEMENT

     All Global Securities will be held in book-entry form by DTC in the name of CEDE & Co. as nominee of DTC. Investors' interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect Participants in DTC. As a result, CEDEL and Euroclear will hold positions on behalf of their participants through their respective Depositaries, which in turn will hold such positions in accounts as DTC Participants.

     Investors electing to hold their Global Securities through DTC will follow the settlement practices applicable to prior Home Equity Loan Asset Backed Certificates issues. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

     Investors electing to hold their Global Securities through CEDEL or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

SECONDARY MARKET TRADING

     Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

     Trading between DTC Participants. Secondary market trading between DTC Participants will be settled using the procedures applicable to prior Home Equity Loan Asset Backed Certificates issues in same-day funds.

     Trading between CEDEL and/or Euroclear Participants. Secondary market trading between CEDEL Participants or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

     Trading between DTC seller and CEDEL or Euroclear purchaser. When Global Securities are to be transferred from the account of a DTC Participant to the account of a CEDEL Participant or a Euroclear Participant, the purchaser will send instructions to CEDEL or Euroclear through a CEDEL Participant or Euroclear Participant at least one business day prior to settlement. CEDEL or Euroclear will instruct the respective Depositary, as the case may be, to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date, on the basis of (i) the actual number of days in such accrual period and a year assumed to consist of 360 days. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the respective Depositary of the DTC Participant's account against delivery of the Global Securities. After settlement has been completed, the Global Securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the CEDEL Participant's or Euroclear Participant's account. The securities credit will appear the next day (European time) and the cash debt will be back-valued to, and the interest on the Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the CEDEL or Euroclear cash debt will be valued instead as of the actual settlement date.

     CEDEL Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within CEDEL or Euroclear. Under this approach, they may take on credit exposure to CEDEL or Euroclear until the Global Securities are credited to their accounts one day later.

     As an alternative, if CEDEL or Euroclear has extended a line of credit to them, CEDEL Participants or Euroclear Participants can elect not to preposition funds and allow that credit line to be drawn upon to finance the settlement. Under this procedure, CEDEL Participants or Euroclear Participants purchasing Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the Global Securities were credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each CEDEL Participant's or Euroclear Participant's particular cost of funds.

     Since the settlement is taking place during New York business hours, DTC Participants can employ their usual procedures for sending Global Securities to the respective Depositary for the benefit of CEDEL Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC Participant a cross-market transaction will settle no differently than a trade between two DTC Participants.

     Trading between CEDEL or Euroclear seller and DTC purchaser. Due to time zone differences in their favor, CEDEL Participants and Euroclear Participants may employ their customary procedures for transactions in which Global Securities are to be transferred by the respective clearing system, through the respective Depositary, to a DTC Participant. The seller will send instructions to CEDEL or Euroclear through a CEDEL Participant or Euroclear Participant at least one business day prior to settlement. In these cases, CEDEL or Euroclear will instruct the respective Depositary, as appropriate, to deliver the Global Securities to the DTC Participant's account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment to and excluding the settlement date on the basis of (i) the actual number of days in such accrual period and a year assumed to consist of 360 days. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the CEDEL Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the CEDEL Participant's or Euroclear Participant's account would be backed-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the CEDEL Participant or Euroclear Participant have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the CEDEL Participant's or Euroclear Participant's account would instead be valued as of the actual settlement date.

     Finally, day traders that use CEDEL or Euroclear and that purchase Global Securities from DTC Participants for delivery to CEDEL Participants or Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

     (a) borrowing through CEDEL or Euroclear for one day (until the purchase side of the day trade is reflected in their CEDEL or Euroclear accounts) in accordance with the clearing system's customary procedures;

     (b) borrowing the Global Securities in the U.S. from a DTC Participant no later than one day prior to settlement, which would give the Global Securities sufficient time to be reflected in their CEDEL or Euroclear account in order to settle the sale side of the trade; or

     (c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the CEDEL Participant or Euroclear Participant.

CERTAIN U.S. FEDERAL INCOME TAX DOCUMENTATION REQUIREMENTS

     A beneficial owner of Global Securities holding securities through CEDEL or Euroclear (or through DTC if the holder has an address outside the U.S.) will be subject to the 30% U.S. withholding tax that generally applies to payments of interest (including original issue discount) on registered debt issued by U.S. Persons, unless (i) each clearing system, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between such beneficial owner and the U.S. entity required to withhold tax complies with applicable certification requirements and
(ii) such beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:

     Exemption for non-U.S. Persons (Form W-8). Beneficial owners of Global Securities that are non-U.S. Persons without effectively connected income can obtain a complete exemption from the withholding tax by filing a signed Form W-8 (Certificate of Foreign Status). If the information shown on Form W-8 changes, a new Form W-8 must be filed within 30 days of such change.

     Exemption for non-U.S. Persons with effectively connected income (Form
4224). A non-U.S. Person, including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States).

     Exemption or reduced rate for non-U.S. Persons resident in treaty countries (Form 1001). Non-U.S. Persons that are Certificate Owners residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate (depending on the treaty terms) by filing Form 1001 (Ownership, Exemption or Reduced Rate Certificate). If the treaty provides only for a reduced rate, withholding tax will be imposed at that rate unless the filer alternatively files Form W-8. Form 1001 may be filed by the Certificate Owner or his agent.

     Exemption for U.S. Persons (Form W-9). U.S. Persons can obtain a complete exemption from the withholding tax by filing Form W-9 (Payer's Request for Taxpayer Identification Number and Certification).

     U.S. Federal Income Tax Reporting Procedure. The Certificate Owner of a Global Security or, in the case of a Form 1001 or a Form 4224 filer, his agent, files by submitting the appropriate form to the person through whom it holds (the clearing agency, in the case of persons holding directly on the books of the clearing agency). Form W-8 and Form 1001 are effective for three calendar years and Form 4224 is effective for one calendar year.

     The term "U.S. Person" means (i) a citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate (or, for tax years ending on or before December 31, 1996, a trust) the income of which is includible in gross income for United States tax purposes, regardless of its source or (iv) for tax years beginning after December 31, 1996 (unless earlier elected), any trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

     On April 15, 1996, proposed Treasury Regulations were issued which, if adopted in final form, could affect the tax documentation requirements described above. Prospective investors are urged to consult their tax advisors with respect to the effect the proposed regulations may have if adopted.

     THIS SUMMARY DOES NOT DEAL WITH ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAX WITHHOLDING THAT MAY BE RELEVANT TO FOREIGN HOLDERS OF THE GLOBAL SECURITIES. INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR SPECIFIC TAX ADVICE CONCERNING THEIR HOLDING AND DISPOSING OF THE GLOBAL SECURITIES.

[LOGO]

                                    ANNEX II

                     CAPITAL MARKETS ASSURANCE CORPORATION
                              FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993
                  (WITH INDEPENDENT AUDITORS' REPORT THEREON)

[PEAT MARWICK LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Capital Markets Assurance Corporation:

We have audited the accompanying balance sheets of Capital Markets Assurance Corporation as of December 31, 1995 and 1994 and the related statements of income, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capital Markets Assurance Corporation as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in note 2, the Company changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at December 31, 1993.

                                          [KPMG Peat Marwick LLP SIG]

January 25, 1996

[COPYWHITE]

                     CAPITAL MARKETS ASSURANCE CORPORATION

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                            DECEMBER 31, 1995   DECEMBER 31, 1994
                                                            -----------------   -----------------
                                             ASSETS
INVESTMENTS:
Bonds at fair value (amortized cost $210,651 at December
  31, 1995 and $178,882 at December 31, 1994).............      $ 215,706            172,016
Short-term investments (at amortized cost which
  approximates fair value)................................         68,646              2,083
Mutual funds at fair value (cost $16,434 at December 31,
  1994)...................................................             --             14,969
                                                                 --------           --------
  Total investments.......................................        284,352            189,068
                                                                 --------           --------
Cash......................................................            344                 85
Accrued investment income.................................          3,136              2,746
Deferred acquisition costs................................         35,162             24,860
Premiums receivable.......................................          3,540              3,379
Prepaid reinsurance.......................................         13,171              5,551
Other assets..............................................          3,428              3,754
                                                                 --------           --------
  TOTAL ASSETS............................................      $ 343,133            229,443
                                                                 ========           ========
                              LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES:
Unearned premiums.........................................      $  45,767             25,905
Reserve for losses and loss adjustment expenses...........          6,548              5,191
Ceded reinsurance.........................................          2,469              1,497
Accounts payable and other accrued expenses...............         10,844             10,372
Current income taxes......................................            136                 --
Deferred income taxes.....................................         11,303              3,599
                                                                 --------           --------
  Total liabilities.......................................         77,067             46,564
                                                                 --------           --------
STOCKHOLDER'S EQUITY:
Common stock..............................................         15,000             15,000
Additional paid-in capital................................        205,808            146,808
Unrealized appreciation (depreciation) on investments, net
  of tax..................................................          3,286             (5,499)
Retained earnings.........................................         41,972             26,570
                                                                 --------           --------
  Total stockholder's equity..............................        266,066            182,879
                                                                 --------           --------
  TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY..............      $ 343,133            229,443
                                                                 ========           ========

                See accompanying notes to financial statements.

                     CAPITAL MARKETS ASSURANCE CORPORATION

                              STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                               YEAR ENDED          YEAR ENDED          YEAR ENDED
                                            DECEMBER 31, 1995   DECEMBER 31, 1994   DECEMBER 31, 1993
                                            -----------------   -----------------   -----------------
REVENUES:
Direct premiums written....................     $  56,541             43,598              24,491
Assumed premiums written...................           935              1,064                 403
Ceded premiums written.....................       (15,992)           (11,069)             (3,586)
                                                 --------           --------            --------
  Net premiums written.....................        41,484             33,593              21,308
Increase in unearned premiums..............       (12,242)           (10,490)             (3,825)
                                                 --------           --------            --------
  Net premiums earned......................        29,242             23,103              17,483
Net investment income......................        11,953             10,072              10,010
Net realized capital gains.................         1,301                 92               1,544
Other income...............................         2,273                120                 354
                                                 --------           --------            --------
  Total revenues...........................        44,769             33,387              29,391
                                                 --------           --------            --------
EXPENSES:
Losses and loss adjustment expenses........         3,141              1,429                 902
Underwriting and operating expenses........        13,808             11,833              11,470
Policy acquisition costs...................         7,203              4,529               2,663
                                                 --------           --------            --------
  Total expenses...........................        24,152             17,791              15,035
                                                 --------           --------            --------
  Income before income taxes...............        20,617             15,596              14,356
                                                 --------           --------            --------
INCOME TAXES:
Current income tax.........................         2,113                865               1,002
Deferred income tax........................         3,102              2,843               2,724
                                                 --------           --------            --------
  Total income taxes.......................         5,215              3,708               3,726
                                                 --------           --------            --------
  NET INCOME...............................     $  15,402             11,888              10,630
                                                 ========           ========            ========

                See accompanying notes to financial statements.

                     CAPITAL MARKETS ASSURANCE CORPORATION

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                                               YEAR ENDED          YEAR ENDED          YEAR ENDED
                                            DECEMBER 31, 1995   DECEMBER 31, 1994   DECEMBER 31, 1993
                                            -----------------   -----------------   -----------------
COMMON STOCK:
Balance at beginning of period.............     $  15,000             15,000              15,000
                                                 --------           --------            --------
  Balance at end of period.................        15,000             15,000              15,000
                                                 --------           --------            --------
ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of period.............       146,808            146,808             146,808
Paid-in capital............................        59,000                 --                  --
                                                 --------           --------            --------
  Balance at end of period.................       205,808            146,808             146,808
                                                 --------           --------            --------
UNREALIZED (DEPRECIATION) APPRECIATION ON
  INVESTMENTS, NET OF TAX:
Balance at beginning of period.............        (5,499)             3,600                  --
Unrealized appreciation (depreciation) on
  investments..............................         8,785             (9,099)              3,600
                                                 --------           --------            --------
  Balance at end of period.................         3,286             (5,499)              3,600
                                                 --------           --------            --------
RETAINED EARNINGS:
Balance at beginning of period.............        26,570             14,682               4,052
Net income.................................        15,402             11,888              10,630
                                                 --------           --------            --------
  Balance at end of period.................        41,972             26,570              14,682
                                                 --------           --------            --------
  TOTAL STOCKHOLDER'S EQUITY...............     $ 266,066            182,879             180,090
                                                 ========           ========            ========

                See accompanying notes to financial statements.

                     CAPITAL MARKETS ASSURANCE CORPORATION

                            STATEMENTS OF CASH FLOWS
                             (DOLLAR IN THOUSANDS)

                                                YEAR ENDED          YEAR ENDED          YEAR ENDED
                                             DECEMBER 31, 1995   DECEMBER 31, 1994   DECEMBER 31, 1993
                                             -----------------   -----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income...................................     $  15,402            11,888               10,630
                                                 ---------           --------             --------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET
CASH PROVIDED (USED) BY OPERATING ACTIVITIES:
  Reserve for losses and loss adjustment
     expenses................................         1,357             1,429                  902
  Unearned premiums..........................        19,862            15,843                4,024
  Deferred acquisition costs.................       (10,302)           (9,611)              (9,815)
  Premiums receivable........................          (161)           (2,103)                (432)
  Accrued investment income..................          (390)             (848)                (110)
  Income taxes payable.......................         3,621             2,611                2,872
  Net realized capital gains.................        (1,301)              (92)              (1,544)
  Accounts payable and other accrued
     expenses................................           472             3,726                1,079
  Prepaid reinsurance........................        (7,620)           (5,352)                (199)
  Other, net.................................           992               689                1,201
                                                 ---------           --------             --------
     Total adjustments.......................         6,530             6,292               (2,022)
                                                 ---------           --------             --------
  NET CASH PROVIDED BY OPERATING
     ACTIVITIES..............................        21,932            18,180                8,608
                                                 ---------           --------             --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments.....................      (158,830)          (77,980)            (139,061)
Proceeds from sales of investments...........        49,354            39,967               24,395
Proceeds from maturities of investments......        28,803            19,665              106,042
                                                 ---------           --------             --------
  NET CASH USED IN INVESTING ACTIVITIES......       (80,673)          (18,348)              (8,624)
                                                 ---------           --------             --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution.........................        59,000                --                   --
                                                 ---------           --------             --------
  NET CASH PROVIDED BY FINANCING
     ACTIVITIES..............................        59,000                --                   --
                                                 ---------           --------             --------
Net increase (decrease) in cash..............           259              (168)                 (16)
Cash balance at beginning of period..........            85               253                  269
                                                 ---------           --------             --------
  CASH BALANCE AT END OF PERIOD..............     $     344                85                  253
                                                 =========           ========             ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Income taxes paid............................     $   1,450             1,063                  833
                                                 =========           ========             ========

                See accompanying notes to financial statements.

                     CAPITAL MARKETS ASSURANCE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1994

1) BACKGROUND

     Capital Markets Assurance Corporation ("CapMAC" or "the Company") is a New York-domiciled monoline stock insurance company which engages only in the business of financial guaranty and surety insurance. CapMAC is a wholly-owned subsidiary of CapMAC Holdings Inc. ("Holdings"). CapMAC is licensed in all 50 states in addition to the District of Columbia, the Commonwealth of Puerto Rico and the territory of Guam. CapMAC insures structured asset-backed, corporate, municipal and other financial obligations in the U.S. and international capital markets. CapMAC also provides financial guaranty reinsurance for structured asset-backed, corporate, municipal and other financial obligations written by other major insurance companies.

     CapMAC's claims-paying ability is rated "Aaa" by Moody's Investors Service, Inc. ("Moody's"), "AAA" by S&P Ratings Group ("S&P"), "AAA" by Duff & Phelps Credit Rating Co. ("Duff & Phelps"), and "AAA" by Nippon Investors Service, Inc., a Japanese rating agency. Such ratings reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by such rating agencies.

2) SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies used in the preparation of the accompanying financial statements are as follows:

     A) BASIS OF PRESENTATION

          The accompanying financial statements are prepared on the basis of generally accepted accounting principles ("GAAP"). Such accounting principles differ from statutory reporting practices used by insurance companies in reporting to state regulatory authorities.

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes the most significant estimates relate to deferred acquisition costs, reserve for losses and loss adjustment expenses and disclosures of financial guarantees outstanding. Actual results could differ from those estimates.

     B) INVESTMENTS

          At December 31, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under SFAS No. 115, the Company can classify its debt and marketable equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the securities until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. As of December 31, 1995 and 1994, all of the Company's securities have been classified as available-for-sale.

                     CAPITAL MARKETS ASSURANCE CORPORATION

          Available-for-sale securities are recorded at fair value. Fair value is based upon quoted market prices. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholder's equity until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

          A decline in the fair value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

          Short-term investments are those investments having a maturity of less than one year at purchase date. Short-term investments are carried at amortized cost which approximates fair value.

          Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the FIFO (first-in, first-out) method for determining the cost of securities sold.

     C) REVENUE RECOGNITION

          Premiums which are payable monthly to CapMAC are reflected in income when due, net of amounts payable to reinsurers. Premiums which are payable quarterly, semi-annually or annually are reflected in income, net of amounts payable to reinsurers, on an equal monthly basis over the corresponding policy term. Premiums that are collected as a single premium at the inception of the policy and have a term longer than one year are earned, net of amounts payable to reinsurers, by allocating premium to each bond maturity based on the principal amount and earning it straight-line over the term of each bond maturity. For the year ended December 31, 1995, 91% of net premiums earned were attributable to premiums payable in installments and 9% were attributable to premiums collected on an up-front basis.

     D) DEFERRED ACQUISITION COSTS

          Certain costs incurred by CapMAC, which vary with and are primarily related to the production of new business, are deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes. The deferred acquisition costs are amortized over the period in proportion to the related premium earnings. The actual amount of premium earnings may differ from projections due to various factors such as renewal or early termination of insurance contracts or different run-off patterns of exposure resulting in a corresponding change in the amortization pattern of the deferred acquisition costs.

     E) RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

          The reserve for losses and loss adjustment expenses consists of a Supplemental Loss Reserve ("SLR") and a case basis loss reserve. The SLR is established based on expected levels of defaults resulting from credit failures on currently insured issues. This SLR is based on estimates of the portion of earned premiums required to cover those claims.

                     CAPITAL MARKETS ASSURANCE CORPORATION

          A case basis loss reserve is established for insured obligations when, in the judgement of management, a default in the timely payment of debt service is imminent. For defaults considered temporary, a case basis loss reserve is established in an amount equal to the present value of the anticipated defaulted debt service payments over the expected period of default. If the default is judged not to be temporary, the present value of all remaining defaulted debt service payments is recorded as a case basis loss reserve. Anticipated salvage recoveries are considered in establishing case basis loss reserves when such amounts are reasonably estimable.

          Management believes that the current level of reserves is adequate to cover the estimated liability for claims and the related adjustment expenses with respect to financial guaranties issued by CapMAC. The establishment of the appropriate level of loss reserves is an inherently uncertain process involving numerous estimates and subjective judgments by management, and therefore there can be no assurance that losses in CapMAC's insured portfolio will not exceed the loss reserves.

     F) DEPRECIATION

          Leasehold improvements, furniture and fixtures are being depreciated over the lease term or useful life, whichever is shorter, using the straight-line method.

     G) INCOME TAXES

          Deferred income taxes are provided with respect to temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     H) RECLASSIFICATIONS

          Certain prior year balances have been reclassified to conform to the current year presentation.

                     CAPITAL MARKETS ASSURANCE CORPORATION

3) INSURED PORTFOLIO

     At December 31, 1995 and 1994, the principal amount of financial obligations insured by CapMAC was $16.9 billion and $11.6 billion, respectively, and net of reinsurance (net principal outstanding), was $12.6 billion and $9.4 billion, respectively, with a weighted average life of 6.0 years and 5.0 years, respectively. CapMAC's insured portfolio was broadly diversified by geographic distribution and type of insured obligations, with no single insured obligation in excess of statutory single risk limits, after giving effect to any reinsurance and collateral, which are a function of CapMAC's statutory qualified capital (the sum of statutory capital and surplus and mandatory contingency reserve). At December 31, 1995 and 1994, the statutory qualified capital was approximately $240 million and $170 million, respectively.

                                                             NET PRINCIPAL OUTSTANDING
                                                      ----------------------------------------
                                                                                DECEMBER 31,
                                                      DECEMBER 31, 1995             1994
                                                      -----------------       ----------------
            TYPE OF OBLIGATIONS INSURED               AMOUNT        %         AMOUNT       %
----------------------------------------------------  -------     -----       ------     -----
                                                                   $ IN MILLIONS
Consumer receivables................................  $ 6,959      55.1       $4,740      50.4
Trade and other corporate obligations...............    4,912      38.9        4,039      43.0
Municipal/government obligations....................      757       6.0          618       6.6
                                                      -------     -----       ------     -----
     TOTAL..........................................  $12,628     100.0       $9,397     100.0
                                                      =======     =====       ======     =====

     At December 31, 1995, approximately 85% of CapMAC's insured portfolio was comprised of structured asset-backed transactions. Under these structures, a pool of assets covering at least 100% of the principal amount guaranteed under its insurance contract is sold or pledged to a special purpose bankruptcy remote entity. CapMAC's primary risk from such insurance contracts is the impairment of cash flows due to delinquency or loss on the underlying assets. CapMAC, therefore, evaluates all the factors affecting past and future asset performance by studying historical data on losses, delinquencies and recoveries of the underlying assets. Each transaction is reviewed to ensure that an appropriate legal structure is used to protect against the bankruptcy risk of the originator of the assets. Along with the legal structure, an additional level of first loss protection is also created to protect against losses due to credit or dilution. This first level of loss protection is usually available from reserve funds, excess cash flows, overcollateralization, or recourse to a third party. The level of first loss protection depends upon the historical losses and dilution of the underlying assets, but is typically several times the normal historical loss experience for the underlying type of assets.

     During 1995, the Company sold without recourse its interest in potential cash flows from transactions included in its insured portfolio and recognized $2,200,000 of income which has been included in other income in the accompanying financial statements.

     The following entities each accounted for, through referrals and otherwise, 10% or more of total revenues for each of the periods presented:

 YEAR ENDED DECEMBER 31, 1995       YEAR ENDED DECEMBER 31, 1994       YEAR ENDED DECEMBER 31, 1993
------------------------------     ------------------------------     ------------------------------
                        % OF                               % OF                               % OF
        NAME          REVENUES             NAME          REVENUES             NAME          REVENUES
--------------------- --------     --------------------- --------     --------------------- --------
Citicorp                15.2       Citicorp                16.3       Citicorp                13.7
                                                                      Merrill Lynch & Co.     14.1

                     CAPITAL MARKETS ASSURANCE CORPORATION

4) INVESTMENTS

     At December 31, 1995 and 1994, all of the Company's investments were classified as available-for-sale securities. The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair value for available-for-sale securities by major security type at December 31, 1995 and 1994 were as follows ($ in thousands):

                                                                    DECEMBER 31, 1995
                                                    --------------------------------------------------
                                                                   GROSS         GROSS       ESTIMATED
                                                    AMORTIZED    UNREALIZED    UNREALIZED      FAIR
          SECURITIES AVAILABLE-FOR-SALE               COST         GAINS         LOSSES        VALUE
--------------------------------------------------  ---------    ----------    ----------    ---------
U.S. Treasury obligations.........................  $   4,153          55           --          4,208
Mortgage-backed securities of U.S. government
  instrumentalities and agencies..................    100,628         313           79        100,862
Obligations of states, municipalities and
  political subdivisions..........................    166,010       4,809           82        170,737
Corporate and asset-backed securities.............      8,506          45            6          8,545
                                                     --------       -----          ---        -------
     TOTAL........................................  $ 279,297       5,222          167        284,352
                                                     ========       =====          ===        =======

                                                                    DECEMBER 31, 1994
                                                    --------------------------------------------------
                                                                   GROSS         GROSS       ESTIMATED
                                                    AMORTIZED    UNREALIZED    UNREALIZED      FAIR
          SECURITIES AVAILABLE-FOR-SALE               COST         GAINS         LOSSES        VALUE
--------------------------------------------------  ---------    ----------    ----------    ---------
U.S. Treasury obligations.........................  $   4,295         --            153         4,142
Mortgage-backed securities of U.S. government
  instrumentalities and agencies..................     40,973         --          2,986        37,987
Obligations of states, municipalities and
  political subdivisions..........................    128,856        364          3,994       125,226
Corporate and asset-backed securities.............      6,841         15            112         6,744
Mutual funds......................................     16,434         --          1,465        14,969
                                                     --------      -----            ---       -------
     TOTAL........................................  $ 197,399        379          8,710       189,068
                                                     ========      =====            ===       =======

     The Company's investment in mutual funds in 1994 represents an investment in an open-end management investment company which invests primarily in investment-grade fixed-income securities denominated in foreign and United States currencies.

                     CAPITAL MARKETS ASSURANCE CORPORATION

     The amortized cost and estimated fair value of investments in debt securities at December 31, 1995 by contractual maturity are shown below ($ in thousands):

                                                                            DECEMBER 31, 1995
                                                                         -----------------------
                                                                         AMORTIZED    ESTIMATED
                     SECURITIES AVAILABLE-FOR-SALE                         COST       FAIR VALUE
-----------------------------------------------------------------------  ---------    ----------
Less than one year to maturity.........................................  $   5,569        5,572
One to five years to maturity..........................................     37,630       38,553
Five to ten years to maturity..........................................     99,567      102,264
Greater than ten years to maturity.....................................     35,903       37,101
                                                                          --------      -------
  Sub-total............................................................    178,669      183,490
Mortgage-backed securities.............................................    100,628      100,862
                                                                          --------      -------
     TOTAL.............................................................  $ 279,297      284,352
                                                                          ========      =======

     Actual maturities may differ from contractual maturities because borrowers may call or prepay obligations with or without call or prepayment penalties.

     Proceeds from sales of investment securities were approximately $49 million, $40 million and $24 million in 1995, 1994 and 1993, respectively. Gross realized capital gains of $1,320,000, $714,000 and $1,621,000, and gross realized capital losses of $19,000, $622,000 and $77,000 were realized on those sales for the years ended December 31, 1995, 1994 and 1993, respectively.

     Investments include bonds having a fair value of approximately $3,985,000 and $3,873,000 (amortized cost of $3,970,000 and $4,011,000) which are on deposit at December 31, 1995 and 1994, respectively, with state regulators as required by law.

     Investment income is comprised of interest and dividends, net of related expenses, and is applicable to the following sources:

                                              YEAR ENDED           YEAR ENDED           YEAR ENDED
                                           DECEMBER 31, 1995    DECEMBER 31, 1994    DECEMBER 31, 1993
                                           -----------------    -----------------    -----------------
                                                                 $ IN THOUSANDS
Bonds....................................       $11,105                9,193                7,803
Short-term investments...................         1,245                  484                  572
Mutual funds.............................          (162)                 579                1,801
Investment expenses......................          (235)                (184)                (166)
                                                -------               ------               ------
     TOTAL...............................       $11,953               10,072               10,010
                                                =======               ======               ======

                     CAPITAL MARKETS ASSURANCE CORPORATION

     The change in unrealized appreciation (depreciation) on available-for-sale securities is included in a separate component of stockholder's equity as shown below:

                                                               YEAR ENDED           YEAR ENDED
                                                            DECEMBER 31, 1995    DECEMBER 31, 1994
                                                            -----------------    -----------------
                                                                        $ IN THOUSANDS
Balance at beginning of period............................       $(5,499)               3,600
Change in unrealized appreciation (depreciation)..........        13,386              (13,786)
Income tax effect.........................................        (4,601)               4,687)
                                                                 -------              -------
Net change................................................         8,785               (9,099)
                                                                 -------              -------
     BALANCE AT END OF PERIOD.............................       $ 3,286               (5,499)
                                                                 =======              =======

     No single issuer, except for investments in U.S. Treasury and U.S. government agency securities, exceeds 10% of stockholder's equity as of December 31, 1995.

5) DEFERRED ACQUISITION COSTS

     The following table reflects acquisition costs deferred by CapMAC and amortized in proportion to the related premium earnings:

                                              YEAR ENDED           YEAR ENDED           YEAR ENDED
                                           DECEMBER 31, 1995    DECEMBER 31, 1994    DECEMBER 31, 1993
                                           -----------------    -----------------    -----------------
                                                                 $ IN THOUSANDS
Balance at beginning of period...........       $24,860               15,249                5,434
Additions................................        17,505               14,140               12,478
Amortization (policy acquisition
  costs).................................        (7,203)              (4,529)              (2,663)
                                                -------               ------               ------
     BALANCE AT END OF PERIOD............       $35,162               24,860               15,249
                                                =======               ======               ======

6) EMPLOYEE BENEFITS

     On June 25, 1992, CapMAC entered into a Service Agreement with CapMAC Financial Services, Inc. ("CFS"), which was then a newly formed wholly owned subsidiary of Holdings. Under the Service Agreement, CFS has agreed to provide various services, including underwriting, reinsurance, data processing and other services to CapMAC in connection with the operation of CapMAC's insurance business. CapMAC pays CFS an arm's length fee for providing such services, but not in excess of CFS's cost for such services. CFS incurred, on behalf of CapMAC, total compensation expenses, excluding bonuses, of $13,484,000, $11,081,000 and $9,789,000 in 1995, 1994 and 1993, respectively.

     CFS maintains an incentive compensation plan for its employees. The plan is an annual discretionary bonus award based upon Holdings' and an individual's performance. CFS also has a health and welfare plan and a 401(k) plan to cover substantially all of its employees. CapMAC reimburses CFS for all out-of-pocket expenses incurred by CFS in providing services to CapMAC, including awards given under the incentive compensation plan and benefits provided under the health and welfare plan. For the years ended December 31, 1995, 1994 and 1993, the Company had provided approximately $7,804,000, $5,253,000 and $3,528,000, respectively, for the annual discretionary bonus plan.

     On June 25, 1992, certain officers of CapMAC were granted 182,633 restricted stock units ("RSU") at $13.33 a share in respect of certain deferred compensation. On December 7, 1995, the RSU's were converted to cash in the amount of approximately $3.7 million, and such officers agreed to defer receipt of such cash amount in exchange for receiving the same number of new shares of restricted stock of Holdings as the number of RSU's such officers previously held. The cash amount will be held by Holdings and invested in accordance with certain guidelines. Such amount, including the investment earnings thereon, will be paid to each officer upon the occurrence of certain events but no later than December, 2000.

7) EMPLOYEE STOCK OWNERSHIP PLAN

     On June 25, 1992, Holdings adopted an Employee Stock Ownership Plan ("ESOP") to provide its employees the opportunity to obtain beneficial interests in the stock of Holdings through a trust (the "ESOP Trust"). The ESOP Trust purchased 750,000 shares at $13.33 per share of Holdings' stock. The ESOP Trust financed its purchase of common stock with a loan from Holdings in the amount of $10 million. The ESOP loan is evidenced by a promissory note delivered to Holdings. An amount representing unearned employee compensation, equivalent in value to the unpaid balance of the ESOP loan, is recorded as a deduction from stockholder's equity (unallocated ESOP shares).

     CFS is required to make contributions to the ESOP Trust, which enables the ESOP Trust to service its loan to Holdings. The ESOP expense is calculated using the shares allocated method. Shares are released for allocation to the participants and held in trust for the employees based upon the ratio of the current year's principal and interest payment to the sum of principal and interest payments estimated over the life of the loan. As of December 31, 1995 approximately 262,800 shares were allocated to the participants. Compensation expense related to the ESOP was approximately $2,087,000, $2,086,000 and $1,652,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

8) RESERVE FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     The reserve for losses and loss adjustment expenses consists of a case basis loss reserve and the SLR.

     In 1995 CapMAC incurred its first claim on a financial guarantee policy. Based on its current estimate, the Company expects the aggregate amount of claims and related expenses not to exceed $2.7 million, although no assurance can be given that such claims and related expenses will not exceed that amount. Such loss amount was covered through a recovery under a quota share reinsurance agreement of $0.2 million and a reduction in the SLR of $2.5 million. The portion of such claims and expenses not covered under the quota share agreement is being funded through payments to CapMAC from the Lureco Trust Account (see note 12).

                     CAPITAL MARKETS ASSURANCE CORPORATION

     The following is a summary of the activity in the case basis loss reserve account and the components of the liability for losses and loss adjustment expenses ($ in thousands):

CASE BASIS LOSS RESERVE:
Net balance at January 1, 1995.....................................................   $   --
                                                                                      ------
INCURRED RELATED TO:
  Current year.....................................................................    2,473
  Prior years......................................................................       --
                                                                                      ------
Total incurred.....................................................................    2,473
                                                                                      ------
PAID INCURRED TO:
  Current year.....................................................................    1,853
  Prior years......................................................................       --
                                                                                      ------
Total paid.........................................................................    1,853
                                                                                      ------
Balance at December 31, 1995.......................................................      620
                                                                                      ------
Reinsurance recoverable............................................................       69
                                                                                      ------
Supplemental loss reserve..........................................................    5,859
                                                                                      ------
     TOTAL.........................................................................   $6,548
                                                                                      ======

9) INCOME TAXES

     Pursuant to a tax sharing agreement with Holdings, the Company is included in Holdings' consolidated U.S. Federal income tax return. The Company's annual Federal income tax liability is determined by computing its pro rata share of the consolidated group Federal income tax liability.

     Total income tax expense differed from the amount computed by applying the U.S. Federal income tax rate of 35% in 1995 and 34% in 1994 and 1993:

                                                                                   YEAR ENDED
                                       YEAR ENDED            YEAR ENDED           DECEMBER 31,
                                    DECEMBER 31, 1995     DECEMBER 31, 1994           1993
                                    -----------------     -----------------     ----------------
                                    AMOUNT        %       AMOUNT        %       AMOUNT       %
                                    -------     -----     -------     -----     -------     ----
                                                           $ IN THOUSANDS
Expected tax expense computed at
  the statutory rate..............  $ 7,216      35.0     $ 5,303      34.0     $ 4,881     34.0
Increase (decrease) in tax
  resulting from:
  Tax-exempt interest.............   (2,335)    (11.3)     (1,646)    (10.6)     (1,140)    (7.9)
  Other, net......................      334       1.6          51       0.4         (15)    (0.1)
                                    -------     -----     -------     -----     -------     -----
     TOTAL INCOME TAX EXPENSE.....  $ 5,215      25.3     $ 3,708      23.8     $ 3,726     26.0
                                    =======     =====     =======     =====     =======     =====

                     CAPITAL MARKETS ASSURANCE CORPORATION

     The tax effects of temporary differences that give rise to significant portions of the deferred Federal income tax liability are as follows:

                                                            DECEMBER 31, 1995    DECEMBER 31, 1994
                                                            -----------------    -----------------
                                                                        $ IN THOUSANDS
DEFERRED TAX ASSETS:
Unrealized capital losses on investments.................        $    --               (2,833)
Deferred compensation....................................         (1,901)              (1,233)
Losses and loss adjustment expenses......................         (1,002)                (936)
Unearned premiums........................................           (852)                (762)
Other, net...............................................            (98)                (228)
                                                                 -------               ------
  Total gross deferred tax assets........................         (3,853)              (5,992)
                                                                 -------               ------
DEFERRED TAX LIABILITIES:
Deferred acquisition costs...............................         12,307                8,453
Unrealized capital gains on investments..................          1,769                   --
Deferred capital gains on investments....................            654                  726
Other, net...............................................            426                  412
                                                                 -------               ------
  Total gross deferred tax liabilities...................         15,156                9,591
                                                                 -------               ------
  NET DEFERRED TAX LIABILITY.............................        $11,303                3,599
                                                                 =======               ======

     A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that the deferred tax assets will be fully realized in the future.

10) INSURANCE REGULATORY RESTRICTIONS

     CapMAC is subject to insurance regulatory requirements of the State of New York and other states in which it is licensed to conduct business. Generally, New York insurance laws require that dividends be paid from earned surplus and restrict the amount of dividends in any year that may be paid without obtaining approval for such dividends from the Superintendent of Insurance to the lower of
(i) net investment income as defined or (ii) 10% of statutory surplus as of December 31 of the preceding year. No dividends were paid by CapMAC to Holdings during the years ended December 31, 1995, 1994 and 1993. No dividends could be paid during these periods because CapMAC had negative earned surplus. Statutory surplus at December 31, 1995 and 1994 was approximately $195,018,000 and $139,739,000, respectively. Statutory surplus differs from stockholder's equity determined under GAAP principally due to the mandatory contingency reserve required for statutory accounting purposes and differences in accounting for investments, deferred acquisition costs, SLR and deferred taxes provided under GAAP. Statutory net income was $9,000,000, $4,543,000 and $4,528,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Statutory net income differs from net income determined under GAAP principally due to deferred acquisition costs, SLR and deferred income taxes.

                     CAPITAL MARKETS ASSURANCE CORPORATION

11) COMMITMENTS AND CONTINGENCIES

     On January 1, 1988, the Company assumed from Citibank, N.A. the obligations of a sublease agreement for space occupied in New York. On November 21, 1993, the sublease was terminated and a new lease was negotiated which expires on November 20, 2008. CapMAC has a lease agreement for its London office beginning October 1, 1992 and expiring October 1, 2002. As of December 31,
1995, future minimum payments under the lease agreements are as follows:

                                                                                    PAYMENT
                                                                                 --------------
                                                                                 $ IN THOUSANDS
1996..........................................................................      $  2,255
1997..........................................................................         2,948
1998..........................................................................         3,027
1999..........................................................................         3,476
2000 and thereafter...........................................................        36,172
                                                                                     -------
  TOTAL.......................................................................      $ 47,878
                                                                                     =======

     Rent expense, commercial rent taxes and electricity for the years ended December 31, 1995, 1994 and 1993 amounted to $1,939,000, $2,243,000 and
$2,065,000, respectively.

     CapMAC has available a $100,000,000 standby corporate liquidity facility (the "Liquidity Facility") provided by a consortium of banks, headed by Bank of Montreal, as agent, which is rated "A-1+" and "P-1" by S&P and Moody's, respectively. Under the Liquidity Facility, CapMAC will be able, subject to satisfying certain conditions, to borrow funds from time to time in order to enable it to fund any claim payments or payments made in settlement or mitigation of claim payments under its insurance contracts. For the years ended December 31, 1995, 1994 and 1993, no draws had been made under the Liquidity Facility.

12) REINSURANCE

     In the ordinary course of business, CapMAC cedes exposure under various treaty, pro rata and excess of loss reinsurance contracts primarily designed to minimize losses from large risks and protect the capital and surplus of CapMAC.

     The effect of reinsurance on premiums written and earned was as follows:

                                                          YEARS ENDED DECEMBER 31
                                        ------------------------------------------------------------
                                               1995                 1994                 1993
                                        ------------------    -----------------    -----------------
                                        WRITTEN     EARNED    WRITTEN    EARNED    WRITTEN    EARNED
                                        --------    ------    -------    ------    -------    ------
                                                               $ IN THOUSANDS
Direct...............................   $ 56,541    36,853     43,598    28,561     24,491    20,510
Assumed..............................        935       761      1,064       258        403       364
Ceded................................    (15,992)   (8,372)   (11,069)   (5,716)    (3,586)   (3,391)
                                        --------    ------    -------    ------     ------    ------
  NET PREMIUMS.......................   $ 41,484    29,242     33,593    23,103     21,308    17,483
                                        ========    ======    =======    ======     ======    ======

                     CAPITAL MARKETS ASSURANCE CORPORATION

     Although the reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders, it is the industry practice of insurers for financial statement purposes to treat reinsured risks as though they were risks for which the ceding insurer was only contingently liable. A contingent liability exists with respect to the aforementioned reinsurance arrangements which may become a liability of CapMAC in the event the reinsurers are unable to meet obligations assumed by them under the reinsurance contracts. At December 31, 1995 and 1994, CapMAC had ceded loss reserves of $69,000 and $0, respectively and had ceded unearned premiums of $13,171,000 and $5,551,000, respectively.

     In 1994, CapMAC entered into a reinsurance agreement (the "Lureco
Treaty") with Luxembourg European Reinsurance LURECO S.A. ("Lureco"), a European-based reinsurer. The agreement is renewable annually at the Company's
option, subject to satisfying certain conditions. The   agreement reinsured and
indemnified the Company for any loss incurred by CapMAC during the agreement period up to the limits of the agreement. The Lureco Treaty provides that the annual reinsurance premium payable by CapMAC to Lureco, after deduction of the reinsurer's fee payable to Lureco, be deposited in a trust account (the "Lureco Trust Account") to be applied by CapMAC, at its option, to offset losses and loss expenses incurred by CapMAC in connection with incurred claims. Amounts on deposit in the Lureco Trust Account which have not been applied against claims are contractually due to CapMAC at the termination of the treaty.

     The premium deposit amounts in the Lureco Trust Account have been reflected as assets by CapMAC during the term of the agreement. Premiums in excess of the deposit amounts have been recorded as ceded premiums in the statements of income. In the 1994 policy year, the agreement provided $5 million of loss coverage in excess of the premium deposit amounts of $2 million retained in the Lureco Trust Account. No losses were applied against the Lureco Trust Account or ceded to the Lureco Treaty in 1994. The agreement was renewed for the 1995 policy year and provides $5 million of loss coverage in excess of the premium deposit amount of $4.5 million retained in the Lureco Trust Account. Additional coverage is provided for losses incurred in excess of 200% of the net premiums earned up to $4 million for any one agreement year. In September 1995, a claim of approximately $2.5 million on an insurance policy was applied against the Lureco Trust Account.

     In addition to its capital (including statutory contingency reserves) and other reinsurance available to pay claims under its insurance contracts, on June 25, 1992, CapMAC entered into a Stop Loss Reinsurance Agreement (the "Stop-loss Agreement") with Winterthur Swiss Insurance Company ("Winterthur") which is rated "AAA" by S&P and "Aaa" by Moody's. At the same time, CapMAC and Winterthur also entered into a Quota Share Reinsurance Agreement (the "Winterthur Quota Share Agreement") pursuant to which Winterthur had the right to reinsure on a quota share basis 10% of each policy written by CapMAC.

     The Winterthur Stop-loss Agreement had an original term of seven years and was renewable for successive one-year periods. In April 1995, Winterthur notified CapMAC that it was canceling the Winterthur Stop-loss Agreement and the Winterthur Quota Share Agreement effective June 30, 1996.

     CapMAC elected to terminate the Winterthur Stop-loss Agreement effective November 30, 1995 and, on the same date, entered into a Stop-loss Reinsurance Agreement with Mitsui Marine (the "Mitsui Stop-loss Agreement"). Under the Mitsui Stop-loss Agreement, Mitsui

                     CAPITAL MARKETS ASSURANCE CORPORATION

Marine would be required to pay any losses in excess of $100 million in the aggregate incurred by CapMAC during the term of the Mitsui Stop-loss Agreement on the insurance policies in effect on December 1, 1995 and written during the one-year period thereafter, up to an aggregate limit payable under the Mitsui Stop-loss Agreement of $50 million. The Mitsui Stop-loss Agreement has a term of seven years and is subject to early termination by CapMAC in certain circumstances.

     The Winterthur Quota Share Agreement was canceled November 30, 1995. On January 1, 1996, CapMAC reassumed the liability, principally unearned premium, for all policies reinsured by Winterthur. As a result, CapMAC reassumed approximately $1.4 billion of principal insured by Winterthur as of December 31, 1995. In connection with the commutation, Winterthur will return the unearned premiums as of December 31, 1995, net of ceding commission and federal excise tax. Such amount is expected to total approximately $2.0 million.

13) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1995 and 1994. SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," define the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                    DECEMBER 31, 1995           DECEMBER 31, 1994
                                                 -----------------------     -----------------------
                                                 CARRYING     ESTIMATED      CARRYING     ESTIMATED
                                                  AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                                                 --------     ----------     --------     ----------
                                                                   $ IN THOUSANDS
FINANCIAL ASSETS:
Investments....................................  $284,352       284,352       189,068       189,068
OFF-BALANCE-SHEET INSTRUMENTS:
Financial Guarantees Outstanding...............  $     --       147,840            --        93,494
Ceding Commission..............................  $     --        44,352            --        28,048
                                                 --------       -------       -------       -------

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments summarized above:

INVESTMENTS

     The fair values of fixed maturities and mutual funds are based upon quoted market prices. The fair value of short-term investments approximates amortized cost.

FINANCIAL GUARANTEES OUTSTANDING

     The fair value of financial guarantees outstanding consists of (1) the current unearned premium reserve, net of prepaid reinsurance and (2) the fair value of installment revenue which is derived by calculating the present value of the estimated future cash inflow to CapMAC of policies in force having installment premiums, net of amounts payable to reinsurers, at a discount rate of 7% at December 31, 1995 and 1994. The amount calculated is equivalent to the consideration that would be paid under market conditions prevailing at the reporting dates to transfer CapMAC's financial guarantee business to a third party under reinsurance and other agreements. Ceding commission represents the expected amount that would be paid to CapMAC to compensate CapMAC for originating and servicing the insurance contracts. In constructing estimated future cash inflows, management makes assumptions regarding prepayments for amortizing asset-backed securities which are consistent with relevant historical experience. For revolving programs, assumptions are made regarding program utilization based on discussions with program users. The amount of installment premium actually realized by the Company could be reduced in the future due to factors such as early termination of insurance contracts, accelerated prepayments of underlying obligations or lower than anticipated utilization of insured structured programs, such as commercial paper conduits. Although increases in future installment revenue due to renewals of existing insurance contracts historically have been greater than reductions in future installment revenue due to factors such as those described above, there can be no assurance that future circumstances might not cause a net reduction in installment revenue, resulting in lower revenues.

14) CAPITALIZATION

     The Company's certificate of incorporation authorizes the issuance of 15,000,000 shares of common stock, par value $1.00 per share. Authorized, issued and outstanding shares at December 31, 1995 and 1994 were 15,000,000 at $1.00 per share.

     In 1995, $59.0 million of the proceeds received by Holdings from the sale of shares in connection with an Initial Public Offering and private placements were contributed to CapMAC.

                     CAPITAL MARKETS ASSURANCE CORPORATION

                              FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996
                                  (UNAUDITED)

                    CAPITAL MARKETS ASSURANCE CORPORATION
                                BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)


                                     ASSETS

                                                      September 30, 1996    December 31,1995
                                                              (Unaudited)
------------------------------------------------------------------------------------------
INVESTMENTS:
Bonds at fair value (amortized cost $283,996 at
September 30, 1996 and $210,651 at December 31,
1995)                                                       $    284,595           215,706
Short-term investments (at amortized cost which
approximates fair value)                                          23,081            68,646
------------------------------------------------------------------------------------------
  Total investments                                              307,676           284,352
------------------------------------------------------------------------------------------
Cash                                                                 514               344
Accrued investment income                                          3,604             3,136
Deferred acquisition costs                                        42,350            35,162
Premiums receivable                                                4,068             3,540
Prepaid reinsurance                                               17,801            13,171
Other assets                                                       4,194             3,428
------------------------------------------------------------------------------------------
  Total assets                                              $    380,207           343,133
==========================================================================================
                           LIABILITIES AND STOCKHOLDER'S EQUITY
------------------------------------------------------------------------------------------
LIABILITIES:
Unearned premiums                                           $     61,410            45,767
Reserve for losses and loss adjustment expenses                    9,602             6,548
Ceded reinsurance                                                  2,455             2,469
Accounts payable and other accrued expenses                       12,446            10,844
Current income taxes                                                   -               136
Deferred income taxes                                             13,608            11,303
------------------------------------------------------------------------------------------
  Total liabilities                                               99,521            77,067
------------------------------------------------------------------------------------------
STOCKHOLDER'S EQUITY:
Common stock                                                      15,000            15,000
Additional paid-in capital                                       208,475           205,808
Unrealized appreciation on investments, net of tax                   389             3,286
Retained earnings                                                 56,822            41,972
------------------------------------------------------------------------------------------
  Total stockholder's equity                                     280,686           266,066
------------------------------------------------------------------------------------------
  TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                $    380,207           343,133
==========================================================================================

                See accompanying notes to financial statements.

                     CAPITAL MARKETS ASSURANCE CORPORATION
                              STATEMENTS OF INCOME
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)




                                               Three Months Ended             Nine Months Ended
                                                  September 30                   September 30
                                                 1996          1995           1996            1995
-----------------------------------------------------------------------------------------------------
REVENUES:
Direct premiums written                      $  17,206         12,204          49,983          45,042
Assumed premiums written                             8            102           1,032             925
Ceded premiums written                          (4,129)        (6,188)        (11,142)        (11,834)
-----------------------------------------------------------------------------------------------------
  Net premiums written                          13,085          6,118          39,873          34,133
(Increase) decrease in unearned premiums        (3,042)         1,193         (11,014)        (12,418)
-----------------------------------------------------------------------------------------------------
  Net premiums earned                           10,043          7,311          28,859          21,715
Net investment income                            4,307          3,013          12,296           8,606
Net realized capital gains (loss)                  (57)           364             111             449
Other income                                        25             14             104              38
-----------------------------------------------------------------------------------------------------
  Total revenues                                14,318         10,702          41,370          30,808
-----------------------------------------------------------------------------------------------------
EXPENSES:
Losses and loss adjustment expenses              1,248            821           3,432           2,279
Underwriting and operating expenses              3,780          2,563          11,142           9,939
Policy acquisition costs                         2,126          2,022           6,249           5,481
-----------------------------------------------------------------------------------------------------
  Total expenses                                 7,154          5,406          20,823          17,699
-----------------------------------------------------------------------------------------------------
  Income before income taxes                     7,164          5,296          20,547          13,109
-----------------------------------------------------------------------------------------------------
INCOME TAXES:
Current federal income tax                       1,027            231           3,008             895
Deferred federal income tax                        718          1,280           2,689           2,256
-----------------------------------------------------------------------------------------------------
  Total income taxes                             1,745          1,511           5,697           3,151
-----------------------------------------------------------------------------------------------------
  NET INCOME                                 $   5,419          3,785          14,850           9,958
=====================================================================================================

                See accompanying notes to Financial Statements.

                    CAPITAL MARKETS ASSURANCE CORPORATION
                      STATEMENT OF STOCKHOLDER'S EQUITY
                                 (UNAUDITED)
                            (DOLLARS IN THOUSANDS)




                                             Nine Months Ended
                                            September 30, 1996
--------------------------------------------------------------
COMMON STOCK:
Balance at beginning of period                   $      15,000
--------------------------------------------------------------
  Balance at end of period                              15,000
--------------------------------------------------------------
ADDITIONAL PAID-IN CAPITAL:
Balance at beginning of period                         205,808
Capital contribution                                     2,667
--------------------------------------------------------------
  Balance at end of period                             208,475
--------------------------------------------------------------
UNREALIZED (DEPRECIATION) APPRECIATION
ON INVESTMENTS, NET OF TAX:
Balance at beginning of period                           3,286
Unrealized depreciation on investments                  (2,897)
--------------------------------------------------------------
  Balance at end of period                                 389
--------------------------------------------------------------
RETAINED EARNINGS:
Balance at beginning of period                          41,972
Net income                                              14,850
--------------------------------------------------------------
  Balance at end of period                              56,822
--------------------------------------------------------------
  TOTAL STOCKHOLDER'S EQUITY                     $     280,686
==============================================================


               See accompanying notes to financial statements.

                    CAPITAL MARKETS ASSURANCE CORPORATION
                           STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)
                            (DOLLARS IN THOUSANDS)





                                                    Nine Months Ended     Nine Months Ended
                                                   September 30, 1996    September 30, 1995
-----------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                               $     14,850                 9,958
-----------------------------------------------------------------------------------------------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET
CASH PROVIDED (USED) BY OPERATING ACTIVITIES:
    Reserve for losses and loss adjustment expenses                 3,054                 1,474
    Unearned premiums                                              15,643                17,982
    Deferred acquisition costs                                     (7,188)               (6,981)
    Premiums receivable                                              (528)                   81
    Accrued investment income                                        (468)                   63
    Income taxes payable                                            2,341                 2,447
    Net realized capital gains                                       (111)                 (449)
    Accounts payable and other accrued expenses                     5,445                 3,456
    Prepaid reinsurance                                            (4,630)               (5,564)
    Other, net                                                       (381)                2,253
-----------------------------------------------------------------------------------------------
        Total adjustments                                          13,177                14,762
-----------------------------------------------------------------------------------------------
    NET CASH PROVIDED BY OPERATING ACTIVITIES                      28,027                24,720
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments                                         (154,308)             (109,235)
Proceeds from sale of investments                                  35,388                38,577
Proceeds from maturities of investments                            91,063                37,361
-----------------------------------------------------------------------------------------------
    NET CASH USED IN INVESTING ACTIVITIES                         (27,857)              (33,297)
-----------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Paid-in capital                                                         -                 9,000
-----------------------------------------------------------------------------------------------
    NET CASH PROVIDED BY FINANCING ACTIVITIES                           -                 9,000
-----------------------------------------------------------------------------------------------
Net increase in cash                                                  170                   423
Cash balance at beginning of period                                   344                    85
-----------------------------------------------------------------------------------------------
    CASH BALANCE AT END OF PERIOD                            $        514                   508
===============================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
Income taxes paid                                            $      3,225                   650
Tax and loss bonds purchased                                 $        131                    54
===============================================================================================


                See accompanying notes to financial statements.

                     CAPITAL MARKETS ASSURANCE CORPORATION
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996




1.   BACKGROUND
     Capital Markets Assurance Corporation ("CapMAC") is a New York-domiciled monoline stock insurance company which engages only in the business of financial guaranty and surety insurance. CapMAC is a wholly-owned subsidiary of CapMAC Holdings Inc. ("Holdings"). CapMAC is licensed in all 50 states in addition to the District of Columbia, the Commonwealth of Puerto Rico and the territory of Guam. CapMAC insures structured asset-backed, corporate, municipal and other financial obligations in the U.S. and international capital markets. CapMAC also provides financial guaranty reinsurance for structured asset-backed, corporate, municipal and other financial obligations written by other major insurance companies.

     CapMAC's claims-paying ability is rated triple-A by Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Duff & Phelps Credit Rating Co., and Nippon Investors Service, Inc., a Japanese rating agency. Such ratings reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by such rating agencies.

2.   BASIS OF PRESENTATION
     CapMAC's unaudited interim financial statements have been prepared on the basis of generally accepted accounting principles and, in the opinion of management, reflect all adjustments necessary for a fair presentation of the CapMAC's financial condition, results of operations and cash flows for the periods presented. The results of operations for the nine months ended September 30, 1996 may not be indicative of the results that may be expected for the full year ending December 31, 1996. These financial statements and notes should be read in conjunction with the financial statements and notes included in the audited financial statements of CapMAC as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995.

3.   RECLASSIFICATIONS
     Certain prior period balances have been reclassified to conform to the Current period presentation.